  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                  KNOLL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    2522                    13-3873847
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
      JURISDICTION OF       INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)             ---------------
                               1235 WATER STREET
                      EAST GREENVILLE, PENNSYLVANIA 18041
                                (215) 679-7991
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                          PATRICK A. MILBERGER, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  KNOLL, INC.
                               1235 WATER STREET
                      EAST GREENVILLE, PENNSYLVANIA 18041
                                (215) 679-7991
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
       MICHAEL A. SCHWARTZ, ESQ.              VALERIE FORD JACOB, ESQ.
       WILLKIE FARR & GALLAGHER            FRIED, FRANK, HARRIS, SHRIVER &
          ONE CITICORP CENTER                         JACOBSON
         153 EAST 53RD STREET                    ONE NEW YORK PLAZA
       NEW YORK, NEW YORK 10022               NEW YORK, NEW YORK 10004
            (212) 821-8000                          (212) 859-8000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

 ===========================================================================================================
                                                       PROPOSED MAXIMUM  PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE     OFFERING PRICE       AGGREGATE         AMOUNT OF
         TO BE REGISTERED              REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value....        6,612,500         $31.4375       $207,880,468.75     $62,994.08
===========================================================================================================

(1) Includes shares issuable upon exercise of the Underwriters' over-allotment options.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based upon the high and low sales prices of the Common Stock quoted on the New York Stock Exchange on September 19, 1997.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
==============================================================================

                               EXPLANATORY NOTE

  This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent offering outside of the United States and Canada (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages and the section entitled "Underwriting." Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 25, 1997

PROSPECTUS
----------
                                5,750,000 SHARES

                                     LOGO
                                  [OF KNOLL]

                                  COMMON STOCK

                                  -----------

  All of the 5,750,000 shares of Common Stock (the "Common Stock") of Knoll, Inc. ("Knoll" or the "Company") offered hereby are being sold by certain stockholders (the "Selling Stockholders") of the Company. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock offered hereby.

  Of the 5,750,000 shares of Common Stock offered hereby, 4,600,000 shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters and 1,150,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "KNL." On September 25, 1997, the last reported sale price of the Common Stock on the NYSE was $33 15/16 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PRICE TO UNDERWRITING       PROCEEDS TO
                                    PUBLIC  DISCOUNT(1)  SELLING STOCKHOLDERS(2)
--------------------------------------------------------------------------------
Per Share.......................     $          $                 $
--------------------------------------------------------------------------------
Total(3)........................    $          $                 $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $    .
(3) The Selling Stockholders have granted the U.S. Underwriters and the International Managers options to purchase up to an additional 690,000 shares and 172,500 shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount, and Proceeds to Selling Stockholders will
    be $    , $     and $    , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York, on or about        , 1997.

                                  -----------

MERRILL LYNCH & CO.
         CREDIT SUISSE FIRST BOSTON
                    GOLDMAN, SACHS & CO.
                                                      MORGAN STANLEY DEAN WITTER

                                  -----------

                 The date of this Prospectus is        , 1997.

                        [PHOTOGRAPHS OF KNOLL PRODUCTS]


                                ---------------

  Knoll(R), The Knoll Group(R), KnollStudio(R), KnollExtra(R), Reff(TM), Bulldog(R), Calibre(R), Equity(R), Parachute(R), Spinneybeck(R), Good Design is Good Business(R), Propeller(R) and SoHo(TM) are trademarks of the Company.

                                ---------------

  Certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the terms "Knoll" and the "Company" refer to Knoll, Inc. and its subsidiaries and predecessor entities as a combined entity. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

  Knoll designs, manufactures and distributes office systems and business furniture noted for its high quality, innovative design and sophisticated image. Knoll's products are designed to provide enduring value rooted in timeless aesthetics, functionality, flexibility and reliable performance. For nearly sixty years, Knoll has been widely recognized as a design leader, with products represented in major art museums around the world, including more than 30 Knoll pieces housed in the permanent Design Collection of the Museum of Modern Art in New York. Since 1994 alone, Knoll has won more than 20 design awards for new products and enhancements across all of its product categories.

  Knoll's customers are typically Fortune 1000 companies. The Company's direct sales force of approximately 310 professionals and its network of approximately 210 independent dealers in North America work in close partnership with customers and design professionals to create distinctive work environments using Knoll products. Knoll's products and knowledgeable sales organization have generated strong brand recognition and loyalty among architects, designers and corporate facility managers, who are key influences in the purchasing process for business furnishings. Knoll's strong customer relationships allow the Company to adapt and customize its products to meet evolving customer needs, technology practices and ergonomic standards.

  The Company offers a broad range of office furniture and accessories in five basic categories: (i) office systems (typically modular and moveable workspaces with integrated work surfaces, space dividers and lighting), comprised mainly of the Reff, Morrison and Equity product lines (to be joined by two new systems product lines, Currents and Dividends, which the Company expects to introduce in 1998); (ii) seating, including the Sapper, Bulldog, Parachute and SoHo chairs; (iii) storage solutions and filing cabinets, including the Calibre collection; (iv) desks and casegoods, including bookcases and credenzas; and
(v) tables. The Company's KnollStudio collection features its signature design classics, including high image side chairs, sofas, desks and tables for both office and home use. The Company also carries its own lines of textiles and leather products and a line of desk, office and computer accessories, which complement its furniture products and are also sold in conjunction with the seating and systems products of other manufacturers. For the year ended December 31, 1996 and the six month period ended June 30, 1997, the Company had revenues of $651.8 million and $390.4 million, respectively.

INDUSTRY DYNAMICS

  The Company believes that fundamental shifts in the nature of corporate organizational structures, technology and work processes are driving new opportunities for growth in the office furniture industry, especially in the middle to high-end segments where Knoll believes it has competitive advantages. The need for redesigned space has accelerated as large corporations continue to focus on the benefits of reengineering, restructuring and reorganizing, placing greater emphasis on teamwork, flatter organizational structures and direct communication among employees. In addition, the proliferation of technology throughout the organization has created increasingly complex wire and cable requirements and placed new demands on office furniture.

Furthermore, companies, workers and regulatory entities have become more sensitive to ergonomic concerns and the need for designs that increase worker productivity.

  The U.S. office furniture market generated sales of approximately $10.0 billion in 1996. The dollar value of U.S. office furniture industry shipments has increased in each of the past 25 years, with the exception of 1975 and 1991, and according to estimates of The Business and Institutional Furniture Manufacturer's Association ("BIFMA"), has grown at a compound annual rate of approximately 7.2% over the three-year period ended December 31, 1996. For the six month period ended June 30, 1997, versus the comparable period in 1996, BIFMA estimates industry shipments increased by 15%.

GROWTH STRATEGY

  Knoll focuses on the middle to high-end office furniture market which, as a result of evolving workplace trends and industry dynamics, management expects to grow faster than the industry as a whole. Management believes Knoll is well-positioned to drive further growth in revenues, profitability and market share. Key elements of the Company's growth strategy are as follows:

  . CREATE INNOVATIVE NEW PRODUCTS TO INCREASE SALES AND MARKET SHARE. The Company believes its focus on market research, brand identity, superior design and complementary product offerings give it a competitive advantage in launching new products. The Company intends to (i) expand its product line in the $3.4 billion U.S. office systems category, where it is a recognized leader, and (ii) expand the breadth of product offerings in other growing office furniture categories, such as seating, tables, desks and storage solutions, where the Company's market share is relatively low. Leadership in office systems is critical to achieving significant market share in the industry. Office systems, which according to BIFMA statistics constitutes the fastest growing segment of the office furniture market with estimated growth of 21% in the first six months of 1997 versus the comparable period of 1996, are often the first design component that the customer specifies and typically represent the largest part of a customer's furniture purchase. In June 1997, the Company previewed to its dealers and customers as well as the architect and design community two new systems product lines, Currents and Dividends, targeting high-performance, flexible technology needs and simple, affordable solutions, respectively. The Company expects to have these two new product lines available for sale in 1998 and believes these new product lines will further broaden the Company's systems product offerings.

  . LEVERAGE OFFICE SYSTEMS STRENGTH IN OTHER CATEGORIES. The Company believes it has the opportunity to increase sales and market share in seating, tables, desks and storage solutions. For example, the Company's U.S. market share of seating and tables was 2.1% and 1.8%, respectively, in 1996 and 2.3% and 2.2%, respectively, for the first half of 1997, while its office systems market share was 11.2% in 1996 and 11.4% for the first half of 1997 (excluding sales of KnollStudio, KnollExtra, textiles and leather products). Since these products are often sold in conjunction with the initial specification of an office system, the Company believes that it can increase its market share in these categories by leveraging its market share strength in office systems.

  . EXPAND SCOPE OF SELLING EFFORTS. The Company intends to increase the number of direct selling professionals over the next two years to increase sales by (i) developing new corporate relationships, (ii) further penetrating existing corporate accounts and (iii) expanding its selling efforts into secondary markets. Secondary markets account for approximately $800 million in annual industry sales, but to date have received limited or no coverage by the Company's direct sales force or dealers. Management believes expanded selling efforts will present an opportunity to increase total revenues and market share. In the first half of 1997, the Company added eight newly-hired sales force professionals in eight initial target secondary markets, including Baltimore, Maryland; Columbus, Ohio; and Marin County, California.

  . EXPAND THE RANGE AND QUANTITY OF PRODUCTS OFFERED THROUGH THE EXISTING DEALER NETWORK. The Company intends to leverage its dealers' estimated 1,000-person sales force to capture a larger share of the business with medium to smaller-size companies and independent business purchasers. In order to stimulate sales in this segment, the Company has introduced marketing programs such as QuickShip and PrimeTime! which make it easier and more profitable for its dealers to market the Company's products. In the six month period ended June 30, 1997, as compared with the comparable period in 1996, sales through the QuickShip and PrimeTime! programs increased 27%. Additionally, the Company is developing new products, including the Dividends systems line, designed and targeted for sale through the dealer distribution channel.

  . CONTINUE TO USE SPECIALTY BUSINESSES TO ENHANCE REPUTATION AND DRIVE INCREMENTAL GROWTH. The Company intends to expand its KnollStudio line, which includes specially commissioned pieces by major architects and designers. By relaunching KnollStudio classic products and introducing new products, the Company expects to generate significant publicity and goodwill in the design community and the media. The Company has engaged internationally-known designer Maya Lin to develop a signature collection of products for the KnollStudio line targeted for introduction in the second half of 1998, in conjunction with the celebration of the Company's 60th anniversary. Among Maya Lin's body of work is her design of the National Vietnam Veterans Memorial in Washington D.C. Further, Knoll's textile, leather and accessories lines offer the opportunity to achieve incremental growth and attractive margins both when sold as part of Knoll offerings and when sold in conjunction with products of other manufacturers.

  . IMPROVE INFORMATION SYSTEMS TO MAXIMIZE MANUFACTURING EFFICIENCY. The Company is implementing integrated, comprehensive management information systems for its operations. Management believes that new information systems will enable it to enhance its order response time and accuracy, improve manufacturing processes, reduce delivery times, improve shipping accuracy and reduce fixed costs.

PLATFORM FOR GROWTH

  The Company has created a platform to execute its growth strategy through the successful completion of its turnaround program. As part of the restructuring efforts initiated by current management in 1994, the Company evaluated all major business activities and significantly reduced operating costs. Since then
(i) virtually every product line has been modified and improved; (ii) the lead time required to bring new and enhanced products to market has decreased significantly; (iii) average lead times between order entry and delivery of products to customers have been reduced from seven weeks to five weeks; and
(iv) on-time shipments have improved to the current 95% level from approximately 91% in 1993. In addition, management refocused and retrained the Company's sales force, instituted product line profitability measures and aligned management incentives with Company growth and profitability.

  As a result of management's restructuring efforts, Knoll has experienced strong growth in sales, gross margins and operating margins from 1994 through the first half of 1997. Sales increased from $562.9 million in 1994 to $651.8 million in 1996, despite the discontinuance of several product lines. Sales for the six months ended June 30, 1997 increased $85.6 million, or 28.1%, to $390.4 million, from $304.8 million for the comparable period in 1996. Gross margins for the six months ended June 30, 1997 were 39.5% as compared with 33.9% for the comparable period in 1996 on a pro forma basis. Operating income increased to $63.5 million for the six months ended June 30, 1997, from $34.1 million for the six months ended June 30, 1996, on a pro forma basis. Operating margins were 16.3% for the six month period ended June 30, 1997 as compared with 11.2% for the comparable period in 1996 on a pro forma basis, which the Company believes are among the highest of its major competitors. The Company's improved financial and operating results allowed it in 1996 to prepay $72.0 million under its credit facilities and refinance such facilities on more favorable terms. In addition, in 1997 the Company repaid $57.8 million of the Company's 10.875% Senior Subordinated Notes (the "Notes") with a portion of the proceeds the Company received from its initial public offering in May 1997 (the "Initial Public Offering") and repaid $38.2 million of bank debt during the six months ended June 30, 1997 from operating cash flow.

COMPETITIVE STRENGTHS

  Knoll's business philosophy is to pursue growth and profitability by maintaining and enhancing the Knoll brand image and reputation for quality and by working closely with its customers. The Company's growth strategy is designed to leverage its competitive strengths, which include:

  TRADITION OF SUPERIOR DESIGN. The Company's greatest business strength lies in the history and depth of its commitment to create furniture of enduring design value which is known for innovative performance. This design heritage has enabled the Company to build over time strong relationships with some of the world's preeminent designers. The Company engages prominent outside architects and designers to create new products and product enhancements. By combining their creative vision with the Company's commitment to developing products which address changing business needs, the Company seeks to launch new offerings which achieve recognition in the marketplace and generate strong demand among corporate customers.

  REPUTATION FOR PRODUCT QUALITY. Knoll's quality serves as an important marketing tool with design professionals and with new and existing customers. Knoll's products are constructed of high quality materials, and Knoll believes its products are differentiated from many of its competitors in workmanship and attention to detail. The Company believes this results in products with superior aesthetics and durability.

  PREMIER BRAND IDENTITY IN OFFICE SYSTEMS, FURNITURE AND SPECIALTY PRODUCTS. Knoll's high-end image is an important factor in its customers' initial selection and purchasing decision and provides credibility and confidence as businesses seek to upgrade and enhance their installed systems and purchase other business furnishings.

  STRONG DIRECT SELLING ORGANIZATION AND DEALER NETWORK. The Company believes that its direct sales force provides a strategic advantage relative to many of its competitors. The direct sales force, in conjunction with the Company's independent dealer network, has close relationships with architects, designers and corporate facility managers, who have a significant influence on product selection on large orders.

  LEAN ORGANIZATION FOCUSED ON COSTS. As a result of the turnaround program initiated by current management in 1994, the Company has developed an organization focused on expense control and operating efficiency.

  While the Company believes it possesses these competitive strengths, several of the Company's competitors have larger market shares than the Company and have consistently received higher rankings than the Company in certain categories of subjective industry studies. For a description of competitive factors within the U.S. office furniture market and the Company's competitive position, see "Business--Competition."

                                 THE OFFERINGS

  The offering of 4,600,000 shares of the Common Stock in the United States and Canada (the "U.S. Offering") and the offering of 1,150,000 shares of the Common Stock outside the United States and Canada (the "International Offering") are collectively referred to herein as the "Offerings."

Common Stock offered by the Selling
 Stockholders.............................. 5,750,000(1)
Common Stock to be outstanding before and
 after the Offerings....................... 43,212,227 shares(2)
Use of Proceeds............................ The Company will not receive any of the net proceeds from the sale by the Selling
                                            Stockholders of shares of Common Stock in
                                            the Offerings. See "Use of Proceeds" and
                                            "Principal and Selling Stockholders."
NYSE Symbol................................ "KNL"

--------
(1) Of the 5,750,000 shares of Common Stock offered hereby, 5,000,000 shares are being offered by Warburg, Pincus Ventures, L.P. ("Warburg") and 750,000 shares are being offered by certain members of management. Assumes the Underwriters' over-allotment options are not exercised. If such over-allotment options are exercised in full, an additional 612,500 shares will be sold by Warburg and an additional 250,000 shares will be sold by the members of management offering shares hereby. See "Principal and Selling Stockholders."
(2) Includes 4,144,030 restricted shares issued under the Knoll, Inc. 1996 Stock Incentive Plan (the "1996 Stock Plan"), of which 1,280,874 shares have vested and 2,863,156 shares have not yet vested. Excludes 1,820,868 shares of Common Stock reserved for sale or issuance under the Company's stock incentive plans, of which options to purchase 1,337,158 shares have been granted and 483,710 shares remain available for issuance or sale. See "Management--Stock Incentive Plans." Also excludes up to 1,000,000 shares of Common Stock which may be issued pursuant to the Company's employee stock purchase plan.

                                  RISK FACTORS

  Purchasers of Common Stock in the Offerings should carefully consider the risks relating to strong competition, achieving and managing growth and the significant leverage of the Company and the other matters set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors."

                                ----------------

  Except as otherwise indicated herein, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment options. Except as otherwise indicated, the market and Company market share data contained in this Prospectus are based on information from BIFMA, the United States office furniture trade association. The BIFMA data represents shipments of office furniture from the United States (including U.S. exports to customers abroad) and excludes foreign imports to customers in the United States. The Company believes that such data are considered within the industry to be the best available and generally are indicative of the Company's relative market share and competitive position.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following table presents (i) summary historical consolidated financial information of the Company's predecessor (the "Predecessor"), as of the dates and for the periods indicated, (ii) summary historical consolidated financial information of the Company, as of the dates and for the periods indicated and
(iii) summary pro forma consolidated financial information of the Company, for the periods indicated, after giving effect to the events described in the notes below and in the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus. The historical consolidated financial information for each of the two years in the period ended December 31, 1995 has been derived from the Predecessor's financial statements, which have been audited by Price Waterhouse LLP. The historical consolidated financial information for the two month period ended February 29, 1996 and the ten month period ended December 31, 1996 has been derived from the Predecessor's and the Company's financial statements, respectively, which have been audited by Ernst & Young LLP. The historical consolidated financial information for the four month period ended June 30, 1996 and the six month period ended June 30, 1997 has been derived from unaudited financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations as of the dates and for the periods indicated. The summary pro forma information does not purport to represent what the Company's results would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes thereto and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus.

                                   PREDECESSOR                    THE COMPANY
                          -------------------------------- -------------------------
                             YEAR ENDED        TWO MONTHS   TEN MONTHS   PRO FORMA
                            DECEMBER 31,         ENDED        ENDED      YEAR ENDED
                          ------------------  FEBRUARY 29, DECEMBER 31, DECEMBER 31,
                            1994      1995        1996         1996     1996 (1)(2)
                          --------  --------  ------------ ------------ ------------
                                  (IN THOUSANDS)                (IN THOUSANDS,
                                                            EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total sales.............  $562,869  $620,892    $ 90,232     $561,534     $651,766
Cost of sales(3)........   410,104   417,632      59,714      358,841      419,908
                          --------  --------    --------     --------     --------
Gross profit............   152,765   203,260      30,518      202,693      231,858
Provision for
 restructuring..........    29,180       --          --           --           --
Selling, general and
 administrative
 expenses(4)............   167,238   138,527      21,256      131,349      153,388
Westinghouse long-term
 incentive
 compensation...........       --        --       47,900          --           --
Allocated corporate
 expenses(3)(4).........     5,881     9,528         921          --           --
                          --------  --------    --------     --------     --------
Operating income
 (loss).................   (49,534)   55,205     (39,559)      71,344       78,470
Interest expense........     3,225     1,430         340       32,952       34,314
Other income (expense),
 net....................       699    (1,597)       (296)         447          151
                          --------  --------    --------     --------     --------
Income (loss) before
 income taxes and
 extraordinary item.....   (52,060)   52,178     (40,195)      38,839       44,307
Income tax expense
 (benefit)..............     7,713    22,846     (16,107)      16,844       19,113
                          --------  --------    --------     --------     --------
Income (loss) before
 extraordinary item(5)..  $(59,773) $ 29,332    $(24,088)    $ 21,995     $ 25,194
                          ========  ========    ========     ========     ========
Pro forma income before
 extraordinary item per
 share of Common
 Stock(5)(6)............                                                  $    .58
Pro forma weighted
 average shares of
 Common Stock
 outstanding(6).........                                                    43,262

                                                   (continued on following page)

                           PREDECESSOR                   THE COMPANY
                          -------------- -------------------------------------------
                                                                     PRO FORMA
                                                                     SIX MONTHS
                            TWO MONTHS   FOUR MONTHS SIX MONTHS        ENDED
                              ENDED         ENDED      ENDED          JUNE 30,
                           FEBRUARY 29,   JUNE 30,    JUNE 30,  --------------------
                               1996         1996        1997    1996(1)(2)  1997(2)
                          -------------- ----------- ---------- ---------- ---------
                          (IN THOUSANDS)    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total sales.............    $  90,232     $ 214,600   $390,415  $ 304,832  $ 390,415
Cost of sales(3)........       59,714       140,489    236,265    201,556    236,265
                            ---------     ---------   --------  ---------  ---------
Gross profit............       30,518        74,111    154,150    103,276    154,150
Selling, general and ad-
 ministrative ex-
 penses(4)..............       21,256        47,141     90,635     69,180     90,635
Westinghouse long-term
 incentive compensa-
 tion...................       47,900           --         --         --         --
Allocated corporate ex-
 penses(3)(4)...........          921           --         --         --         --
                            ---------     ---------   --------  ---------  ---------
Operating income
 (loss).................      (39,559)       26,970     63,515     34,096     63,515
Interest expense........          340        13,952     14,696     18,172     11,977
Other income (expense),
 net....................         (296)          340         73         44         73
                            ---------     ---------   --------  ---------  ---------
Income (loss) before in-
 come taxes and extraor-
 dinary item............      (40,195)       13,358     48,892     15,968     51,611
Income tax expense (ben-
 efit)..................      (16,107)        5,382     20,298      6,518     21,375
                            ---------     ---------   --------  ---------  ---------
Income (loss) before ex-
 traordinary item(5)....    $ (24,088)    $   7,976   $ 28,594  $   9,450  $  30,236
                            =========     =========   ========  =========  =========
Pro forma income before
 extraordinary item per
 share of Common
 Stock(5)(6)............                                        $     .22  $     .70
Pro forma weighted aver-
 age shares of Common
 Stock outstanding(6)...                                           43,262     43,300

                                  PREDECESSOR             THE COMPANY
                               ----------------- ------------------------------
                                                                  JUNE 30,
                                 DECEMBER 31,    DECEMBER 31, -----------------
                                 1994     1995       1996       1996     1997
                               -------- -------- ------------ -------- --------
                                (IN THOUSANDS)           (IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD
 END):
Working capital..............  $ 22,898 $ 82,698   $ 64,754   $ 89,741 $ 78,774
Total assets.................   705,316  656,710    675,712    708,184  669,622
Total long-term debt, includ-
 ing current portion.........    12,451    3,538    354,154    410,849  258,047
Total liabilities............   247,310  176,259    497,908    539,861  416,668
Stockholders' equity.........   458,006  480,451    177,804    168,323  252,954

--------
(1) Reflects summary pro forma financial information of the Company derived from the Financial Statements and notes thereto included elsewhere in this Prospectus, adjusted for the completion of the Acquisition (as defined herein) and the application of the net proceeds of $160,000 from the sale of capital stock of the Company and related borrowings of $425,000.
(2) Adjusted to reflect the Initial Public Offering, the application of net proceeds of $133,461 therefrom, together with borrowings of $11,652 under the Company's credit facilities, for the redemption of 800,000 shares of the Company's Series A 12% Participating Convertible Preferred Stock, $1.00 par value ("Series A Preferred Stock") held by Warburg and NationsBanc Investment Corp. ("NationsBanc") for an aggregate redemption price of $80,000 in cash and 11,749,361 shares of Common Stock, the conversion of the remaining 802,998 shares of Series A Preferred Stock (including those held by Warburg and NationsBanc) into 15,691,558 shares of Common Stock, and the redemption of an aggregate principal amount of $57,750 of the Notes for a total redemption price of $65,113, as if each of such events had occurred at the beginning of the respective periods.
(3) Cost of sales has been increased by (i) $801 for the pro forma year ended December 31, 1996 and the pro forma six months ended June 30, 1996 to reflect an increase in depreciation resulting from the Acquisition and (ii) $552 for the pro forma year ended December 31, 1996 and the pro forma six months ended June 30, 1996 in order to reflect the reclassification of a portion of allocated corporate expenses. The reclassified allocated corporate expenses approximate the replacement cost to the Company for services formerly provided by Westinghouse Electric Corporation ("Westinghouse") to the Predecessor, including (i) benefit expense related to the adoption of various independent benefit plans comparable to Westinghouse benefit plans and (ii) the cost of services required to replace specific activities formerly provided by Westinghouse to the Predecessor, including audit, tax, general ledger, accounts receivable, human resources, legal, insurance and data communications.
                                         (footnotes continued on following page)

(4) Selling, general and administrative expenses have been increased by (i) $369 for the pro forma year ended December 31, 1996 and the pro forma six months ended June 30, 1996 to reflect the reclassification of allocated corporate expenses which approximate the replacement cost to the Company (described above in note 3) and (ii) $414 for the pro forma year ended December 31, 1996 and the pro forma six months ended June 30, 1996 to reflect an increase in amortization and depreciation resulting from the Acquisition.
(5) The pro forma income statement data for the year ended December 31, 1996 does not include the $5,159 extraordinary loss on early extinguishment of debt, net of taxes. In addition, the pro forma income statement data for the year ended December 31, 1996, the six month period ended June 30, 1996 and the six month period ended June 30, 1997 does not include an extraordinary loss of $5,337 net of taxes associated with the redemption of a portion of the Notes in connection with the Initial Public Offering.
(6) Because of the significance of the redemption and conversion into Common Stock of the outstanding Series A Preferred Stock upon consummation of the Initial Public Offering, historical net income (loss) before extraordinary item per share is not presented herein. Pro forma income before extraordinary item per share amounts are based on the weighted average number of shares of Common Stock and Common Stock equivalents (employee stock options) outstanding during the period, after giving effect to the redemption and conversion into Common Stock of the Series A Preferred Stock assuming such redemption and conversion had occurred at the beginning of each period presented. See Note (i) of the Notes to the Unaudited Pro Forma Financial Information.

                                 RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should consider carefully all of the information set forth in this Prospectus, and, in particular, should evaluate the following risks in connection with an investment in the Common Stock.

STRONG COMPETITION

  The office furniture industry is highly competitive, with a significant number of competitors offering similar products. Many of the Company's competitors, especially those in North America, are large and have significantly greater financial, marketing, manufacturing and technical resources than those of the Company. The Company's most significant competitors in its primary markets are Steelcase, Inc. ("Steelcase"), Herman Miller, Inc. ("Herman Miller"), Haworth, Inc. ("Haworth") and HON Industries, Inc. ("HON"). These competitors have a substantial volume of furniture installed at businesses throughout the country, providing a continual source of demand for further products and enhancements. Moreover, the products of these competitors have strong acceptance in the marketplace, and such competitors could develop alternative product designs which could give them a competitive advantage over the Company. The Company also faces significant price competition from its competitors and may encounter competition from new market entrants. There can be no assurance that the Company will be able to compete successfully in its markets in the future. See "Business-- Competition."

RISKS ASSOCIATED WITH ACHIEVING AND MANAGING GROWTH

  As a result of its growth strategy, the Company will seek to increase its sales and market share by the introduction of innovative new products and products for new category segments where the Company's current market share is relatively low. There can be no assurance that the Company's new products will achieve the same degree of success as that achieved by the Company's products historically or that the Company will be able to replicate its success in the office systems market in markets for other furniture products, such as tables, seating and storage. In addition, the introduction of new products in part requires the Company to align itself with independent architects and designers who are able to design in a timely manner high quality products consistent with the Company's image. Furthermore, the introduction of new products requires the coordination of the design, manufacturing and marketing of such products which may be affected by factors beyond the Company's control. In addition, these new product lines may involve processes and equipment with which the Company and its personnel are not experienced or are less experienced. Accordingly, the launch of any particular product may be later than originally anticipated by the Company.

  Further, the success of the Company's growth strategy will depend in part upon its ability to increase its production volume on a timely basis while maintaining product quality. Manufacturers often encounter difficulties in increasing production volumes, including problems involving delays, quality control and shortages of qualified personnel. There can be no assurance that the Company will be able to increase production volume without encountering these or other problems, which might, individually or in the aggregate, have a material adverse effect on the Company or its growth strategy.

  In addition, part of the Company's growth strategy will also depend on its ability to increase its sales to existing customers with a broader range of products, develop new customers in its existing markets and expand into new secondary markets. Factors beyond the Company's control, including general economic factors and business conditions in such markets or affecting such customers, may affect the Company's ability to achieve such objectives. Furthermore, the ability to effectuate and manage any growth will depend on the Company's ability to hire or develop successful sales personnel and dealers and to continue to develop its management information systems. There is no assurance that the Company will be able to successfully implement its growth strategy.

LEVERAGE AND DEBT SERVICE; RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  At August 31, 1997, the Company had total consolidated outstanding debt of approximately $231.5 million. Subject to the restrictions contained in the Company's Revolving Credit Facility (as defined herein) and the indenture (the "Indenture") related to the Company's 10.875% Senior Subordinated Notes, the Company and its subsidiaries may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. The Company's indebtedness could have important consequences to holders of the Common Stock, given that: (i) a portion of the Company's cash flow from operations must be dedicated to fund scheduled payments of principal and debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry or in economic conditions generally. See "Description of Certain Indebtedness."

  Additionally, the terms of the Revolving Credit Facility and the Notes impose certain operating and financial restrictions on the Company. As a result, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be restricted, and the Company may be prevented from engaging in transactions that might further its growth strategy or otherwise be considered beneficial to the Company. A breach of any of these covenants could result in a default under the Revolving Credit Facility or the Indenture. If payments to the lenders under the Revolving Credit Facility or payments to the holders of the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company. See "Description of Certain Indebtedness."

DEPENDENCE ON KEY PERSONNEL

  The Company's operations are dependent, to a significant extent, on the continued efforts of certain of its executive officers, including Burton B. Staniar, its Chairman, and John H. Lynch, its Vice Chairman, President and Chief Executive Officer, with whom the Company has entered into one-year employment agreements (which expire March 1, 1998, subject to automatic one-year extensions unless either party gives 60 days notice not to renew) containing one-year non-competition provisions. If these officers become unable to continue in their present role, or if the Company is unable to attract and retain other skilled employees, the Company's business could be materially adversely affected. See "Management."

SHORT-TERM DEALERSHIP COMMITMENTS

  The Company relies, to some extent, on a network of independent dealers for the marketing of its products to end-users. The Company's dealers currently operate primarily under one-year non-exclusive agreements. There can be no assurance that its dealers will not choose to end their relationships with the Company, or, if dealers choose to do so, that any replacements in areas covered by such persons will be satisfactory. In addition, consolidation of the office furniture distribution industry has caused and may in the future cause the Company to end relationships with dealers that have been purchased by a consolidator, as the Company continues to have a preference for locally-owned entrepreneurial dealers. The loss of certain dealers or the termination of dealer relationships could cause disputes with the Company or difficulties for the Company in marketing and distributing its products.

CONTROL BY CERTAIN SELLING STOCKHOLDERS AND MANAGEMENT

  Upon completion of the Offerings, Warburg, NationsBanc and the Company's officers and other management employees will beneficially own approximately 62.9% of the outstanding shares of the Company's Common Stock (approximately 60.8% if the Underwriters' over-allotment options are exercised in full) (in each case, excluding 2,863,156 restricted shares which have been granted under the Company's stock incentive plans but have not yet vested). As a result, such parties will be able to continue to elect the Company's Board of Directors and take other corporate actions requiring stockholder approval, as well as to dictate the direction and policies of the Company. In addition, pursuant to a stockholders agreement, Warburg and the other stockholders who are a party thereto (who will hold an
aggregate of approximately     % of the outstanding shares of Common Stock
upon completion of the Offerings, or approximately % of the outstanding shares of Common Stock if the Underwriters exercise their over-allotment options in full) have agreed to vote their shares of Common Stock for four directors designated by Warburg if Warburg owns 50% or more of the Company's outstanding shares of Common Stock, three directors if it owns 25% or more, two directors if it owns 15% or more and one director if it owns 5% or more. Following the Offerings, Warburg will own more than 50% of the Common Stock of the Company and will therefore be entitled pursuant to the Stockholders Agreement to nominate four members of the Board of Directors. At the time of the completion of the Offerings, the Board of Directors of the Company will consist of nine members, including four members designated by Warburg. Accordingly, Warburg will have the ability to substantially influence any corporate action requiring Board approval. In addition, Messrs. Staniar and Lynch have employment agreements which provide that they will be appointed to the Board of Directors during the duration of their employment. There can be no assurance that Warburg and members of management will not decide to sell all or a portion of their respective holdings at a future date. In addition, there can be no assurance that in any transfer of a controlling interest in the Company any other holders of Common Stock will be allowed to participate in any such transaction or will realize any premium with respect to their shares. The foregoing may have the effect of discouraging or preventing certain types of transactions involving an actual or potential change of control. See "Principal and Selling Stockholders" and "Certain Transactions."

RELIANCE ON PATENTS AND OTHER INTELLECTUAL PROPERTY

  The Company owns numerous United States and foreign patents, trademarks and service marks in order to protect certain of its innovations and designs. In addition, the Company possesses a wide array of unpatented proprietary know-how and common law trademarks and service marks. The Company's ability to compete effectively with other companies depends, to a significant extent, on its ability to maintain the proprietary nature of its intellectual property. There can be no assurance as to the degree of protection offered by the claims of the various patents, trademarks and service marks or the likelihood that patents, trademarks or service marks will be issued on pending or contemplated applications. If the Company were unable to maintain the proprietary nature of its intellectual property with respect to its significant current or proposed products, the Company's business could be materially adversely affected. See "Business--Patents and Trademarks."

  There can be no assurance that any patents, trademarks or service marks issued to the Company will not be challenged, invalidated, cancelled, narrowed or circumvented, or that the rights granted thereunder will provide significant proprietary protection or competitive advantages to the Company. There can be no assurance that, if challenged, the Company's patents, trademarks or service marks would be held valid by a court of competent jurisdiction. In addition, the Company's competitors may have filed for patent protection which is not as yet a matter of public knowledge. Moreover, a court could interpret a third party's patents broadly so as to cover some of the Company's products.

  In the past, certain products of the Company have been copied and sold by others. The Company vigorously tries to enforce its intellectual property rights. However, there can be no assurance that the sale of the Company's products copied by others would not materially adversely impact the sale of the Company's products.

RISK OF ENVIRONMENTAL LIABILITIES

  The past and present business operations of the Company and the past and present ownership and operation of manufacturing plants on real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with more stringent laws or regulations, or stricter interpretation of existing laws, may require additional expenditures by the Company, some of which may be material. The Company has been identified as a potentially responsible party pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") for remediation costs associated with waste disposal sites previously used by the Company. CERCLA imposes liability without regard to fault or the legality of the disposal. The remediation costs at these CERCLA sites are unknown, but the Company does not expect any liability it may have under CERCLA to be material, based on the information currently known to the Company. In addition, under the stock purchase agreement entered into with Westinghouse in connection with the Acquisition (the "Stock Purchase Agreement"), Westinghouse has agreed to indemnify the Company for certain costs associated with CERCLA liabilities known as of the date of the Acquisition. See "Business--Environmental Matters."

POTENTIAL LABOR DISRUPTIONS

  Certain of the Company's employees in Grand Rapids, Michigan and in Italy are represented by unions. With respect to the Grand Rapids plant, the Company has a four-year contract with the Carpenters and Joiners of America-Local 1614 expiring on August 30, 1998. While management believes that relations with this union are positive, there can be no assurance that the Company will be able to successfully negotiate a new contract with the union on acceptable terms. In addition, the Company has experienced brief work stoppages from time to time at the Company's facilities in Italy as a result of national and local issues. Although such work stoppages to date have not materially affected the Company, there can be no assurance that the Company will not experience further work stoppages, which individually or in the aggregate could have a material adverse effect on the Company. There can be no assurance that the Company will not experience other work stoppages or labor problems in the future.

EXCHANGE RATE FLUCTUATION

  The Company's foreign sales and certain expenses are transacted in foreign currencies. In the year ended December 31, 1996, and the six month period ended June 30, 1997, approximately 12% and 11%, respectively, of the Company's revenues and 24% and 25%, respectively, of the Company's expenses were denominated in currencies other than U.S. dollars. The production costs, profit margins and competitive position of the Company are affected by the strength of the currencies in countries where it manufactures or purchases goods relative to the strength of the currencies in countries where its products are sold. The Company reviews from time to time its foreign currency exposure and evaluates whether it should enter into hedging transactions. As the Company generally does not hedge its foreign currency exposure and may determine not to do so in the future, it is and in the future may be vulnerable to the effects of currency exchange rate fluctuations.

ECONOMIC FACTORS AFFECTING THE OFFICE FURNITURE INDUSTRY; QUARTERLY
FLUCTUATIONS

  Fluctuations in industry revenues may be driven by a variety of macroeconomic factors, such as white collar employment levels, corporate cash flows, or non-residential commercial construction, as well as industry factors such as corporate reengineering and restructuring, technology demands, ergonomic, health and safety concerns and corporate relocations. There can be no assurance that current or future economic or industry trends will not adversely affect the business of the Company. See "Business--Industry Overview." In addition, in certain years the Company has experienced variability in its sales from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE; REGISTRATION RIGHTS

  Sales of a substantial number of shares of Common Stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices for the Common Stock. As of September 25, 1997, the Company had outstanding 43,212,227 shares of Common Stock, including 2,863,156 shares of

Common Stock which have been granted under the Company's stock incentive plans but have not vested. Of the shares outstanding, 14,950,000 shares of Common Stock, including the 5,750,000 Shares to be sold in the Offerings, will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may have been acquired by an "affiliate" of the Company.

  In connection with the Offerings, the Company, its directors, executive officers and other management employees and the Selling Stockholders, who will hold an aggregate of 24,600,223 shares of Common Stock upon consummation of the Offerings, have agreed not to dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") on behalf
of the Underwriters. Upon expiration of the 90-day lockup period,     shares
will be eligible for sale in the public market subject to compliance with the volume limitations and other restrictions of Rule 144 under the Securities Act. In addition, the Company has filed a registration statement under the Securities Act covering the sale of 2,055,772 shares of Common Stock reserved for issuance or sale under the Knoll, Inc. 1997 Stock Incentive Plan, The Knoll Retirement Savings Plan and the Company's employee stock purchase plan. Upon completion of the Offerings, there will be outstanding options to purchase a total of 1,337,158 shares of Common Stock of which options to purchase 10,000 shares of Common Stock are currently vested and exercisable. See "Management--Stock Incentive Plans."

  The Company has granted all the Selling Stockholders and certain other members of management registration rights with respect to all of the shares of Common Stock held by such parties prior to the Initial Public Offering, whether vested or unvested. The Company may also provide for the registration of shares of Common Stock held or acquired in the future by employees pursuant to compensation arrangements, thereby permitting such shares to be sold in the public market from time to time. See "Certain Transactions." The sale of such shares could have an adverse effect on the market price of the Common Stock and on the Company's ability to raise equity capital in the public markets. See "Shares Eligible for Future Sale."

RESTRICTIONS ON PAYMENT OF DIVIDENDS; ABSENCE OF DIVIDENDS

  The Indenture pursuant to which the Notes were issued and the Revolving Credit Facility restrict, among other things, the ability of the Company to pay dividends. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy" and "Description of Certain Indebtedness."

POTENTIAL ADVERSE EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS ON MARKET PRICE

  The Company's certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the Board of Directors may determine. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company and could adversely affect the prevailing market price of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

  This Prospectus includes forward-looking statements, including statements regarding, among other items, (i) the Company's anticipated growth strategies,
(ii) the Company's intention to introduce new products, (iii) anticipated trends in the Company's businesses, including trends in the market for office furniture and corporate concerns for worker health and safety, (iv) future expenditures for capital projects and (v) the Company's ability to continue to control costs and maintain quality. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of many factors, including the factors described in "Risk Factors" including, among others, (i) changes in the competitive marketplace, including the introduction of new products or pricing changes by the Company's competitors, and (ii) changes in the trends in the market for office furniture, including changes in the trend of increased white collar employment. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. The Company will pay all fees and expenses related to the Offerings. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

  The Company has not paid a dividend on its Common Stock since the Acquisition, and does not anticipate paying any dividends on the Common Stock in the foreseeable future. The current policy of the Company's Board of Directors is to retain earnings to finance the operations and expansion of the Company's business. In addition, the Company's Revolving Credit Facility and Indenture restrict the Company's ability to pay dividends to its stockholders. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock has been listed on the NYSE since May 9, 1997. The following table sets forth high and low closing sales prices for the Common Stock for the fiscal quarters indicated as reported by the NYSE.

                                                               HIGH       LOW
                                                              -------   -------
   1997
    Second quarter (commencing May 9, 1997).................. $23 3/4   $17 1/4
    Third quarter (through September 25, 1997)............... $33 15/16 $22 7/8

  A recent closing sale price on the NYSE is set forth on the cover page of this Prospectus. As of August 18, 1997, there were approximately 2,200 holders of the Common Stock.

                                CAPITALIZATION

  The following table sets forth the long-term debt (including current portion) and the capitalization of the Company as of June 30, 1997. The Company will not receive any proceeds from the Offerings. This table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus. See "Selected Financial Information" and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus.

                                                               JUNE 30, 1997
                                                                  ACTUAL
                                                           ---------------------
                                                           (IN THOUSANDS, EXCEPT
                                                                SHARE DATA)
   Long-term debt (including current portion):
     Senior credit facility (1)(2).......................        $150,000
     Notes...............................................         107,250
     Other...............................................             797
                                                                 --------
       Total long-term debt..............................         258,047
                                                                 --------
   Stockholders' equity:
     Common Stock, $0.01 par value, 100,000,000 shares
      authorized; 43,212,227 shares issued and
      outstanding (3)....................................             432
     Additional paid-in capital..........................         214,954
     Unearned stock grant compensation...................          (1,146)
     Retained earnings...................................          40,093
     Cumulative foreign currency translation adjustment..          (1,379)
       Total stockholders' equity........................         252,954
                                                                 --------
         Total capitalization............................        $511,001
                                                                 ========

--------
(1) At June 30, 1997 the Company had $68,583 of unused credit availability under its then-outstanding revolving credit facility.
(2) From July 1, 1997 to August 31, 1997, the Company paid down $26,500 under its then-outstanding term loan facility and revolving credit facility.
(3) Includes 4,144,030 restricted shares which have been issued under the Company's 1996 Stock Plan (including 2,863,156 shares which have been granted but have not yet vested).

                        SELECTED FINANCIAL INFORMATION

  The following table presents (i) selected historical consolidated financial information of the Predecessor, as of the dates and for the periods indicated,
(ii) selected historical consolidated financial information of the Company, as of the dates and for the periods indicated and (iii) summary pro forma consolidated financial information of the Company, for the periods indicated, after giving effect to the events described in the notes below and in the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus. The historical consolidated financial information for each of the three years in the period ended December 31, 1995 has been derived from the Predecessor's financial statements, which have been audited by Price Waterhouse LLP. The historical consolidated financial information for the two month period ended February 29, 1996 and the ten month period ended December 31, 1996 has been derived from the Predecessor's and the Company's financial statements, respectively, which have been audited by Ernst & Young LLP. The historical consolidated financial information for the year ended December 31, 1992, for the four month period ended June 30, 1996 and the six month period ended June 30, 1997 has been derived from unaudited financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations as of the dates and for the periods indicated. The summary pro forma information does not purport to represent what the Company's results would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes thereto and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus.

                                            PREDECESSOR                               THE COMPANY
                          ---------------------------------------------------- -------------------------
                                                                   TWO MONTHS   TEN MONTHS   PRO FORMA
                                YEAR ENDED DECEMBER 31,              ENDED        ENDED      YEAR ENDED
                          --------------------------------------  FEBRUARY 29, DECEMBER 31, DECEMBER 31,
                            1992      1993      1994      1995        1996         1996      1996(1)(2)
                          --------  --------  --------  --------  ------------ ------------ ------------
                                           (IN THOUSANDS)                        (IN THOUSANDS, EXCEPT
                                                                                    PER SHARE DATA)
INCOME STATEMENT DATA:
Total sales.............  $576,621  $508,383  $562,869  $620,892    $ 90,232     $561,534     $651,766
Cost of sales(3)........   417,213   376,875   410,104   417,632      59,714      358,841      419,908
                          --------  --------  --------  --------    --------     --------     --------
Gross profit............   159,408   131,508   152,765   203,260      30,518      202,693      231,858
Provision for
 restructuring..........    26,000     6,165    29,180       --          --           --           --
Selling, general and
 administrative
 expenses(4)............   165,913   163,015   167,238   138,527      21,256      131,349      153,388
Westinghouse long-term
 incentive
 compensation...........       --        --        --        --       47,900          --           --
Allocated corporate
 expenses(3)(4).........     5,036     4,899     5,881     9,528         921          --           --
                          --------  --------  --------  --------    --------     --------     --------
Operating income
 (loss).................   (37,541)  (42,571)  (49,534)   55,205     (39,559)      71,344       78,470
Interest expense........     3,866     3,301     3,225     1,430         340       32,952       34,314
Other income (expense),
 net....................      (929)    2,082       699    (1,597)       (296)         447          151
                          --------  --------  --------  --------    --------     --------     --------
Income (loss) before
 income taxes,
 cumulative effect of
 changes in accounting
 principles and
 extraordinary item.....   (42,336)  (43,790)  (52,060)   52,178     (40,195)      38,839       44,307
Income tax expense
 (benefit)..............    (4,795)   (3,571)    7,713    22,846     (16,107)      16,844       19,113
                          --------  --------  --------  --------    --------     --------     --------
Income (loss) before
 cumulative effect of
 changes in accounting
 principles and
 extraordinary item.....   (37,541)  (40,219)  (59,773)   29,332     (24,088)      21,995       25,194
Cumulative effect of
 changes in accounting
 principles.............    11,202     1,118       --        --          --           --           --
                          --------  --------  --------  --------    --------     --------     --------
Income (loss) before
 extraordinary item.....   (48,743)  (41,337)  (59,773)   29,332     (24,088)      21,995       25,194
Extraordinary loss on
 early extinguishment of
 debt, net of taxes.....       --        --        --        --          --         5,159          --
                          --------  --------  --------  --------    --------     --------     --------
Net income (loss)(5)....  $(48,743) $(41,337) $(59,773) $ 29,332    $(24,088)    $ 16,836     $ 25,194
                          ========  ========  ========  ========    ========     ========     ========
Pro forma income before
 extraordinary item per
 share of Common
 Stock(5)(6)............                                                         $    .63     $    .58
Pro forma net income per
 share of Common
 Stock(5)(6)............                                                         $    .48     $    .58
Pro forma weighted
 average shares of
 Common Stock
 outstanding(6).........                                                           34,815       43,262

                                                  (continued on following page)

                           PREDECESSOR                   THE COMPANY
                          -------------- -------------------------------------------
                                                                     PRO FORMA
                            TWO MONTHS   FOUR MONTHS SIX MONTHS   SIX MONTHS ENDED
                              ENDED         ENDED      ENDED          JUNE 30,
                           FEBRUARY 29,   JUNE 30,    JUNE 30,  --------------------
                               1996         1996        1997    1996 (1)(2) 1997(2)
                          -------------- ----------- ---------- ----------- --------
                          (IN THOUSANDS)    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total sales.............     $ 90,232     $214,600    $390,415   $304,832   $390,415
Cost of sales(3)........       59,714      140,489     236,265    201,556    236,265
                             --------     --------    --------   --------   --------
Gross profit............       30,518       74,111     154,150    103,276    154,150
Selling, general and
 administrative
 expenses(4)............       21,256       47,141      90,635     69,180     90,635
Westinghouse long-term
 incentive
 compensation...........       47,900          --          --         --         --
Allocated corporate
 expenses(3)(4).........          921          --          --         --         --
                             --------     --------    --------   --------   --------
Operating income
 (loss).................      (39,559)      26,970      63,515     34,096     63,515
Interest expense........          340       13,952      14,696     18,172     11,977
Other income (expense),
 net....................         (296)         340          73         44         73
                             --------     --------    --------   --------   --------
Income (loss) before
 income taxes and
 extraordinary item.....      (40,195)      13,358      48,892     15,968     51,611
Income tax expense
 (benefit)..............      (16,107)       5,382      20,298      6,518     21,375
                             --------     --------    --------   --------   --------
Income (loss) before
 extraordinary item(5)..      (24,088)       7,976      28,594      9,450     30,236
Extraordinary loss on
 early extinguishment of
 debt, net of taxes.....          --           --        5,337        --         --
                             --------     --------    --------   --------   --------
Net income (loss).......     $(24,088)    $  7,976    $ 23,257   $  9,450   $ 30,236
                             ========     ========    ========   ========   ========
Pro forma income before
 extraordinary item per
 share of Common
 Stock(5)(6)............                  $    .23    $    .76   $    .22   $    .70
Pro forma net income per
 share of Common
 Stock(5)(6)............                  $    .23    $    .62   $    .22   $    .70
Pro forma weighted
 average shares of
 Common Stock
 outstanding(6).........                    34,782      37,246     43,262     43,300

                                     PREDECESSOR                      THE COMPANY
                         ----------------------------------- ------------------------------
                                    DECEMBER 31,                              JUNE 30,
                         ----------------------------------- DECEMBER 31, -----------------
                           1992     1993     1994     1995       1996       1996     1997
                         -------- -------- -------- -------- ------------ -------- --------
                                   (IN THOUSANDS)                    (IN THOUSANDS)
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital......... $ 67,063 $ 41,933 $ 22,898 $ 82,698   $ 64,754   $ 89,741 $ 78,774
Total assets............  726,469  691,043  705,316  656,710    675,712    708,184  669,622
Total long-term debt,
 including current
 portion................   20,106   15,204   12,451    3,538    354,154    410,849  258,047
Total liabilities.......  186,347  205,104  247,310  176,259    497,908    539,861  416,668
Stockholders' equity....  540,122  485,939  458,006  480,451    177,804    168,323  252,954

--------
(1) Reflects summary pro forma financial information of the Company derived from the Financial Statements and notes thereto included elsewhere in this Prospectus, adjusted for the completion of the Acquisition, the application of the net proceeds of $160,000 from the sale of capital stock of the Company, and related borrowings of $425,000.
(2) Adjusted to reflect the Initial Public Offering, the application of the net proceeds of $133,461 therefrom, together with borrowings of $11,652 under the Company's credit facilities, for the redemption of 800,000 shares of Series A Preferred Stock held by Warburg and NationsBanc for an aggregate redemption price of $80,000 in cash and 11,749,361 shares of Common Stock, the conversion of the remaining 802,998 shares of Series A Preferred Stock (including those held by Warburg and NationsBanc) into 15,691,558 shares of Common Stock, and the redemption of an aggregate principal amount of $57,750 of the Notes for a total redemption price of $65,113, including a redemption premium of $5,775 and accrued and unpaid interest thereon of $1,588, as if each of such events had occurred at the beginning of the respective periods.
(3) Cost of sales has been increased by (i) $801 for the pro forma year ended December 31, 1996 and the pro forma six months ended June 30, 1996 to reflect an increase in depreciation resulting from the Acquisition and
    (ii) $552 for the pro forma year ended December 31, 1996 and the pro forma six months ended June 30, 1996 in order to reflect the reclassification of a portion of allocated corporate expenses. The reclassified
                                        (footnotes continued on following page)
   allocated corporate expenses approximate the replacement cost to the Company for services formerly provided by Westinghouse to the Predecessor, including
   (i) benefit expense related to the adoption of various independent benefit plans comparable to Westinghouse benefit plans and (ii) the cost of services required to replace specific activities formerly provided by Westinghouse to the Predecessor, including audit, tax, general ledger, accounts receivable, human resources, legal, insurance and data communications.
(4) Selling, general and administrative expenses have been increased by (i) $369 for the pro forma year ended December 31, 1996 and the pro forma six months ended June 30, 1996 to reflect the reclassification of allocated corporate expenses which approximate the replacement cost to the Company (described above in note 3) and (ii) $414 for the pro forma year ended December 31, 1996 and the pro forma six months ended June 30, 1996 to reflect an increase in amortization and depreciation resulting from the Acquisition.
(5) The pro forma income statement data presented for the year ended December 31, 1996 does not include the $5,159 extraordinary loss on early extinguishment of debt, net of taxes. In addition, the pro forma income statement data for the year ended December 31, 1996, the six month period ended June 30, 1996, and the six month period ended June 30, 1997 does not include an extraordinary loss of $5,337 net of taxes associated with the redemption of a portion of the Notes in connection with the Initial Public Offering.
(6) Because of the significance of the redemption and conversion into Common Stock of the outstanding Series A Preferred Stock upon consummation of the Initial Public Offering, historical net income (loss) per share is not presented herein. Pro forma income per share amounts are based on the weighted average number of shares of Common Stock and Common Stock equivalents (employee stock options) outstanding during the period, after giving effect to the redemption and conversion into Common Stock of the Series A Preferred Stock assuming such redemption and conversion had occurred at the beginning of each period presented. See Note (i) of the Notes to the Unaudited Pro Forma Financial Information.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion of the Company's historical and pro forma results of operations and of its liquidity and capital resources should be read in conjunction with the Condensed Consolidated Financial Statements and notes thereto (unaudited), the Audited Consolidated Financial Statements and notes thereto and the Pro Forma Financial Information and notes thereto (unaudited) included elsewhere in this Prospectus.

  Prior to the Acquisition, the Predecessor's results of domestic operations were included in the consolidated U.S. federal income tax return of Westinghouse and the results of the Canadian and European operations were reported separately in their respective taxing jurisdictions. For the purposes of the Prospectus, the income tax expense and other tax-related items included in the financial statements is presented as if the Predecessor had been a stand-alone taxpayer.

BACKGROUND

  Westinghouse created The Knoll Group, Inc. by acquiring The Shaw-Walker Company, Reff Inc. and Knoll International in 1989 and 1990 and combining them with Westinghouse Furniture Systems, a division of Westinghouse. By joining these four separate companies under the Knoll name, Westinghouse created a business with a full line of office furnishings, a reputation for high quality and superior design, and an internationally-recognized brand name.

  For various reasons, the combined entities did not perform well. The Company continued to be run as four separate entities, with essentially separate operations with independent factories and administrative support personnel. In addition, the Company believes that former management's steps to rationalize the Company's U.S. dealer network and consolidate its sales forces may have impaired Knoll's distribution and sales capabilities. A decline in revenues in the U.S. office furniture industry in 1991, followed in 1992 by Westinghouse's announcement of its intention to sell Knoll, exacerbated the difficult operating environment within Knoll. As a result, under previous management from 1991 to 1993 sales and net income deteriorated. In December 1993, Westinghouse appointed Burton B. Staniar, then Chairman and Chief Executive Officer of Westinghouse Broadcasting, as Knoll's Chairman and Chief Executive Officer, and ended its efforts to sell Knoll. Mr. Staniar promptly recruited John H. Lynch as Vice Chairman, and in 1994 they initiated a major turnaround and restructuring program which led to significantly improved financial performance. Management's turnaround efforts had a dramatic impact on the Company's competitive position and financial performance and positioned the Company for growth.

OVERVIEW

  Operating performance improved from 1994 through the first half of 1997, primarily due to improving industry trends, increased sales, improved operating and manufacturing effectiveness and the continuing benefits of the turnaround program and the restructuring efforts undertaken by the Company. Sales increased from $562.9 million in 1994 to $651.8 million in 1996. Sales for the six months ended June 30, 1997 increased $85.6 million, or 28.1%, to $390.4 million from $304.8 million for the comparable period in 1996. Gross margins increased from 27.1% in 1994 to 32.7% in 1995 and, on a pro forma basis, from 31.5% in 1995 to 35.6% in 1996. Gross margins for the six months ended June 30, 1997 were 39.5% as compared with 33.9% for the comparable period in 1996 on a pro forma basis. Operating income improved by $104.7 million from a loss of $49.5 million in 1994 to a profit of $55.2 million in 1995; pro forma operating income improved by $29.5 million from $49.0 million in 1995 to $78.5 million in 1996. Operating income increased to $63.5 million for the six months ended June 30, 1997, from $34.1 million for the six months ended June 30, 1996, on a pro forma basis. Operating margins increased from (8.8)% in 1994 to 8.9% in 1995 and, on a pro forma basis, from 7.9% in 1995 to 12.0% in 1996. For the six month period ended June 30, 1997, operating margins were 16.3% as compared to 11.2% for the comparable period in 1996 on a pro forma basis. The most significant cost reductions, which improved operating performance, were in 1995, when the Company eliminated approximately $25.0 million in variable operating costs and approximately $45.0 million in fixed operating costs and general expenses. The Company's improved financial and operating results allowed it in 1996 to prepay $72.0 million under its credit facilities and refinance such facilities on more favorable terms. In addition, in 1997 the Company repaid $57.8 million of the Company's 10.875% Senior Subordinated Notes with a portion of the proceeds from the Initial Public Offering and repaid $38.2 million of bank debt during the six months ended June 30, 1997 from operating cash flow. Periods prior to the Acquisition are not comparable to periods after the Acquisition on a non-pro forma basis.

  Since 1994, virtually every product line has been modified and improved, and the lead time required to bring new and enhanced products to the market has been decreased significantly through the use of computer-aided design techniques and other process improvements; average lead times between order entry and delivery of products to customers have been reduced from seven weeks to five weeks; and on-time shipments, a measure of customer service, improved to the current 95% level from approximately 91% in 1993. Management renewed sales growth by refocusing and retraining the Company's sales force, and instituted product line profitability measures and management incentive programs. Finally, management accelerated the development of new and enhanced products and restructured the European business.

  The Company believes that its recent sales growth exceeded industry growth as a whole. According to BIFMA, U.S. furniture industry shipments have increased at a compound annual growth rate of 4.3% over the ten-year period ended December 31, 1996. For the six month period ended June 30, 1997, as compared with the comparable period in 1996, BIFMA estimates that industry shipments increased by 15%, although there can be no assurance that such growth, or growth at the rates experienced in these periods, will continue in the future. The Company's sales increased 10.7% in 1994 and 10.3% in 1995. Sales increases of 5.0% in 1996 were negatively affected by management initiatives undertaken in the turnaround to increase the profitability of the Company's sales, including (i) the discontinuation of several products that were sold to customers in 1995 and (ii) an intentional decrease in heavily discounted, lower profit sales to selected customers. During this transitional period, orders for new products increased at a faster rate than sales, with 1996 orders of $686.8 million, up $87.3 million, or 14.6%, over 1995 orders of $599.5 million.

  The Company intends to continue its pursuit of growth by introducing new products in the office systems category, where the Company is already a recognized leader, and in other product categories where the Company's market share could be increased by leveraging the Company's design expertise and brand awareness. The Company estimates that its share of the 1996 U.S. office furniture market was 11.2% for office systems, 2.1% for seating, 2.1% for storage, 1.2% for desks and casegoods and 1.8% for tables. Such percentages do not include sales of KnollStudio, KnollExtra, textiles and leather products. The following table describes the estimated U.S. office furniture market sales in the year ended December 31, 1996 and the six month period ended June 30, 1997 by product category.

                                       YEAR ENDED           SIX MONTHS ENDED
                                    DECEMBER 31, 1996         JUNE 30, 1997
                                 ----------------------- -----------------------
                                  U.S. MARKET  % OF U.S.  U.S. MARKET  % OF U.S.
      PRODUCT CATEGORY               SIZE       MARKET       SIZE       MARKET
      ----------------           ------------- --------- ------------- ---------
                                 (IN BILLIONS)           (IN BILLIONS)
      Office systems............     $3.4        34.1%       $2.1        37.3%
      Seating...................      2.6        25.4         1.3        23.0
      Storage...................      1.4        14.1         0.8        14.7
      Desks and casegoods.......      1.6        16.4         0.8        14.4
      Tables....................      0.7         6.6         0.4         6.5

  In addition, the Company had sales in Canada and Europe of approximately $79.5 million and $44.3 million for the year ended December 31, 1996 and the six month period ended June 30, 1997, respectively. European sales are primarily in the United Kingdom, Germany, France, Belgium and Italy.

RESULTS OF OPERATIONS

  Because the Company was formed as a result of the Acquisition on February 29, 1996, the following discussion refers to the pro forma results of operations for the six months ended June 30, 1996 presented as supplemental data in the Condensed Consolidated Financial Statements (unaudited).

 COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 TO PRO FORMA SIX MONTHS ENDED JUNE 30, 1996

  Sales. Sales for the first six months of 1997 were $390.4 million, an increase of $85.6 million, or 28.1%, from sales of $304.8 million for the same period in 1996. This growth resulted from increased sales across all product categories. A significant portion of the sales growth was attributable to sales of office systems, which grew $69.1 million, or 30.3%. Sales levels continue to benefit from product improvements, increased sales and marketing efforts and favorable industry dynamics.

  Gross profit. Gross profit for the six months ended June 30, 1997 was $154.2 million, an increase of $50.9 million, or 49.3%, from gross profit of $103.3 million for the same period in 1996. Gross profit as a percentage of sales increased to 39.5% for the six months ended June 30, 1997 from 33.9% for the same period in 1996. This increase was principally due to higher sales volume, better pricing in North America and continued worldwide factory operating cost improvements.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $90.6 million for the six months ended June 30, 1997 compared to $69.2 million for the six months ended June 30, 1996. This increase of $21.4 million is due primarily to increased employee costs related to higher sales and profit levels in addition to increased expenses related to new product and technology initiatives. As a percentage of sales, the Company's selling, general and administrative expenses increased to 23.2% for the six months ended June 30, 1997 from 22.7% for the same period in 1996.

  Operating income. Operating income for the six months ended June 30, 1997 increased to $63.5 million, an increase of $29.4 million, or 86.2%, from operating income of $34.1 million for the same period in 1996. As noted above, this improvement was driven by higher sales volume, better pricing in North America and factory cost improvements as well as continuing efficiencies gained from consolidation and centralization of administrative functions.

  Interest expense. Interest expense was $14.7 million for the six months ended June 30, 1997 compared to $21.0 million for the six months ended June 30, 1996. The decrease in interest expense is attributable to the overall reduction in debt in addition to lower interest rates associated with the Company's senior credit agreement, which was refinanced in December of 1996.

  Income tax expense. Income tax expense was 41.5% for the six months ended June 30, 1997 compared to 41.1% for the six months ended June 30, 1996. This difference is primarily attributable to the changing quarterly mix of pre-tax income between countries in which the Company operates with differing effective tax rates.

  Pro forma earnings per share of common stock. Income before extraordinary item per share for the six months ended June 30, 1997 increased 245.5% to $0.76 per share from $0.22 per share for the six months ended June 30, 1996.

  Supplemental pro forma as adjusted net income and earnings per share. Supplemental pro forma as adjusted net income for the six months ended June 30, 1997 increased $20.7 million ($0.48 per share), or 217.9%, to $30.2 million or $0.70 per share compared to $9.5 million or $0.22 per share for the same period of 1996. Supplemental pro forma as adjusted results of operations reflect the sale of 8,480,000 shares of Common Stock by the Company in its Initial Public Offering and the application of the net proceeds therefrom together with related borrowings under the Company's then-outstanding revolving credit facility as if such events occurred at the beginning of each period presented. Consequently, such results include interest savings from the early redemption of a portion of the Company's 10.875% Senior Subordinated Notes, additional interest expense for related borrowings under the Company's credit facilities and related income tax effects. Pro forma as adjusted results do not, however, reflect the 1997 extraordinary loss of $5.3 million, net of taxes, incurred in connection with the early redemption of a portion of the 10.875% Senior Subordinated Notes.

 COMPARISON OF PRO FORMA YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

  Total sales. Total sales were $651.8 million for the year ended December 31, 1996, an increase of $30.9 million, or 5.0%, from $620.9 million for the year ended December 31, 1995. The sales growth resulted from price increases (an average of 2.4% over 1995) and increased volume across all North American product categories, and was partially offset by the elimination of certain lower profit product lines and contracts during 1995. Sales of office systems grew $27.8 million, or 6.0%, while sales of the Company's specialty products (KnollStudio, KnollExtra, KnollTextiles and Spinneybeck) and seating grew $10.4 million, or 10.8%, and $3.1 million, or 5.7%, respectively. This growth is attributable to product enhancements in all categories as well as continued growth from new product introductions. The 1996 sales increase of continued product was $41.3 million, or 6.8%, as 1995 sales included lower profit discontinued product sales of $10.4 million.

  Gross profit. Gross profit was $231.9 million for the year ended December 31, 1996, an increase of $28.6 million, or 14.1%, from gross profit of $203.3 million for the year ended December 31, 1995. Gross profit as a percentage of sales increased to 35.6% for the year ended December 31, 1996 from 32.7% for the previous year. As noted in the Overview, the actual gross margin generated by the Predecessor for the year ended December 31, 1995 is not comparable to the pro forma gross margin generated by the Company for the year ended December 31, 1996. Several factors affect the comparability of these amounts. Approximately $3.1 million of costs included in 1996 pro forma cost of sales were included in allocated corporate expenses in the 1995 historical income statement. These costs were related to the adoption of various independent employee benefit plans comparable to Westinghouse benefit plans. In addition, $4.2 million of depreciation expense related directly to the Acquisition is included in 1996 pro forma cost of sales. These increased depreciation costs were not incurred during 1995. However, the above noted factors affecting comparability were more than offset by improvements in operating results experienced by the Company. These increases were principally due to the higher sales volume in North America, better pricing, discontinuance of unprofitable products, continued factory operating cost improvements, consolidation of European operations and other fixed cost reductions.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $153.4 million for the year ended December 31, 1996, up $14.9 million, or 10.8%, from the year ended December 31, 1995. As noted in the Overview, actual selling, general and administrative expenses incurred by the Predecessor for the year ended December 31, 1995 is not comparable to the pro forma selling, general and administrative expenses incurred by the Company for the year ended December 31, 1996. Several factors affect the comparability of these amounts. Approximately $2.5 million of costs were incurred in 1996 to replace employee benefit plans and other services (audit, tax, general ledger, accounts receivable, human resources and legal) that were provided by Westinghouse prior to the Acquisition. These costs were included in allocated corporate expenses in the 1995 historical income statement. In addition, increased depreciation and amortization costs totaling $1.6 million resulting from the Acquisition are included in 1996 pro forma selling, general and administrative expenses. These increased depreciation and amortization costs were not incurred during 1995. In addition to the above noted factors affecting comparability, selling, general and administrative expenses increased by $10.8 million primarily due to increased sales incentive compensation and employee benefits related to higher sales volumes in North America, and expenses related to new product and technology initiatives, partially offset by savings resulting from showroom consolidations in Germany, Italy and Belgium along with the centralization of administrative functions in Europe. As a percentage of sales, the Company's selling, general and administrative expenses were 23.6% for the year ended December 31, 1996 and 22.3% for the year ended December 31, 1995.

  Allocated corporate expenses. Allocated corporate expenses of $9.5 million in 1995 include (i) Westinghouse overhead charges for Westinghouse executive management and corporate legal, environmental, audit, tax, treasury and other related services and (ii) incentive compensation payable to Knoll executives under Westinghouse long-term incentive plans. These allocated corporate expenses, with the exception of incentive compensation, were payable by Westinghouse and allocated to Knoll primarily based on sales. The 1996 pro forma results do not include a $47.9 million charge to operations for the 1996 payment of awards to certain key executives of the Company pursuant to a long-term incentive plan established by Westinghouse. The plan provided for payment of awards at the end of a five-year period based on the achievement of certain performance goals set by Westinghouse's board of directors. As a result of the consummation of the Acquisition, the payment of awards was accelerated pursuant to the terms of the plan. The Company has not implemented an incentive plan similar to the Westinghouse plan and does not expect such compensation to be payable in future periods.

  Operating income. Operating income increased to $78.5 million for the year ended December 31, 1996 from $55.2 million for the year ended December 31, 1995. As a percentage of sales, operating income increased to 12.0% for the year ended December 31, 1996 from 8.9% for the same period in 1995. As noted above, these improvements were driven by higher sales volume, better pricing, discontinuance of lower profit product lines, factory cost improvements and efficiencies gained from consolidation and centralization of administrative functions.

  Interest expense. Interest expense increased $38.6 million to $40.0 million for the year ended December 31, 1996. This increase is attributable to the debt incurred by the Company in connection with the Acquisition. This debt consisted of $165 million of the Company's Notes and $260 million of borrowings under the Company's credit facilities.

  Income tax expense. Income tax expense for the years ended December 31, 1996 and 1995 was 43.8% of pre-tax income.

  Extraordinary item. For the year ended December 31, 1996, there was an extraordinary charge of $5.2 million net of a tax benefit of $3.3 million relating to the write-off of unamortized financing costs following the refinancing of the Company's previous credit agreement.

 COMPARISON OF PRO FORMA YEAR ENDED DECEMBER 31, 1996 TO PRO FORMA YEAR ENDED DECEMBER 31, 1995

  Because the Company was formed as a result of the Acquisition on February 29, 1996, the following discussion refers to the pro forma results of operations as shown in Note 3 to the Consolidated Financial Statements.

  Total sales. Total sales were $651.8 million for the year ended December 31, 1996, an increase of $30.9 million, or 5.0%, from $620.9 million for the year ended December 31, 1995. The sales growth resulted from price increases (an average of 2.4% over 1995) and increased volume across all North American product categories, and was partially offset by the elimination of certain lower profit product lines and contracts during 1995. Sales of office systems grew $27.8 million, or 6.0%, while sales of the Company's specialty products (KnollStudio, KnollExtra, KnollTextiles and Spinneybeck) and seating grew $10.4 million, or 10.8%, and $3.1 million, or 5.7%, respectively. This growth is attributable to product enhancements in all categories as well as continued growth from new product introductions. The 1996 sales increase of continued product was $41.3 million, or 6.8%, as 1995 sales included lower profit discontinued product sales of $10.4 million.

  Gross profit. Gross profit was $231.9 million for the year ended December 31, 1996, an increase of $36.3 million, or 18.6%, from gross profit of $195.6 million for the year ended December 31, 1995. Gross profit as a percentage of sales increased to 35.6% for the year ended December 31, 1996 from 31.5% for the previous year. These increases were principally due to the higher sales volume in North America, better pricing, discontinuance of unprofitable products, continued factory operating cost improvements, consolidation of European operations and other fixed cost reductions.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $153.4 million for the year ended December 31, 1996, up $10.8 million, or 7.6%, from the year ended December 31, 1995. The increase was primarily due to increased sales incentive compensation and employee benefits related to higher sales volumes in North America, and expenses related to new product and technology initiatives, partially offset by savings resulting from showroom consolidations in Germany, Italy and Belgium along with the centralization of administrative functions in Europe. As a percentage of sales, the Company's selling, general and administrative expenses were 23.6% for the year ended December 31, 1996 and 23.0% for the year ended December 31, 1995.

  Allocated corporate expenses. Allocated corporate expenses of $4.0 million in 1995 represents incentive compensation payable to Knoll executives under Westinghouse long-term incentive plans.

  Operating income. Operating income increased to $78.5 million for the year ended December 31, 1996 from $49.0 million for the year ended December 31, 1995. As a percentage of sales, operating income increased to 12.0% for the year ended December 31, 1996 from 7.9% for the same period in 1995. As noted above, these improvements were driven by higher sales volume, better pricing, discontinuance of lower profit product lines, factory cost improvements and efficiencies gained from consolidation and centralization of administrative functions.

 COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

  Total sales. Total sales were $620.9 million for the year ended December 31, 1995, an increase of $58.0 million, or 10.3%, from $562.9 million for the year ended December 31, 1994. Sales growth resulted from price increases (an average increase of 1.6% over 1994) and increased volume across all major North American product categories (an average increase of 8.7% over 1994). Sales of office systems grew $50.7 million, or 15.1%, as sales of the Equity, Morrison and Reff product lines increased due to product enhancements and sales incentives at both the dealer and sales division level. Sales from the Company's specialty products (KnollStudio, KnollExtra, Spinneybeck and KnollTextiles) and seating products grew $4.9 million and $2.4 million, respectively, a combined increase of 6.3% over 1994, due in part to continued growth from new product introductions such as the Propeller table and the Parachute and SoHo chairs.

  Gross profit. Gross profit was $203.3 million for the year ended December 31, 1995, an increase of $50.5 million, or 33.0%, from $152.8 million for the year ended December 31, 1994. This increase was principally due to the higher sales volume, better pricing, discontinuance of lower profit product lines, factory operating cost improvements, and cost reductions realized from closing the Company's Legnano, Italy factory and consolidating its Muskegon, Michigan operations. As a result, gross profit as a percentage of sales increased to 32.7% for the year ended December 31, 1995 from 27.1% for the year ended December 31, 1994.

  Restructuring provision. The Company's restructuring provision of $29.2 million for the year ended December 31, 1994 includes costs associated with the factory closing and consolidation referred to above, lease cancellations, product discontinuations and employee separation costs associated with initiatives implemented by management in the turnaround program that commenced in early 1994.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $138.5 million for the year ended December 31, 1995, representing a decrease of $28.7 million, or 17.2%, from $167.2 million for the year ended December 31, 1994. This decrease is primarily attributable to the cost reductions and improved operating efficiencies derived from consolidating and centralizing human resources, finance, purchasing and logistics, order entry and customer service, and management information systems operations at one facility, as well as from reducing marketing and selling expenses associated with showroom and sales office consolidations and eliminations. As a percentage of sales, selling, general and administrative expenses improved to 22.3% for the year ended December 31, 1995 from 29.7% for the year ended December 31, 1994.

  Allocated corporate expenses. Allocated corporate expenses, which include Westinghouse overhead charges for Westinghouse executive management and corporate legal, environmental, audit, tax, treasury, and other related services, were $9.5 million for the year ended December 31, 1995, an increase of $3.6 million, or 61.0%, from $5.9 million for the year ended December 31, 1994. Allocated corporate expenses for 1995 include approximately $4.0 million of long-term incentive compensation payable to Knoll executives. These allocated corporate expenses, which are payable by Westinghouse and "pushed down" to Knoll from Westinghouse, are allocated primarily based on sales, with the exception of the incentive compensation, and are not necessarily indicative of actual or future costs.

  Operating income (loss). Operating income increased to $55.2 million for the year ended December 31, 1995, representing an increase of $104.7 million, as compared to a loss of $49.5 million for the year ended December 31, 1994. As a percentage of total sales, operating income (loss) increased to 8.9% for the year ended

December 31, 1995 from (8.8)% for the same period in 1994. This improvement was driven by higher sales volume, better pricing, cost reductions and improved operating efficiencies, decreased depreciation and amortization expense and the restructuring provision charged in 1994 as described above.

  Interest expense. Interest expense decreased to $1.4 million for the year ended December 31, 1995, a decrease of $1.8 million, or 56.3%, as compared to $3.2 million for the year ended December 31, 1994. This decrease was due primarily to the reduction of debt in the Company's European subsidiaries.

  Other income (expense). The Company incurred other expenses of $1.6 million for the year ended December 31, 1995, primarily due to the one-time write-off of certain tooling that was purchased but not used, as compared to $0.7 million in other income for the year ended December 31, 1994.

  Income tax expense. Income tax expense of $22.8 million was recorded for the Company as a stand-alone entity for the year ended December 31, 1995, an increase of $15.1 million from $7.7 million for the year ended December 31, 1994. The deferred income tax liability increased from $3.3 million at December 31, 1994 to $11.3 million at December 31, 1995. This increase resulted in deferred income tax expense of $8.0 million for the year ended December 31, 1995, an increase of $2.2 million from $5.8 million for the year ended December 31, 1994. The increase in the deferred income tax liability is due primarily to the reversal of temporary differences arising from restructuring charges recorded in 1994 partially offset by temporary differences arising from certain charges recorded in 1995. The effective tax rate increased to 43.8% in 1995 from an effective rate of 14.8% in 1994, reflecting the impact of positive income from operations.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's free cash flow has historically been used to fund capital expenditures, working capital requirements and debt service. Following the Acquisition, interest expense associated with borrowings under the Company's credit facilities and the issuance of the Notes, as well as scheduled principal payments of term loans under the Company's credit facilities, significantly increased interest expense and cash requirements compared to previous years.

  In May 1997, the Company completed the Initial Public Offering, generating net proceeds to the Company of $133.5 million from its sale of 8,480,000 shares of Common Stock. The Company used the net proceeds to the Company, together with borrowings under the Company's credit facilities, to redeem 800,000 shares of Series A 12% Participating Convertible Preferred Stock for $80.0 million and to redeem an aggregate principal amount of $57.8 million of the Company's 10.875% Senior Subordinated Notes for $65.1 million (including a redemption premium of $5.7 million and accrued and unpaid interest thereon of $1.6 million). In addition to the redemption of a portion of the Company's 10.875% Senior Subordinated Notes, the Company repaid from operating cash flow $38.2 million of bank debt during the six months ended June 30, 1997.

  The Revolving Credit Facility provides for a $275.0 million revolving credit facility. Loans made pursuant to the revolving credit facility may be borrowed, repaid and reborrowed from time to time until August 8, 2002. Indebtedness under the Revolving Credit Facility bears interest at a floating rate based, at the Company's option, upon (i) the Eurodollar Rate (as defined therein) plus an applicable percentage which is subject to change based on the Company's ratio of funded debt to EBITDA or (ii) the greater of the federal funds rate plus 0.5% or the prime rate. The Revolving Credit Facility contains restrictive covenants, financial covenants and events of default. As of August 31, 1997, the Company had an aggregate of $150.1 million available for borrowing under the Revolving Credit Facility. See "Description of Certain Indebtedness--Description of Revolving Credit Facility."

  In addition to the Revolving Credit Facility, the Company has outstanding as of August 31, 1997, $107.2 million aggregate principal amount of its 10.875% Senior Subordinated Notes due 2006, which were issued in connection with the Acquisition in the original aggregate principal amount of $165.0 million. The Notes are subordinated to all existing and future senior indebtedness of the Company, including all indebtedness under the Revolving Credit Facility. The Indenture governing the terms of the Notes imposes certain restrictions on the Company and its subsidiaries, including restrictions on its ability to incur indebtedness, pay dividends, make investments, grant liens and engage in certain other activities. The Notes may be required to be purchased by the Company upon a change of control (as defined) and in certain circumstances with the proceeds of asset sales. The Notes are redeemable at the option of the Company at any time after March 15, 2001, initially at 105.438% of their principal amount at maturity, plus accrued interest, declining to 100% of their principal amount at maturity, plus accrued interest, on or after March 15, 2004.

  The Company's foreign subsidiaries from time to time maintain local credit facilities to provide credit for overdraft, working capital and other purposes. As of August 31, 1997, the Company's total credit available under such facilities was approximately $11.6 million, of which none had been utilized. The Company believes that it is currently in compliance with all terms of its indebtedness and that it has been in such compliance since the Acquisition.

  Cash provided by (used in) operating activities totaled $57.6 million for the six months ended June 30, 1997, $89.5 million for the ten months ended December 31, 1996, $(54.0) million for the two months ended February 29, 1996, $51.9 million in 1995 and $(3.8) million in 1994. Cash provided by operations resulted primarily from earnings, net of depreciation and amortization, as well as positive cash flow from working capital for the six months ended June 30, 1997 and the ten months ended December 31, 1996.

  Cash used in investing activities totaled $7.6 million for the six months ended June 30, 1997 and was primarily comprised of capital expenditures. Cash used in investing activities totaled $594.8 million for the ten months ended December 31, 1996 and was comprised primarily of the acquisition of the Company from Westinghouse ($579.8 million) and capital expenditures by the Company. Cash used in investing activities totaled $2.3 million for the two months ended February 29, 1996, $19.0 million in 1995 and $19.8 million in 1994 and primarily was comprised of capital expenditures by the Company. The Company's capital expenditures totaled $15.3 million for the ten months ended December 31, 1996, $2.3 million for the two months ended February 29, 1996, $19.3 million in 1995 and $20.2 million in 1994. Capital expenditures have primarily been for new manufacturing equipment and information systems. The Company expects to increase its capital expenditures over the next few years as part of its growth strategy and efforts to provide superior service and products to its customers. The Company estimates that capital expenditures will be approximately $30.0 million in 1997.

  Cash provided by (used in) financing activities totaled $(47.1) million for the six months ended June 30, 1997, $511.8 million for the ten months ended December 31, 1996, $57.0 million for the two months ended February 29, 1996 and $(36.8) million and $28.3 million for the years ended December 31, 1995 and 1994, respectively. The $47.1 million used by the Company for the six months ended June 30, 1997 includes $80.0 million for the redemption of 800,000 shares of Series A Preferred Stock, $63.5 million for the redemption of $57.8 million of the Company's 10.875% Senior Subordinated Notes (including an early redemption premium of $5.7 million) and $38.2 million for the repayment of bank debt primarily offset by net proceeds to the Company from the Initial Public Offering. The $511.8 million provided by the Company in its financing activities during the ten months ended December 31, 1996 included $425.0 million for the issuance of debt and $160.0 million for the issuance of stock in connection with the acquisition of the Company from Westinghouse, partially offset by $72.0 million used by the Company for the prepayment of indebtedness under the Company's credit facilities.

  As of June 30, 1997, the Company has recorded approximately $1.1 million of unearned stock grant compensation on its balance sheet. Such amount will be expensed over the vesting period of the related stock awards, which is generally five years.

  The Company uses interest rate collar agreements in order to manage its exposure to fluctuations in interest rates on its floating rate debt. At August 31, 1997, the Company had four outstanding interest rate collar agreements with a total notional principal amount of $150.0 million and maximum and minimum rates ranging from 7.50% to 7.99% and 5.00% to 5.50%, respectively. These agreements mature over the next two years. Aggregate maturities of the total notional principal amount are $35.0 million in 1998 and $115.0 million in 1999.

  The past and present business operations of the Company and the past and present ownership and operation of manufacturing plants on real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with more stringent laws or regulations, or stricter interpretation of existing laws, may require additional expenditures by the Company, some of which may be material. The Company has been identified as a potentially responsible party pursuant to CERCLA for remediation costs associated with waste disposal sites previously used by the Company. The remediation costs at these CERCLA sites are unknown, but the Company does not expect any liability it may have under CERCLA to be material, based on the information presently known to the Company. Under the Stock Purchase Agreement, Westinghouse has agreed to indemnify the Company for certain costs associated with CERCLA liabilities known as of the date of the Acquisition. See "Business--Environmental Matters."

  The Company continues to have significant liquidity requirements. In addition to working capital needs and capital expenditures, the Company has cash requirements for debt service. The Company believes that existing cash balances and cash flow from operating activities, together with borrowings available under the Revolving Credit Facility, will be sufficient to fund working capital needs, capital spending requirements and debt service requirements of the Company for at least the next 12 months.

INFLATION

  There was no significant impact on Knoll's operations as a result of inflation during the three years ended December 31, 1996 or the six months ended June 30, 1997.

BACKLOG

  As of June 30, 1997, the Company's backlog of unfilled orders was $111.2 million. At June 30, 1996, the backlog totaled $82.8 million. The Company expects to fill substantially all outstanding unfilled orders within the next twelve months. The Company manufactures substantially all of its products to order and its average manufacturing lead time is approximately five weeks. As a result, backlog is not a significant factor used to predict the Company's long-term business prospects.

FOREIGN OPERATIONS

  The Company's foreign sales and certain expenses are transacted in foreign currencies. In the year ended December 31, 1996, and the six month period ended June 30, 1997, approximately 12% and 11%, respectively, of the Company's revenues and 24% and 25%, respectively, of the Company's expenses were denominated in currencies other than U.S. dollars. The principal foreign currencies in which the Company conducts business are the Canadian dollar and the Italian lira. The production costs, profit margins and competitive position of the Company are affected by the strength of the currencies in countries where it manufactures or purchases goods relative to the strength of the currencies in countries where its products are sold. The Company reviews from time to time its foreign currency exposure and evaluates whether it should enter into hedging transactions. The Company generally does not hedge its foreign currency exposure and may determine not to do so in the future. Exchange rate fluctuations did not have a material effect on the financial results of the Company in 1996 or in the first six months of 1997.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited summary pro forma and historical information on a quarterly basis for the Company.

                                   HISTORICAL
                         -------------------------------
                          FIRST QUARTER   SECOND QUARTER
                         ---------------- --------------
                             (DOLLARS IN THOUSANDS)
1997
 Net sales..............     $177,833        $212,582
 Gross profit...........       67,974          86,176
 Income before extraor-
  dinary item(1)........       11,638          16,956
                                                          HISTORICAL
                            PRO FORMA     -------------------------------------------
                         FIRST QUARTER(3) SECOND QUARTER THIRD QUARTER FOURTH QUARTER
                         ---------------- -------------- ------------- --------------
                                            (DOLLARS IN THOUSANDS)
1996
 Net sales..............     $138,312        $166,520      $167,184       $179,750
 Gross profit...........       44,702          58,574        61,046         67,536
 Income before extraor-
  dinary item(2)........          197           7,527         7,685          6,334
                                                 PRO FORMA(3)
                         ------------------------------------------------------------
                          FIRST QUARTER   SECOND QUARTER THIRD QUARTER FOURTH QUARTER
                         ---------------- -------------- ------------- --------------
                                            (DOLLARS IN THOUSANDS)
1995
 Net sales..............     $147,410        $159,352      $155,055       $159,075
 Gross profit...........       39,299          48,920        53,473         53,873
 Net income (loss)......       (4,883)           (484)        5,559          3,544

--------
(1) Excludes the extraordinary loss on the early extinguishment of debt amounting to $8,838 pre tax, $5,337 after tax, recognized during the second quarter.
(2) Excludes the extraordinary loss on the early extinguishment of debt amounting to $8,542 pre tax, $5,159 after tax, recognized during the fourth quarter.
(3) Reflects the Acquisition and the application of the net proceeds of $160,000 from the sale of capital stock of the Company and borrowings of $260,000 and $165,000 under the Company's credit facilities and the Notes, respectively, as if such events had occurred at the beginning of the period presented.

  In certain years, the Company has experienced variability in its sales from quarter to quarter.

                                   BUSINESS

GENERAL

  Knoll designs, manufactures and distributes office systems and business furniture noted for its high quality, innovative design and sophisticated image. Knoll's products are designed to provide enduring value rooted in timeless aesthetics, functionality, flexibility and reliable performance. For nearly sixty years, Knoll has been widely recognized as a design leader, with products represented in major art museums around the world, including more than 30 Knoll pieces housed in the permanent Design Collection of the Museum of Modern Art in New York. Knoll's heritage of design excellence has enabled the Company to win hundreds of awards, with special recognition across all of its product categories, including office systems, seating, desks and credenzas, tables, files and storage, technology accessories and textiles. Since 1994 alone, Knoll has won more than 20 design awards for new products and enhancements across all of its product categories.

  Knoll's customers are typically Fortune 1000 companies. The Company's direct sales force of approximately 310 professionals and its network of approximately 210 independent dealers in North America work in close partnership with customers and design professionals to create distinctive work environments using Knoll products. Knoll's products and knowledgeable sales organization have generated strong brand recognition and loyalty among architects, designers and corporate facility managers, who are key influences in the purchasing process for business furnishings. Knoll's strong customer relationships allow the Company to adapt and customize its products to meet evolving customer needs, technology practices and ergonomic standards.

  The Company offers a broad range of office furniture and accessories in five basic categories: (i) office systems (typically modular and moveable workspaces with integrated work surfaces, space dividers and lighting), comprised mainly of the Reff, Morrison and Equity product lines (to be joined by two new systems product lines, Currents and Dividends, which the Company expects to introduce in 1998); (ii) seating, including the Sapper, Bulldog, Parachute and SoHo chairs; (iii) storage solutions and filing cabinets, including the Calibre collection; (iv) desks and casegoods, including bookcases and credenzas; and (v) tables. The Company's KnollStudio collection features its signature design classics, including high image side chairs, sofas, desks and tables for both office and home use. The Company also carries its own lines of textiles and leather products and a line of desk, office and computer accessories, which complement its furniture products and are also sold in conjunction with the seating and systems products of other manufacturers. For the year ended December 31, 1996 and the six month period ended June 30, 1997, the Company had revenues of $651.8 million and $390.4 million, respectively. The combination of its strong product offerings, experienced dealer network and a sales force which management believes to be one of the most effective in the industry has enabled the Company to capture an increasing share of the U.S. business furniture market over the last three years.

  Knoll, Inc. is a Delaware corporation which is the successor by merger to the business and operations of The Knoll Group, Inc. and related entities, which were acquired in February 1996 (the "Acquisition") from Westinghouse by a majority-owned subsidiary of Warburg. Knoll International, Inc., which was founded in 1938, and other predecessors of the Company have been engaged in the design and manufacture of office furniture since before the turn of the century. The Company's principal executive offices are located at 1235 Water Street, East Greenville, Pennsylvania 18041, and its telephone number is (215) 679-7991.

INDUSTRY DYNAMICS

  The Company believes that fundamental shifts in the nature of corporate organizational structures, technology and work processes are driving new opportunities for growth in the office furniture industry, especially in the middle to high-end segments where Knoll believes it has competitive advantages. Companies increasingly use workplace design and furniture purchase decisions as catalysts for organizational and cultural change. Several significant factors that influence this change are as follows:

  . Continued corporate reengineering, restructuring and reorganizing. In today's ever changing workplace, customers are more often experimenting with workplace design with a goal of increasing worker productivity and reducing facility costs. As large corporations have continued to focus on the benefits of reengineering, restructuring and reorganizing, the nature of the corporate work environment has changed. An emphasis on teams, flatter organizational structures, and more direct communication among employees at varying levels, have accelerated the need for redesigned space. Office furniture systems that are simple, flexible and easy to install are popular with large businesses that are reengineering, restructuring and reorganizing their operations and offer significant advantages over traditional drywall offices. The Company has experienced increased demand for systems able to accommodate new work arrangements such as team workspaces and workspaces shared by several employees who are frequently out of the office, an arrangement known as "hoteling."

  . Corporate relocations. As companies redesign existing facilities or relocate to new facilities to take advantage of more sophisticated building services or to reduce real estate costs, they often take the opportunity to install furniture that is better adapted to their technological, ergonomic, organizational and facility needs.

  . New office technology and the resulting necessity for improved wire and data management. Technology proliferation in the workplace has placed, and the Company believes will continue to place, new demands on furniture performance. Increasingly, office furniture must have the capability to support the use of multiple monitors, video conferencing, local area network and wide area network communications, fiber optics and portable technologies. As businesses become more dependent upon these technological systems, facility managers demand furniture that can easily accommodate increasingly complex wire and cable requirements. In response, the Company recently redesigned each of its office systems lines in accordance with anticipated Electronic Industry Association/ Telecommunications Industry Association (EIA/TIA) guidelines.

  . Heightened sensitivity to concerns about ergonomic standards. Concerns about ergonomics, health and safety in the office have intensified in recent years, and, in 1996, California became the first state to adopt legislation relating to ergonomics in the workplace. Such legislation should have a direct effect on the demand for ergonomically designed office furniture products. As a result, the Company believes that corporations will increasingly seek furniture like that offered by the Company to enhance employee comfort and productivity through ergonomic design.

  In addition, other factors such as white collar employment levels, corporate cash flow and non-residential construction reflect certain macroeconomic conditions which management believes influence industry growth.

  The U.S. office furniture market generated sales of approximately $10.0 billion in 1996. The dollar value of U.S. office furniture industry shipments has increased in each of the past 25 years, with the exception of 1975 and 1991 and, according to BIFMA estimates, has grown at a compound annual rate of approximately 7.2% over the three-year period ended December 31, 1996. For the six month period ended June 30, 1997, as compared with the comparable period in 1996, BIFMA estimates industry shipments increased by 15%, although there can be no assurance that such growth, or growth at the rates experienced in these periods, will continue in the future.

  The U.S. office furniture market consists of five major product categories: office systems, seating, storage, desks and casegoods, and tables. The following table indicates the percentage of sales that each product category contributed to the estimated U.S. office furniture industry for the year ended December 31, 1996 and the six months ended June 30, 1997.

                                       YEAR ENDED           SIX MONTHS ENDED
                                    DECEMBER 31, 1996         JUNE 30, 1997
                                 ----------------------- -----------------------
                                  U.S. MARKET  % OF U.S.  U.S. MARKET  % OF U.S.
PRODUCT CATEGORY                     SIZE       MARKET       SIZE       MARKET
----------------                 ------------- --------- ------------- ---------
                                 (IN BILLIONS)           (IN BILLIONS)
Office systems..................     $3.4        34.1%       $2.1        37.3%
Seating.........................      2.6        25.4         1.3        23.0
Storage.........................      1.4        14.1         0.8        14.7
Desks and casegoods.............      1.6        16.4         0.8         4.4
Tables..........................      0.7         6.6         0.4         6.5

  Office systems consist of movable panels, work surfaces and storage units, electrical distribution, lighting, organizing tools and freestanding components. These modular systems are popular with customers who require flexible space configurations, or where many people share open floor space as is common in modern office buildings. Both seating, ranging from executive desk chairs to task chairs and side chairs, and storage products, such as overhead shelving, file cabinets and desk pedestals (file cabinets that serve to support desks), are sold to users of office systems and also are sold separately to non-systems users. Desks and tables range from classic writing desks in private offices to conference and meeting room tables which can accommodate sophisticated technological demands.

GROWTH STRATEGY

  Knoll focuses on the middle to high-end office furniture market which, as a result of evolving workplace trends and industry dynamics, management expects to grow faster than the industry as a whole. Management believes Knoll is well-positioned to drive further growth in revenues, profitability and market share. Key elements of the Company's growth strategy are as follows:

  . CREATE INNOVATIVE NEW PRODUCTS TO INCREASE SALES AND MARKET SHARE. The Company believes its focus on market research, brand identity, superior design and complementary product offerings give it a competitive advantage in launching new products. The Company intends to (i) expand its offerings in the $3.4 billion U.S. office systems category, where it is a recognized leader, and (ii) expand the breadth of product offerings in other growing office furniture categories, such as seating, tables, desks and storage solutions, where the Company's market share is relatively low. For example, the Company is developing new office systems product lines and line extensions that address new price points and category segments, such as the "teamwork" segment, where the Company's current product offerings may be limited and management believes demand for quality products is underserved. Leadership in office systems is critical to achieving significant market share in the industry. Office systems are often the first design component that the customer specifies and typically represent the largest part of a customer's furniture purchase. According to BIFMA statistics, the office systems category is the fastest growing category of the office furniture market, with estimated growth of 21% in the first six months of 1997 versus the first six months of 1996, as compared with estimated growth of 15% in the overall office furniture market during the comparable period. In June 1997, the Company previewed to its dealers and customers as well as the architect and design community two new systems product lines, Currents and Dividends, targeting high-performance, flexible technology needs and simple, affordable solutions, respectively. The Company expects to have these two new product lines available for sale in 1998 and believes these new product lines will further broaden its systems product offerings. Utilizing extensive market research and direct customer feedback, the Company has developed new products in other categories such as tables and seating, including the Propeller table line and the Parachute chair line, which expand the breadth of the Company's offerings in these growing categories.

  . LEVERAGE OFFICE SYSTEMS STRENGTH IN OTHER CATEGORIES. The Company believes it has the opportunity to increase sales and market share in seating, tables, desks and storage solutions. For example, the Company's U.S. market share of seating and tables was 2.1% and 1.8%, respectively, in 1996 and 2.3% and 2.2%, respectively, for the first half of 1997, while its office systems market share was 11.2% in 1996 and 11.4% for the first half of 1997 (excluding sales of KnollStudio, KnollExtra, textiles and leather products). Since these products are often sold in conjunction with the initial specification of an office system, the Company believes that it can increase its market share in these categories by leveraging its market share strength in office systems.

  . EXPAND SCOPE OF SELLING EFFORTS. The Company intends to increase the number of direct selling professionals over the next two years to increase office furniture sales by (i) developing new corporate relationships, (ii) further penetrating existing corporate accounts and
     (iii) expanding its selling efforts into secondary markets. Secondary markets account for approximately $800 million in annual industry sales, but to date have received limited or no coverage by the Company's direct sales force or dealers. Management believes expanded selling efforts will present an opportunity to increase total revenues and market share. In the first half of 1997, the Company added eight newly-hired sales force professionals in eight initial target secondary markets, including Baltimore, Maryland; Columbus, Ohio; and Marin County, California.

  . EXPAND THE RANGE AND QUANTITY OF PRODUCTS OFFERED THROUGH THE EXISTING DEALER NETWORK. The Company intends to leverage its dealers' estimated 1,000-person sales force to capture a larger share of the business with medium to smaller-size companies and independent business purchasers. In order to stimulate sales in this segment, the Company has introduced marketing programs such as QuickShip and PrimeTime! which make it easier and more profitable for its dealers to market the Company's products. In the six months ended June 30, 1997, as compared with the comparable period in 1996, sales through the QuickShip and PrimeTime! programs increased 27%. Additionally, the Company is developing new products, including the Dividends systems line, designed and targeted for sale through the dealer distribution channel.

  . CONTINUE TO USE SPECIALTY BUSINESSES TO ENHANCE REPUTATION AND DRIVE INCREMENTAL GROWTH. The Company intends to expand its KnollStudio line, which includes specially commissioned pieces by major architects and designers. By relaunching KnollStudio classic products and introducing new products, the Company expects to generate significant publicity and goodwill in the design community and the media. The Company has engaged internationally-known designer Maya Lin to develop a signature collection of products for the KnollStudio line targeted for introduction in the second half of 1998, in conjunction with the celebration of the Company's 60th anniversary. Among Maya Lin's body of work is her design of the National Vietnam Veterans Memorial in Washington D.C. Further, Knoll's textile, leather and accessories lines offer the opportunity to achieve incremental growth and attractive margins both when sold as part of Knoll offerings and when sold in conjunction with products of other manufacturers.

  . IMPROVE INFORMATION SYSTEMS TO MAXIMIZE MANUFACTURING EFFICIENCY. The Company is implementing integrated, comprehensive management information systems for its operations. Management believes that new information systems will enable it to enhance its order response time and accuracy, improve manufacturing processes, reduce delivery times, improve shipping accuracy and reduce fixed costs.

COMPETITIVE STRENGTHS

  Knoll's business philosophy is to pursue growth and profitability by maintaining and enhancing the Knoll brand image and reputation for quality and by working closely with its customers. The Company's growth strategy is designed to leverage its competitive strengths, which include:

  TRADITION OF SUPERIOR DESIGN. The Company's greatest business strength lies in the history and depth of its commitment to create furniture of enduring design value which is known for innovative performance. This design heritage has enabled the Company to build over time strong relationships with some of the world's preeminent designers. The Company's collection of classic and current designs includes works by such internationally recognized architects and designers as Ludwig Mies van der Rohe, Marcel Breuer, Eero Saarinen, Harry Bertoia, Massimo Vignelli and Frank Gehry. Today, the Company continues to engage prominent outside architects and designers to create new products and product enhancements. By combining their creative vision with the Company's commitment to developing products which address changing business needs, the Company seeks to launch new offerings which achieve recognition in the marketplace and generate strong demand among corporate customers.

  REPUTATION FOR PRODUCT QUALITY. Knoll's quality serves as an important marketing tool with design professionals and with new and existing customers. The Company believes its manufacturing employees take pride in the Company's heritage and the quality of their execution of the Company's designs. Knoll's products are constructed of high quality materials, and Knoll believes its products are differentiated from many of its competitors in workmanship and attention to detail. The Company believes this results in products with superior aesthetics and durability.

  PREMIER BRAND IDENTITY IN OFFICE SYSTEMS, FURNITURE AND SPECIALTY
  PRODUCTS. Knoll's high-end image is an important factor in its customers' initial selection and purchasing decision and provides credibility and confidence as businesses seek to upgrade and enhance their installed systems and purchase other business furnishings. The Company believes its brand identity reflects its strong brand heritage, its commitment to quality, its strong links with the architect and design community and the customized design solutions it offers its corporate clients. The Company believes that this has made it a leader in the middle and high-end office systems market, in the premium office furniture market and in its specialty businesses, including textiles, leathers and accessories.

  STRONG DIRECT SELLING ORGANIZATION AND DEALER NETWORK. The Company believes that its direct sales force provides a strategic advantage relative to many of its competitors. The direct sales force, in conjunction with the Company's independent dealer network, has close relationships with architects, designers and corporate facility managers, who have a significant influence on product selection on large orders. The Company's tradition of working closely with companies to design spaces that elevate the appearance and productivity of the workplace dates back to the Company's co-founder, Florence Knoll, and her work with major American corporations in the 1950's.

  LEAN ORGANIZATION FOCUSED ON COSTS. In 1994, Knoll's new management instituted a series of initiatives designed to increase profitability. Certain lower margin lines and products were discontinued, administrative functions were centralized and manufacturing processes were significantly rationalized and reorganized. Management also implemented an incentive program under which the sales force and managers receive significant performance bonuses if sales and profitability goals are achieved. As a result of the turnaround efforts initiated by current management in 1994, the Company has developed an organization focused on expense control and operating efficiency.

While the Company believes it possesses these competitive strengths, several of the Company's competitors have larger market shares than the Company and have consistently received higher rankings than the Company in certain categories of subjective industry studies. For a description of competitive factors within the U.S. office furniture market and the Company's competitive position, see "--Competition."

PREVIOUSLY IMPLEMENTED TURNAROUND PROGRAM

  The Company has created a platform to execute its growth strategy through the successful completion of its turnaround program. As part of the restructuring efforts initiated by current management in 1994, the Company evaluated all major business activities and significantly reduced operating costs. Since then, (i) virtually every product line has been modified and improved; (ii) the lead time required to bring new and enhanced products to market has been decreased significantly through the use of computer-aided design techniques and other process improvements; (iii) average lead times between order entry and delivery of products to customers have been reduced from seven weeks to five weeks; and (iv) on-time shipments, a measure of customer service, have improved to the current 95% level from approximately 91% in 1993. The turnaround program initiatives also included:

  . Significantly reduced operating costs. Management evaluated all major business activities and subsequently centralized administrative functions eliminating duplicative overhead, simplified and automated certain manufacturing processes, sold and consolidated certain manufacturing facilities and consolidated purchasing activities. In 1995, the Company eliminated approximately $25.0 million in variable operating costs and approximately $45.0 million in fixed operating costs and general expenses.

  . Instituted product line management. The Company enhanced its marketing department by hiring and training professional managers who evaluated each product for its profitability and market potential.

  . Focused on sales growth. Management renewed sales growth by refocusing and retraining the Company's sales force, aggressively pursuing competitively held accounts and targeting the Company's large installed base. Sales commissions were redefined to reward only profitable sales growth.

  . Improved the competitive position of its products. Management accelerated the development of new and enhanced products and placed product development under the direction of the Company's marketing department in order to respond better to customer needs.

  . Realigned management incentives. Management realigned incentive programs to reward plant and product line managers and department heads with substantial cash bonuses when specific cost and gross margin targets are attained.

  . Restructured the European business. Management hired a managing director for Europe and pared Knoll's European infrastructure to a level commensurate with its sales volume, greatly reducing costs through plant and showroom closings, elimination of excess personnel and manufacturing cost improvements.

  As a result of management's restructuring efforts, Knoll experienced strong growth in sales, gross margins and operating margins from 1994 through the first half of 1997. Sales increased from $562.9 million in 1994 to $651.8 million in 1996, despite the discontinuance of several product lines. Sales for the six months ended June 30, 1997 increased $85.6 million, or 28.1%, to $390.4 million, from $304.8 million for the comparable period in 1996 on a pro forma basis. Gross margins were 35.6% on a pro forma basis in 1996 and 27.1% in 1994. Gross margins for the six months ended June 30, 1997 were 39.5% as compared with 33.9% for the comparable period in 1996 on a pro forma basis. Operating income increased to $63.5 million for the six months ended June 30, 1997, from $34.1 million for the six months ended June 30, 1996, on a pro forma basis. Operating margins were 16.3% for the six months ended June 30, 1997 compared with 11.2% for the comparable period of 1996 on a pro forma basis, which the Company believes are among the highest of its major competitors. The Company's improved financial and operating results allowed it in 1996 to prepay $72.0 million under its credit facilities and refinance such facilities on more favorable terms. In addition, in 1997 the Company repaid $57.8 million of the Company's 10.875% Senior Subordinated Notes with a portion of the proceeds from the Initial Public Offering and repaid $38.2 million of bank debt during the six months ended June 30, 1997 from operating cash flow.

  In February 1996, a majority-owned subsidiary of Warburg acquired from Westinghouse all of the capital stock of The Knoll Group, Inc., which was the holding company that owned, directly or indirectly, the capital stock of each of the companies that comprised the Knoll businesses. Since the Acquisition, the Company has enjoyed strong growth, building on the success of the turnaround program initiated by Messrs. Staniar and Lynch.

PRODUCTS

  The Company offers a broad range of office furniture and accessories in five basic categories: (i) office systems, comprised mainly of the Reff, Morrison and Equity product lines; (ii) seating, including the Sapper, Bulldog, Parachute and SoHo chairs; (iii) storage solutions and filing cabinets, including the Calibre collection; (iv) desks and casegoods, including bookcases and credenzas; and (v) tables. The Company's KnollStudio collection features its signature design classics, including high image side chairs, sofas, desks and tables for both office and home use. The Company also carries its own lines of textiles sold under the KnollTextiles brand, lines of leather products sold under the Spinneybeck name and a line of desk, office and computer accessories under the KnollExtra brand that complement its furniture products and are also sold to other manufacturers or with products manufactured by others.

  With the Company's strength in office systems, which typically represent the largest part of a customer's furniture purchase, the Company believes it has a significant opportunity to increase its share in seating, storage, desks and tables by leveraging its direct sales force and independent dealers to create incremental sales with new and existing customers.

  Since 1994, nearly every product line, including each office system, has been put under the individual management of an experienced product line manager who carefully considers its market, competitive and strategic positioning, marketing plan, costs, pricing, gross margin and gross profit objective. A significant portion of the compensation of each product line manager is based on achievement of product line-specific revenue and gross profit targets. The Company's product line managers have conducted extensive market studies and, in coordination with the product development team that was brought under their control, used the results of the studies to re-design portions of every major product line in an effort to respond to customer needs and reduce manufacturing costs. The broad responsibility awarded to each manager and the incentive-weighted compensation structure create a strong sense of ownership of each product line.

  The following is a description of the Company's major product categories and lines:

  Office Systems

  The Company offers a complete line of systems products in order to meet the needs of a variety of organizations. Systems may be used for teamwork settings, private offices and open floor plans and are comprised of adjustable partitions, work surfaces, storage cabinets and electrical and lighting systems which can be moved, re-configured and re-used within the office. Systems therefore offer a cost effective and flexible alternative to traditional drywall office construction. The Company has focused on this area of the office furniture industry because it is the largest category, typically provides attractive gross margins and often leads to repeat and add-on sales of additional systems, complementary furniture and furniture accessories. The Company believes its focus on market research, brand identity, high-quality design and complementary product offerings give it a competitive advantage in launching new products.

  Reff. The Reff system is the Company's flagship product for high-image corporate customers, offering high-quality, sophisticated all-wood construction with natural veneers and durable laminate and metal options that can be used interchangeably in private offices, as freestanding casegoods, and in panel-supported applications. The Reff system offers customers the choice of a variety of panel types, making the system easy to transform into hundreds of customized configurations, and has extensive power management capabilities for data and communications technology. Desk-height wire management enhancements support high-speed data transmission and fiber optics, and circuits are arranged to separate data and power cabling while accommodating the electrical needs of large clusters of workstations and providing easy access to outlets.

  Morrison. The Company believes that the Morrison system offers among the broadest ranges of performance of any individual system line in the industry. Morrison creates high-performance furniture options for team environments, private offices and open floor plans, and offers the customer completely interchangeable options from its Morrison Network, Morrison Access and Morrison Options lines. These products allow the customer to choose from premium wood surfaces or standard laminate finishes, fully powered desk systems or panels with accessible wire management, or lower cost alternatives. Morrison products include partitions, work surfaces, file storage and wire management solutions which benefit new and existing customers by integrating fully into existing Morrison platforms. Morrison products also carry a lifetime warranty that is among very few of its kind in the industry. In addition, the Company's Calibre desks, pedestals, files and overhead cabinets (described below) may be integrated with the Morrison system to provide compatible, cost-effective freestanding work surfaces and storage.

  Equity. The Equity system, with its unique centerline design, simplifies planning and maximizes the efficient use of space for growing companies and high-density workplaces. Using a small inventory of parts, Equity offers a wide variety of panel-based and freestanding applications that are easy to reconfigure on-site. This flexibility minimizes inventory needs and facilitates in-house management of expansion and rapid change. Equity's wire management enhancements also support the latest in power, data and communications technology. Freestanding products can easily be integrated with the Equity panel system to reduce the cost of a typical workstation and increase planning options. The Company finds Equity products to be popular among government agencies, utilities and high-tech and engineering organizations. Equity products also carry a lifetime warranty that is among very few of its kind in the industry.

  The Company's innovative Reuter overhead storage and its height-adjustable Interaction tables complement these system product lines by providing storage and worktable products that address the ease, convenience and ergonomic concerns of the customer.

  New Systems Lines -- Currents and Dividends

  The Company is developing two new office systems product lines that address new category segments and price points where the Company's previous product offerings may have been limited and where management believes that demand for quality products has been under-served. In June 1997, the Company previewed the two lines, Currents and Dividends, to the Company's dealers and customers as well as the architect and design community. The Company currently intends to launch sales of both lines in the first half of 1998. With the introduction of these two new systems offerings, the Company will have products to serve the needs of all five of the key systems market segments: Image (Reff), Performance (Morrison), Efficiency (Equity), Teamwork/Technology (Currents) and Simplicity (Dividends).

  Currents. Currents has been designed to complement the latest technology in the workplace with an emphasis on team-based workflow. Currents combines advanced spine-based walls with freestanding components for flexibility and mobility. Currents desks, credenzas, storage products and screens are simple independent elements designed for mobility. Currents walls provide accessible lay-in cable and power distribution and support multiple workplace configurations with continuous non-modular attachment of screens, overhead storage, worksurfaces and panels. The line has been designed to integrate easily with other Knoll systems for add-on sales. Currents was designed by Robert Reuter and Charles Rozier, independent New York based designers who were part of the original Morrison design team.

  Dividends. Dividends is an entry-level system at a lower average price point than existing Knoll systems lines. It provides easily accessible wire management for customers seeking a simple, easy to specify and affordable workplace solution. To support its dealers' sales efforts, the Company is introducing Dividends with an easy to use 3-D computer-based specification system that will allow dealer sales representatives to work with clients to facilitate the design of a complete office workstation. The Company expects Dividends to be popular with customers focused on design and functionality who are also seeking a high degree of price value.

  Seating

  The Company's predecessors focused on the highest end of the seating market. This focus provided the Company with excellent brand name awareness among seating customers and in the architect and design community despite the fact that its seating selection has not been broad enough to allow the Company to penetrate the seating market to the same extent that it has penetrated the office systems market. The Company believes that the office seating market includes three major segments: the "appearance" segment, that appeals to more hierarchical businesses; the "comfort" segment; and the "basic" segment. The Company estimates that U.S. sales from these three segments in 1996 were approximately $836 million, $632 million and $572 million, respectively.

  The Company competes in the appearance segment with its Bulldog and Sapper chairs. The Company's Bulldog chair, which is offered in eight separate models that target every level of large corporations, has won the gold award from the International Facilities Management Association (IFMA) and numerous Institute of Business Designers (IBD) citations for its synchronized tilt mechanism that improves comfort by enabling the seat to tilt more slowly than the backrest. The Sapper chair, designed by renowned industrial designer Richard Sapper, is targeted for use in executive offices and conference rooms. In 1995, the Company enhanced the comfort of the Sapper chair with a unique adjustable lumbar support. The Company competes in the comfort segment with its Parachute and SoHo models. The Parachute chair, introduced in 1994, was designed for the less hierarchical organizations typically found in small to mid-sized businesses and is available in several models targeted to these more cost-conscious customers. SoHo is an affordable task chair with a distinctive, contemporary look and easy adjustability. The Company does not have product offerings in the basic seating segment.

  Key customer criteria in seating include superior ergonomics, aesthetics, comfort and quality, all of which the Company believes to be consistent with its strengths and reputation. With the introduction in 1994 of its Parachute and SoHo chairs and recent ergonomic enhancements to its Sapper and Bulldog chairs, the Company has focused on product development to give it a competitive advantage in this market. In order to capitalize on these introductions, the Company will also increase sales incentives and has recently added seating specialists in each sales region who will continue to expand access to the Company's systems customers in order to further penetrate the seating market. The majority of sales in the U.S. office seating market are conducted through the same distribution channels as are office systems sales. The Company will seek to leverage its presence in the office systems product category to increase sales in its other product categories, such as seating.

  The Company has conducted extensive research to improve its offerings in the seating product category. Based on this research, the Company is developing a new state-of-the-art seating product as well as enhancing its existing seating lines with new ergonomic options that improve comfort and performance.

  Storage Solutions and Filing Cabinets

  The Company offers a variety of storage options designed to be integrated with its office systems as well as with its and others' stand-alone furniture. The Company's Calibre collection consists of stand-alone metal filing, storage and desk products that integrate into and support the Company's Morrison and Equity systems sales. These products also function as free-standing furniture in private offices or open-plan environments. This product line is part of the Company's strategy of providing its customers with a one-stop source for office furniture and permits the Company to sell products to businesses whose office furniture systems are provided by its competitors. Additionally, the Company relies upon its dealers for the promotion of Calibre products to independent business purchasers and has instituted the QuickShip marketing program to serve the dealer-promoted product segment. See "--Sales, Marketing and Distribution."

  Desks and Casegoods

  The Company's collections of stand-alone wood furniture items, such as desks, bookshelves and credenzas, are available in a range of designs and price points. These products combine contemporary styling with sophisticated workplace solutions and attract a wide variety of customers, from those conducting large office reconfigurations to small retail purchasers. Casegoods are part of the Company's strategy of being a one-stop source of quality office furniture.

  Tables

  The Company recently has expanded its offerings in the table category of the market with its innovative line of adjustable Interaction tables. Interaction tables are designed to be integrated into the Company's systems lines and to provide customers with ergonomically superior work surfaces. Additionally, these tables are often sold as stand-alone products to non-systems customers. In 1995, the Company introduced an award winning line of Propeller meeting and conference tables that provide advanced wire management and technology support while offering sufficient flexibility to allow end users to reconfigure a meeting room quickly and easily to accommodate their specific needs.

  KnollStudio

  The Company's historically significant KnollStudio collection serves the design-conscious segment of the fine furniture contract market, providing the architect and design community and customers with sophisticated furniture for high-profile office and home uses. KnollStudio provides a marketing umbrella for the full range of the Company's office products and is recognized as the "design engine" of the Company. KnollStudio products, including a wide variety of chairs and sofas, as well as conference, training, side and dining tables, were created by many of this century's most prominent architects and designers for prestigious corporate and residential interiors. This product line includes complete collections by individual designers as well as distinctive single items.

  Complementary Products

  The Company offers product lines that complement its primary office systems and seating business, permitting it to sell a complete package of office interiors and generate high gross margins by supplying many of its own component products. Such products help maintain the Company's unique design image by incorporating elements developed by its own team of designers.

  KnollExtra. KnollExtra is a rapidly growing line of desk and office accessories, including letter trays, sorters, binder bins, file holders, calendars, desk pads, planters, wastebaskets and bookends. In addition, KnollExtra offers a number of computer accessories and ergonomic office products. Besides serving as an attractive supplement to the Company's other product lines in sales to its furniture customers, these products are also sold to customers for use in connection with other manufacturers' products.

  KnollTextiles. KnollTextiles offers a wide range of coverings for walls, panels and seating. KnollTextiles was established in 1947 to develop high quality fabrics for Knoll furniture. These products allow the Company to distinguish its systems offerings by providing specialty fabric options and flexibility in fabric selection and application. As it does with its furniture lines, the Company uses many independent designers to create its fabrics which has helped it establish what management believes to be a unique reputation for textile design. During 1996, approximately 43% of the KnollTextiles coverings were applied to Knoll furniture and 57% were sold to customers for use on other manufacturers' products, thereby allowing the Company to benefit from its competitors' sales.

  Leather. Spinneybeck supplies quality upholstery leather to the Company, to other furniture manufacturers and to aviation, custom coach and boating manufacturers. Spinneybeck was the first to introduce quality aniline-dyed Italian leathers to the North American design community. Besides using the leather in its own product offerings, the Company has also established itself as the largest seller of leather to third parties in the "customer's own material" segment of the contract furniture market.

  European Products

  Knoll Europe has a broad product offering which allows customers to single-source a complete office environment, including certain products designed specifically for the European market. Knoll Europe's core product categories include: (i) office systems, including the Hannah Desking System which is targeted to Northern Europe, the Allesandri System which is targeted to the French market and the SoHo Desking System, which has broad market appeal; (ii) KnollStudio, which serves the image- and design-oriented segment of the fine furniture market; (iii) seating, including a comprehensive range of chairs such as Sapper, Bulldog, and Parachute; and (iv) cabinets, which are designed to complement its systems products. The Company also sells its products designed and manufactured in North America to the international operations of its core North American customers.

PRODUCT DESIGN AND DEVELOPMENT

  Knoll's design philosophy is linked to its commitment to working with the world's preeminent designers to develop products that delight and inspire. The Company's collection of classic and current designs includes works by a number of internationally recognized architects and designers. Today, the Company continues to engage prominent outside architects and designers to create new products and product enhancements.

  Since 1994, under the leadership of Carl G. Magnusson, the Company's Senior Vice President-Design, the Company has won over 20 design awards for its recent product introductions. An important part of the Company's product development capabilities is its responsiveness to customer needs and flexibility to handle customized manufacturing requests. In order to develop products across its product range, the Company works closely with independent designers from a number of industries. By utilizing these long-standing design relationships and listening to customers to analyze their needs, since 1994 the Company has redesigned or enhanced virtually every product line in order to better meet customer preferences. Examples of recent product introductions and enhancements include:

  .  An adjustable lumbar support for the Sapper chair.

  .  Freestanding desks in the Equity system.

  . Propeller meeting and conference tables which provide for easy storage and transportability and have extensive wire management capabilities.

  .  Morrison Access wire management capabilities.

  . A belt-way panel and new edge detail for the Reff system, which offer easier access to wire and data management and improved design options, respectively.

  . Upgrades to all systems products to accommodate high-speed data transmission cable requirements.

  . Calibre desks and pedestals, which provide lower priced desk and storage options.

  .  New Interaction table models.

  The Company has also made a significant investment in computer-aided design tools to reduce product design and development lead time and improve upon what management believes to be an industry leading position in quick response to special customer requests. The Company believes this capability to be particularly important in the middle to high-end of the contract furniture market where the demand for custom solutions is the greatest. Approximately 10% of the Company's U.S. sales in 1996 involved custom product solutions, the majority of these consisting of modifications to the Company's standard product offerings.

SALES, MARKETING AND DISTRIBUTION

  The Company believes that its direct sales force provides a strategic advantage relative to many of its competitors. The Company employs approximately 310 direct sales representatives, who work closely with its approximately 210 independent dealers in North America to present the Company's products to prospective customers. The sales force, in conjunction with the dealer network, has close relationships with architects, designers and corporate facility managers, who often have a significant influence on product selection on large orders.

  The Company believes that its sales representatives are particularly effective and productive due to realigned incentives and more focused management. The commission based incentive system importantly rewards both order growth and profitability of the sale. The sales representatives employ personalized sales techniques to maintain close contact with the Company's current customers and develop new customers. The Company's sales force receives extensive training including annual seminars focused on the Company's products. The Company's sales representatives are supplemented by the estimated 1,000-member sales force employed by the Company's dealers who make separate sales calls, primarily on small to mid-sized business purchasers. A component of the Company's growth strategy is to leverage its dealers' sales force in order to capture a larger share of business with medium to smaller-sized companies and independent business purchasers.

  In addition to coordinating sales efforts with the Company's sales representatives, the Company's dealers generally handle project management, installation and maintenance for the account after the initial product selection and sale. Although many of these dealers also carry products of other manufacturers, none of them acts as a dealer for the Company's principal direct competitors. The Company has not experienced significant turnover in its dealer network except at its own initiation, as the dealer's economic investment in learning all aspects of a particular manufacturer's product offerings and the value of the relationships the dealer forms with the Company and with customers discourage dealers from changing their vendor affiliations. The Company is not dependent on any one of its dealers, the largest of them accounting for less than 5% of the Company's 1996 North American sales. No customer represents more than 10% of the Company's 1996 North American sales. However, a number of U.S. government agencies purchase the Company's products through multiple contracts with the General Services Administration ("GSA"). Sales to the GSA aggregated approximately 10% in 1996.

  The Company estimates that it has sold in excess of $4 billion in office furniture systems since 1980 resulting in an installed base which management believes generates significant annual sales through repeat and add-on orders. Management believes that as the Company's existing office systems customers expand and reconfigure their workplaces, their need for supplemental Company products will increase. These customers tend to purchase the Company's products rather than switch manufacturers, as switching sacrifices compatibility, wastes inventory and makes reconfiguration more complex.

  Knoll's customers are typically Fortune 1000 companies. The Company has increased its efforts to penetrate the growing market of medium-sized businesses by expanding its offerings of affordable free-standing products and by establishing marketing programs such as QuickShip and PrimeTime!, which are targeted for sale through dealer channels. These quick shipment programs help dealers to access customers with Company products directly by providing a direct mail catalog and price list along with a dependable delivery program and firm delivery commitments. Sales of dealer-promoted products are a fast-growing segment of the Company's business, benefiting from improved customer access resulting from the QuickShip and PrimeTime! programs and increased promotions due to dealer incentive programs such as the Company's Frequent Seller Club. Sales via the QuickShip program increased from $7.0 million in 1992 to $27.9 million in 1996, and sales via the PrimeTime! program increased from $6.7 million in 1993 to $15.8 million in 1996. In the six month period ended June 30, 1997, versus the comparable period in 1996, sales through the QuickShip and PrimeTime! programs increased by 27%. Since the Company's sales force is not required to generate such sales and since the Company grants lower discounts to individual purchasers, such sales generate gross margins higher than the Company's average gross margins from dealer-promoted sales.

  In Europe, the Company sells its products in largely the same manner as it does in North America, through a direct sales force and a network of dealers, though each major European market has its own distinct characteristics. In the Latin American and Asia-Pacific markets, the Company uses both dealers and independent licensees.

MANUFACTURING AND OPERATIONS

  The Company operates four manufacturing sites in North America, with plants located in East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Canada. The Morrison system and the Bulldog, Parachute and Sapper chairs are manufactured at the East Greenville plant, while the Equity product line is produced primarily at the Grand Rapids plant. The Muskegon plant produces metal products, including Calibre files and desks. The Company's Toronto facilities encompass three buildings, which manufacture wood products, panels, and metal products for the Company's Reff product line. In addition, the Company has two plants in Italy: in Foligno, where wood products are manufactured, and in Graffignana, where metal components and cabinets are produced. In 1994, all of the Company's plants were awarded registration to ISO 9000, an internationally-developed set of manufacturing facility quality criteria.

  "Just-in-time" inventory practices have been implemented at all plant locations, and all plants "build to order" rather than to "forecast," which directly reduces finished goods inventory levels and stresses continuous improvement in set-up and delivery time. As a result of these and other order processing and customer service improvements, the Company's average lead times have been reduced to five weeks from seven weeks before the restructuring, and the Company currently delivers approximately 95% of its orders on time in North America.

RAW MATERIALS AND SUPPLIERS

  Based on management's initiatives, the Company has centralized purchasing in its East Greenville facility and has formed close working relationships with its main suppliers. This effort focuses on achieving purchasing economies and "just-in-time" inventory practices. The Company utilizes steel, lumber, paper, paint, plastics, laminates, particleboard, veneers, glass, fabrics, leathers and upholstery filling material. Management currently maintains no long-term supply contracts and believes that the supply sources for these materials are adequate. The Company does not rely on any sole source suppliers for any of its raw materials (other than certain electrical products).

COMPETITION

  The office furniture market is highly competitive. Office furniture companies compete on the basis of (i) product design, including ergonomic and aesthetic factors, (ii) product quality and durability, (iii) price (primarily in the middle and budget segments), (iv) on-time delivery and (v) service and technical support. The Company focuses its efforts on the high and middle segments of the market, where product design, quality and durability are placed at a premium. In the United States, where the Company had a 5.8% overall market share (based on all segments, including the budget segment) and derived approximately 86% of its sales in 1996, four larger competitors in terms of market share and the Company represent approximately 60% of the market. In certain product categories, the Company has a larger market share. For example, the Company's U.S. market share of seating and tables was 2.1% and 1.8%, respectively, in 1996 and 2.3% and 2.2%, respectively, for the first half of 1997, while its office systems market share was 11.2% in 1996 and 11.4% for the first half of 1997.

  Many of the Company's competitors, especially those in North America, are large and have significantly greater financial, marketing, manufacturing and technical resources than those of the Company. The Company's most significant competitors in its primary markets are Steelcase, Herman Miller, Haworth and HON. These competitors have a substantial volume of furniture installed at businesses throughout the country, providing a continual source of demand for further products and enhancements. Although the Company believes that it has been able to compete successfully in its markets to date, there can be no assurance that it will be able to continue to do so in the future. See "Risk Factors--Competition."

  The European market accounted for approximately 8% and 6% of the Company's sales in the year ended December 31, 1996, and the six month period ended June 30, 1997, respectively. This market is highly fragmented, as the combined sales of the estimated top 20 manufacturers, based on 1995 data, represent less than 40% of the market. The Company believes that no single company holds more than a 5% share of the European market.

PATENTS AND TRADEMARKS

  The Company has approximately 100 active United States utility patents on various components used in its products and systems and approximately 120 active United States design patents. The Company also has approximately 175 patents in various foreign countries. Knoll(R), The Knoll Group(R), KnollStudio(R), KnollExtra(R), Reff(TM), Bulldog(R), Calibre(R), Equity(R), Parachute(R), Good Design Is Good Business(R), Propeller(R) and SoHo(TM) are trademarks and service marks of the Company. The Company considers securing and protecting its intellectual property rights to be important to its business.

ENVIRONMENTAL MATTERS

  The Company believes that it is substantially in compliance with all applicable laws and regulations for the protection of the environment and the health and safety of its employees based upon existing facts known to management. Compliance with federal, state, local and foreign environmental regulations relating to the discharge of substances into the environment, the disposal of hazardous wastes and other related activities has had and will continue to have an impact on the operations of the Company, but has, since the formation of Knoll in 1990, been accomplished without having a material adverse effect on the operations of the Company. There can be no assurance that such regulations will not change in the future or that the Company will not incur material costs as a result of such regulations. While it is difficult to estimate the timing and ultimate costs to be incurred due to uncertainties about the status of laws, regulations and technology, management presently has no planned expenditures of significant amounts for future environmental compliance. The Company has trained staff responsible for monitoring compliance with environmental, health and safety requirements. The Company's ultimate goal is to reduce and, wherever possible, eliminate the creation of hazardous waste in its manufacturing processes.

  The Company has been identified as a potentially responsible party pursuant to CERCLA for remediation costs associated with waste disposal sites previously used by the Company. CERCLA imposes liability without regard to fault or the legality of the disposal. The remediation costs at the CERCLA sites are unknown; however, the Company does not expect its liability to be material. At each of the sites, the Company is one of many potentially responsible parties and expects to have only a small percentage of liability. At some of the sites, the Company expects to qualify as a de minimis or de micromis contributor, eligible for a cash-out settlement. In addition, under the Stock Purchase Agreement, Westinghouse has agreed to indemnify the Company for certain costs associated with CERCLA liabilities known as of the date of the Acquisition.

EMPLOYEES

  Management believes that relations with its employees are good. As of September 19, 1997, the Company employed a total of 3,797 people, including 2,438 hourly and 1,359 salaried employees. The Grand Rapids, Michigan plant is the only unionized Company plant within the United States, with the Carpenters and Joiners of America-Local 1615 having a four-year contract expiring August 30, 1998. While management believes that relations with this union are positive, management cannot assure that it will be successful in reaching a new contract. Certain workers in the Company's facilities in Italy are represented by unions. The Company has experienced brief work stoppages from time to time at the Company's plants in Italy, certain of which were related to national or local issues. Such work stoppages have not materially affected the Company.

PROPERTIES

  The Company operates over 2,947,000 square feet of facilities, including manufacturing plants, warehouses and sales offices. Of these facilities, the Company owns approximately 2,372,000 square feet and leases approximately 575,000 square feet. The Company's manufacturing plants are located in East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; Toronto, Canada; and Foligno and Graffignana, Italy.

  The Company's corporate headquarters are located in East Greenville, Pennsylvania, where the Company owns two manufacturing facilities aggregating approximately 547,000 square feet and leases three warehouses aggregating approximately 142,000 square feet. The Morrison system and seating for the Bulldog, Sapper and Parachute product lines are manufactured at the East Greenville facility, which is also the distribution center for KnollStudio, KnollExtra and KnollTextiles.

  The Company owns one approximately 500,000 square foot manufacturing facility in Grand Rapids, Michigan, which produces most of the Equity product line and the Interaction table. The Company also owns an approximately 274,000 square foot plant in Muskegon, Michigan, which produces Calibre files and desks and Reuter overhead storage units. The Company's plants in Toronto, Canada, which produce the Reff product line, consist of one approximately 375,000 square foot owned building and two leased properties aggregating approximately 230,000 square feet.

  The Company owns two manufacturing facilities in Italy: an approximately 258,000 square foot building in Foligno, which houses the Knoll Europe headquarters and where all of the Company's wood products are manufactured for Europe, and an approximately 110,000 square foot building in Graffignana, where metal components and cabinets are manufactured.

  The Company believes that its plants and other facilities are sufficient for its needs for the foreseeable future.

LEGAL PROCEEDINGS

  The Company is subject to litigation in the ordinary course of its business. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, based on information presently known, is likely to have a material adverse effect on the Company.

  The Company, for a number of years, has sold various products to the United States Government under GSA multiple award schedule contracts. The GSA is permitted to audit the Company's compliance with the terms of the GSA contracts. As a result of one such audit, the GSA has asserted refund claims under 1985-88 and 1987-90 contracts between GSA and The Shaw-Walker Company, which has been merged into the Company, for approximately $2.15 million ("Shaw-Walker GSA Claims") and has other contracts under audit review. GSA has referred both of these Shaw-Walker contracts to the Justice Department for consideration of potential civil False Claims Act cases. Under the civil False Claims Act, the Company is potentially liable for treble damages plus penalties of up to $10,000 for each "false" invoice submitted to the Government. The former shareholders of The Shaw-Walker Company have agreed to indemnify the Company for the Shaw-Walker GSA Claims. Based upon information presently known, management disputes the audit results and does not expect resolution of the Shaw-Walker GSA Claims to have a material adverse effect on the Company's consolidated financial statements. Management does not have information which would indicate a substantive basis for a civil False Claims Act case under the contracts.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below are the names, ages and positions of the directors and executive officers of the Company:

      NAME              AGE                                 POSITION
      ----              ---                                 --------
 Burton B. Staniar.....  55   Chairman of the Board
 John H. Lynch.........  44   President, Chief Executive Officer and Director
 Wolfgang Billstein....  48   Managing Director--Knoll Europe
 Kathleen G. Bradley...  48   Senior Vice President--Sales, Distribution and Customer Service
 Andrew B. Cogan.......  35   Senior Vice President--Marketing and Product Development and Director
 Carl G. Magnusson.....  57   Senior Vice President--Design
 Douglas J. Purdom.....  38   Senior Vice President and Chief Financial Officer
 Barbara E. Ellixson...  44   Vice President--Human Resources
 Barry L. McCabe.......  50   Vice President, Controller and Treasurer
 Patrick A. Milberger..  40   Vice President, General Counsel and Secretary
 John W. Amerman.......  65   Director
 Robert J. Dolan.......  49   Director
 Jeffrey A. Harris.....  41   Director
 Sidney Lapidus........  59   Director
 Kewsong Lee...........  32   Director
 John L. Vogelstein....  62   Director

  Burton B. Staniar was appointed Chairman of the Board of the Company in December 1993 to effect the restructuring of the Company and restore it to profitability. Mr. Staniar served as Chief Executive Officer of the Company from December 1993 to January 1997. Prior to that time, Mr. Staniar had held a number of assignments at Westinghouse, including President of Group W Cable and Chairman and Chief Executive Officer of Westinghouse Broadcasting. Prior to joining Westinghouse in 1980, he held a number of marketing and general management positions at Colgate Palmolive and Church and Dwight Co., Inc.

  John H. Lynch joined the Company as Vice Chairman of the Board in May 1994 to help initiate and lead the turnaround at Knoll. Mr. Lynch was subsequently elected President of the Company and in January 1997 was elected Chief Executive Officer. From 1990 to 1994, prior to joining the Company, Mr. Lynch was a partner in BGI, a management firm. During that time, Mr. Lynch led the restructuring of the Westinghouse Broadcasting television and radio stations. From 1988 to 1990, Mr. Lynch was an associate dean at the Harvard Business School. Mr. Lynch is a director of Renaissance Cosmetics, Inc.

  Wolfgang Billstein was recruited in November 1994 to lead the restructuring of the Company's European operations as Managing Director--Knoll Europe. In addition, since 1991, Mr. Billstein has been owner and Managing Director of Peill & Putzler, a German-based manufacturer and distributor of glass products. A German citizen, Mr. Billstein previously worked in Europe for The Procter & Gamble Company and Benckiser GmbH, a consumer products company.

  Kathleen G. Bradley was named Senior Vice President--Sales, Distribution and Customer Service in January 1996, after serving as Divisional Vice President for Knoll's southeast region since 1988. Prior to that time, Ms. Bradley was regional manager for the Company's Atlanta territory, a position to which she was promoted in 1983. She began her career with Knoll in 1979.

  Andrew B. Cogan has been a director of the Company since February 1996. He has held the position of Senior Vice President--Marketing and Product Development since May 1994. Mr. Cogan has held several positions in the design and marketing group since joining the Company in 1989.

  Carl G. Magnusson has held the position of Senior Vice President--Design since February 1993. Mr. Magnusson has been involved in design, product development, quality and communications since joining the Company in 1976.

  Douglas J. Purdom joined the Company as Senior Vice President and Chief Financial Officer in August 1996. Prior to that time, Mr. Purdom served as Vice President and Chief Financial Officer of Magma Copper Company, an Arizona-based copper mining company, since 1992, and as Corporate Controller of that company from 1989 to 1991.

  Barbara E. Ellixson was promoted to her current position as Vice President-- Human Resources in August 1994, after serving as Manager of Human Resources for the Company's East Greenville site. Ms. Ellixson began her career with Westinghouse in 1971 and has held a variety of human resources positions in several different business units.

  Barry L. McCabe joined the Company in August 1990 as Controller. Mr. McCabe worked with a number of Westinghouse business units after joining Westinghouse in 1974 in the Auditing Department.

  Patrick A. Milberger joined the Company as Vice President and General Counsel in April 1994. Prior to joining the Company, Mr. Milberger served as an Assistant General Counsel and in a number of other positions in the Westinghouse Law Department, which he joined in 1986. Prior to such time, Mr. Milberger was in private practice at Buchanan Ingersoll, P.C.

  John W. Amerman has been a director of the Company since May 1997. Mr. Amerman is Chairman of the Board, and until January 1997 had served as Chief Executive Officer, of Mattel, Inc., positions in which he served for ten years. Mr. Amerman is also a director of Unocal, Inc. and Vanstar Corporation.

  Robert J. Dolan has been a director of the Company since May 1997. Mr. Dolan has been a Professor of Business Administration at Harvard University Graduate School of Business Administration since 1980. From 1976 to 1980, Mr. Dolan was a Professor of Business Administration at University of Chicago Graduate School of Business.

  Jeffrey A. Harris, a director of the Company since February 1996, has been a General Partner of Warburg, Pincus & Co., a private investment firm ("Warburg, Pincus"), and a Member and Managing Director of E.M. Warburg, Pincus & Co., LLC ("E.M. Warburg") and its predecessors since 1988, where he has been employed since 1983. Mr. Harris is a director of Newfield Exploration Company, Comcast UK Cable Partners Limited, Industri-Matematik International Corp., ECsoft Group plc and several privately held companies.

  Sidney Lapidus, a director of the Company since February 1996, has been a General Partner of Warburg, Pincus and a Member and Managing Director of E.M. Warburg and its predecessors since January 1982, where he has been employed since 1967. Mr. Lapidus is currently a director of Pacific Greystone Corporation, Caribiner International, Inc., Grubb and Ellis Company, Journal Register Company and Panavision Inc., as well as several privately held companies.

  Kewsong Lee, a director of the Company since February 1996, has been a General Partner of Warburg, Pincus and a Member and Managing Director of E.M. Warburg and its predecessors since January 1997. From January 1995 to January 1997, Mr. Lee was Vice President of Warburg, Pincus Ventures, Inc. From 1992 to 1995, Mr. Lee was an associate at E.M. Warburg and prior to that had been a consultant at McKinsey & Company, Inc. since 1990. Mr. Lee is currently a director of RenaissanceRe Holdings Ltd. and several privately held companies.

  John L. Vogelstein, a director of the Company since February 1996, is a General Partner of Warburg, Pincus, and has served since 1982 as Vice Chairman, and since 1994 as President, of E. M. Warburg and its predecessors, where he has been employed since 1967. Mr. Vogelstein is currently a director of ADVO Inc.,

Aegis Group plc., Golden Books Family Entertainment, Inc., Journal Register Company, LCI International, Inc., Mattel, Inc., Value Health, Inc., Vanstar Corporation and several privately held companies.

  The employment agreements of Messrs. Staniar and Lynch provide that the Company will nominate them to the board of directors during the term of their employment pursuant to their employment agreements. In addition, the Company's Stockholders Agreement, dated February 29, 1996, entitles Warburg to designate between one and four directors depending on its percentage ownership of the Company's outstanding shares of Common Stock or preferred stock. Following the Offerings, Warburg will own more than 50% of the Common Stock of the Company and will therefore be entitled pursuant to the Stockholders Agreement to nominate four members of the board of directors. Messrs. Harris, Lapidus, Lee and Vogelstein serve as Warburg's designees to the board of directors.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

  The Company's Audit Committee has general responsibility for supervision of financial controls, as well as for accounting and audit activities of the Company. It is the responsibility of the Audit Committee to annually review the qualifications of the Company's independent certified public accountants, make recommendations to the board of directors as to their selection and review the planning, fees and results of their audit. Additionally, the Audit Committee meets periodically with the employees of the Company responsible for financial and accounting matters to review the Company's internal procedures and controls, monitors the business practices of the Company, and reports regularly to the full Board on its activities. The Audit Committee presently consists of Messrs. Amerman and Dolan. None of the members of the Audit Committee are directly involved in the supervision of the financial affairs of the Company.

COMPENSATION COMMITTEE; STOCK OPTION COMMITTEE

  The Company has a Compensation Committee comprised of Messrs. Amerman, Harris and Lapidus. The Compensation Committee has the authority to approve the annual salary, bonus and other benefits paid to the Company's senior executives, review and approve the Company's compensation programs and establish, review and approve policies for management perquisites. A Stock Option Committee of the Board, which presently consists of Messrs. Amerman and Dolan, has the authority to grant options and restricted stock under the Company's existing stock incentive plans, and to review and approve new stock incentive plans and similar programs, as necessary and appropriate.

SUMMARY COMPENSATION TABLE

  The following table sets forth, for the years ended December 31, 1996 and December 31, 1995, individual compensation information for the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1996 (the "named executive officers").

                                                        LONG-TERM
                               ANNUAL COMPENSATION     COMPENSATION
                               --------------------  ----------------
   NAME AND PRINCIPAL                                RESTRICTED STOCK     ALL OTHER
        POSITION          YEAR SALARY($)  BONUS($)     AWARDS($)(1)   COMPENSATION($)(2)
   ------------------     ---- ---------- ---------  ---------------- ------------------
Burton B. Staniar.......  1996    410,830   600,000       30,000            5,595
 Chairman of the Board    1995    465,000   350,000          --             4,500
John H. Lynch...........  1996    393,330   600,000       30,000            9,449
 Vice Chairman of the     1995    360,000   360,000          --             6,075
 Board, President and
 Chief Executive Officer
Andrew B. Cogan.........  1996    197,930   250,000       12,000              --
 Senior Vice President--  1995    187,620   187,000          --               --
 Marketing and Product
 Development
Kathleen G. Bradley.....  1996    197,050   250,000        6,000            4,328
 Senior Vice President--  1995    163,668   256,740          --             4,755
 Sales, Distribution and
 Customer Service
Wolfgang Billstein......  1996    396,000   572,836          --               --
 Managing Director--      1995    360,000   653,100          --               --
 Knoll Europe

--------
(1) On February 29, 1996, Messrs. Staniar, Lynch and Cogan and Ms. Bradley were granted 941,829, 941,829, 376,731 and 188,365 shares of restricted stock, respectively. Holders of shares of restricted stock will not be entitled to receive dividends until such shares vest and become unrestricted. As of March 1, 1997, 40% of the grants of restricted stock to each of Messrs. Staniar, Lynch and Cogan had vested and an additional 20% will vest on each of the next three anniversaries thereof. As to Ms. Bradley, 20% of the grants of restricted stock vested on March 1, 1997 and an additional 20% will vest on each of the next four anniversaries thereof. The value of the shares listed above is based on the fair value thereof on the date of grant, based on the price of the shares of Common Stock sold in conjunction with the Acquisition.
(2) Amounts in this column represent the Company's matching contributions to the Knoll, Inc. Retirement Savings Plan.

PENSION PLANS

  Retirement benefits are provided to employees through two pension plans. Prior to the purchase of the Company from Westinghouse, benefits were provided under The Knoll Group Pension Plan which was retained by Westinghouse (the "Westinghouse Pension Plan"). Effective March 1, 1996, the Company established the Knoll, Inc. Pension Plan (the "Company Pension Plan"). The Westinghouse Pension Plan provides eligible employees with retirement benefits based on a career average compensation formula. The formula for computing normal retirement benefits under this plan is 1.45% of career compensation divided by twelve. Once a participant accumulates five years of vesting service, he or she can take early retirement anytime after reaching age 55. Accrued normal retirement benefit is reduced 6% per year prior to normal retirement age. The minimum benefit earned for any year of participation in the plan is $300 ($25 per month), prorated for the partial years worked during the first and last years of employment. The estimated annual benefits payable upon normal retirement under this plan for each of the named executive officers is as follows: Staniar ($0); Lynch ($4,712); Bradley ($24,648); and Cogan ($16,500).
Mr. Billstein has never participated in the Westinghouse Pension Plan.

  The terms of the Company Pension Plan are the same as those of the Westinghouse Pension Plan. The estimated annual benefits payable upon normal retirement under this plan for each of the named executive officers is as follows: Staniar ($1,812); Lynch ($1,812); Bradley ($1,812); and Cogan ($1,812). Mr. Billstein never participated in the Company Pension Plan.

  Messrs. Staniar, Lynch and Cogan and Ms. Bradley also participated in the Westinghouse Executive Pension Program (the "Westinghouse Excess Plan") through the first two months of fiscal 1996, which provides for benefits not payable by the Westinghouse Pension Plan because of limitations imposed by the Internal Revenue Code of 1986, as amended. The benefit formula for this plan is average total compensation and years of eligibility service multiplied by 1.47% minus amounts payable under the Westinghouse Pension Plan. The estimated annual benefits payable under this plan upon normal retirement for each of the named executive officers is as follows: Staniar ($263,000); Lynch ($13,972); Bradley ($5,820); and Cogan ($14,089). Mr. Billstein has never participated in the Westinghouse Excess Plan.

  Remuneration covered by the Westinghouse Pension Plan, the Company Pension Plan and the Westinghouse Excess Plan primarily includes salary and bonus, as set forth in the Summary Compensation Table. Under the Westinghouse Pension Plan, the Company Pension Plan and the Westinghouse Excess Plan, Messrs. Staniar, Lynch and Cogan and Ms. Bradley have the following years of credited service, as of December 31, 1996: 0.00/0.84/15.44, 1.75/0.84/1.75,
7.14/0.84/5.498 and 16.64/0.84/5.498 years, respectively.

DIRECTOR COMPENSATION

  Upon consummation of the Initial Public Offering, directors who were not employees or officers of the Company or Warburg received options to purchase 25,000 shares of Common Stock at an exercise price equal to the initial public offering price. Twenty percent of these options vested upon grant. The options will continue to vest in four installments on the next four anniversaries of the grant date. Such non-employee directors are also paid a fee of $1,000 for each board meeting attended and are reimbursed for certain expenses in connection with attendance at board and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company or Warburg do not receive additional compensation for services as a director.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Burton B. Staniar, the Company's Chairman of the Board, John H. Lynch, the Company's Vice Chairman, Chief Executive Officer and President, and Andrew B. Cogan, the Company's Senior Vice President--Marketing and Product Development, for a term expiring on March 1, 1998, subject to automatic one-year extensions unless either party gives 60 days notice not to renew. The agreements with Messrs. Staniar and Lynch provide for a base salary of $400,000, with a service bonus of 25% of base salary at the end of each calendar year, and an annual bonus of up to 125% of base salary based on the attainment of targets set by the Board of Directors. The agreement with Mr. Cogan provides for a base salary of $200,000 and a target annual bonus of 100% of base salary based on the attainment of goals and objectives set by the Board of Directors. The agreements may be terminated at any time by the Company, but if so terminated without "cause," or if the Company fails to renew the agreements, the Company must pay the employee 125% of one year's base salary (100% of base salary in the case of Mr. Cogan). The agreements also contain non-compete and non-solicitation (during the term of the agreement and for one year thereafter) and confidentiality provisions.

  In addition, the Company has entered into a Consulting Agreement, dated as of December 1, 1996, with Mr. Wolfgang Billstein. Pursuant to this agreement, Mr. Billstein receives a monthly fee of 52,249 Deutsche Marks (approximately $29,200 based on current exchange rates), and contingent incentives based on the positive operating profit of Knoll Europe (subject to certain conditions) and Knoll Europe's order volume. The agreement terminates on November 30, 1997 but is automatically renewed for two one-year periods unless either party elects not to renew. Knoll has the right to terminate this agreement upon three months notice and payment of 313,494 Deutsche Marks (approximately $175,000 based on current exchange rates) plus a portion of Mr. Billstein's incentive compensation.

STOCK INCENTIVE PLANS

  At the Acquisition closing, Knoll adopted its 1996 Stock Incentive Plan (the "1996 Stock Plan") pursuant to which up to 4,709,126 shares of Common Stock were reserved for issuance pursuant to grants of restricted shares or options to purchase such shares to officers, key employees, directors and consultants of Knoll and its subsidiaries selected for participation in the 1996 Stock Plan. The Company has issued 4,144,030 restricted shares and options to acquire 565,096 shares pursuant to the 1996 Stock Plan, representing all of the shares currently available for issuance pursuant to the 1996 Stock Plan. On February 14, 1997 Knoll adopted its 1997 Stock Incentive Plan (the "1997 Stock Plan," and together with the 1996 Stock Plan, the "Stock Plans"). The 1997 Stock Plan contains terms substantially similar to the 1996 Stock Plan, except that pursuant to the 1997 Stock Plan (i) an aggregate of only 1,255,772 shares are reserved for issuance thereunder, (ii) discounted options may be granted, (iii) options may be repriced and (iv) the Board of Directors has greater flexibility to amend the 1997 Stock Plan. The Company has issued options to acquire 772,062 shares pursuant to the 1997 Stock Plan. The Stock Plans are intended as an incentive to encourage stock ownership by such individuals in order to increase their proprietary interest in Knoll's success and to encourage them to remain in the employ of Knoll or its subsidiaries, as the case may be.

  The Stock Plans provide for the grant of restricted shares ("Restricted Stock"), non-qualified stock options ("NQSOs") and incentive stock options as defined in Section 422 of the Code ("ISOs").

  The Stock Plans are administered by a Committee of at least two directors, appointed by the Board of Directors of Knoll (the "Committee"). The Committee determines the eligible individuals who are to receive shares of Restricted Stock, the number of shares to be granted, the terms of the restrictions and period of time that the restrictions will be effective. The Committee also determines the eligible individuals who are to receive options and the terms of each option grant, including (i) the option prices of shares subject to options, (ii) the dates on which options become exercisable and (iii) the expiration date of each option. The Committee has the power to accelerate the exercisability of outstanding options and to reprice any option at any time.

  The purchase price of the shares subject to options fixed by the Committee, in its discretion, at the time options are granted, provided that in no event shall the per share purchase price of an option granted under the 1996 Stock Plan or any ISO granted under the 1997 Stock Plan be less than the Fair Market Value Per Share (as defined in the Stock Plans) on the date of grant.

  Optionees and holders of Restricted Stock have no voting, dividend, or other rights as stockholders prior to the lapse of all restrictions or the receipt of unrestricted shares upon the exercise of options. The exercise price for options may be paid in cash or, at the discretion of the Committee, satisfied by tendering shares having a value equal to the exercise price, through a brokered exercise or by having shares withheld from the shares to be delivered upon exercise. The number of shares covered by options will be appropriately adjusted in the event of any stock split, merger, recapitalization or similar corporate event. No adjustments were made upon conversion of the Company's Series A Preferred Stock.

  The Board of Directors of Knoll may at any time terminate either or both of the Stock Plans or from time to time make such modifications or amendments to the Stock Plans as it may deem advisable; provided that, with respect to the 1996 Stock Plan, the Board may not, without the approval of the Knoll stockholders, (i) increase the maximum number of shares for which options may be granted under the 1996 Stock Plan, (ii) expand the class of employees eligible to participate therein, (iii) reduce the minimum purchase price at which options may be granted under the 1996 Stock Plan, (iv) extend the maximum term of options or (v) extend the term of the 1996 Stock Plan.

  Options and Restricted Stock granted under the Stock Plans are evidenced by written agreements between the recipient and Knoll. Subject to limitations set forth in the Stock Plans, the terms of option and Restricted Stock agreements are determined by the Committee, and need not be uniform among recipients.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the year ended December 31, 1996, the compensation of Messrs.
Staniar, Lynch and Cogan was determined pursuant to employment agreements which each of them has with the Company. See "--Employment Agreements." The incentive portion of the compensation of each of Messrs. Staniar and Lynch was determined by Messrs. Lapidus, Harris and Lee and confirmed by the entire Board of Directors, including Messrs. Staniar and Lynch. For the year ended December 31, 1996, the incentive compensation of Mr. Cogan and the compensation for all other executive officers was determined by Messrs. Staniar and Lynch. Except for Messrs. Staniar, Lynch and Cogan, no member of the Board of Directors is or has been an officer or employee of the Company. No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company) with which any member of the Board of Directors is affiliated.

                             CERTAIN TRANSACTIONS

THE ACQUISITION

  On February 29, 1996, pursuant to a Stock Purchase Agreement, the Company acquired all of the outstanding capital stock of the companies that constitute the Knoll business for an aggregate purchase price of $579,801,000. The Company was formed by Warburg, NationsBanc and certain members of the Company's management (collectively, the "Initial Investors") to consummate the Acquisition. The Acquisition and related fees and expenses were financed through a $260.0 million term loan, issuance of the Notes and a $160.4 million equity contribution by the Initial Investors. Of the $160.4 million of Company capital stock sold in connection with the Acquisition (plus shares sold on October 21, 1996), certain members of the Company's management (including the named executive officers) purchased $5.4 million, NationsBanc purchased $8.0 million and Warburg purchased $147.0 million. The equity consisted of 3,147,278 shares of Common Stock, sold for $100,250, and 1,602,998 shares of Series A Preferred Stock, sold for $160.3 million.

STOCKHOLDERS AGREEMENT

  In connection with the Acquisition, Warburg, NationsBanc and 12 senior members of management (each a "Holder" and collectively, the "Holders") and the Company entered into a Stockholders Agreement (the "Stockholders Agreement"), dated as of February 29, 1996, which governs certain matters related to corporate governance and registration of shares of Common Stock and preferred stock ("Registrable Securities") held by such Holders (other than shares acquired pursuant to the Stock Plans).

  Pursuant to the Stockholders Agreement, Warburg is entitled to request on up to two occasions that the Company file a registration statement under the Securities Act covering the sale of at least $25 million of shares of Common Stock, subject to certain conditions. If officers or directors of the Company holding other securities of the Company request inclusion of their securities in any such registration, or if holders of securities of the Company other than Registrable Securities who are entitled, by contract with the Company or otherwise, to have securities included in such a registration (the "Other Stockholders"), request such inclusion, the Holders shall offer to include the securities of such officers, directors and Other Stockholders in any underwriting involved in such registration, provided, among other conditions, that the underwriter representative of any such offering has the right, subject to certain conditions, to limit the number of Registrable Securities included in the registration. The Company may defer the registration for 120 days if it believes that it would be seriously detrimental to the Company for such registration statement to be filed.

  The Stockholders Agreement further provides that, if the Company proposes to register any of its securities (other than registrations related solely to employee benefit plans or pursuant to Rule 145 or on a form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), either for its own account or for the account of other security holders, holders of Registrable Securities may require the Company to include all or a portion of their Registrable Securities in the registration and in any underwriting involved therein, provided, among other conditions, that the underwriter representative of any such offering has the right, subject to certain conditions, to limit the number of Registrable Securities included in the registration. In addition, after the Company becomes qualified to use Form S-3, the holders of Registrable Securities will have the right to request an unlimited number of registrations on Form S-3 to register at least $5 million of such shares, subject to certain conditions, provided that the Company will not be required to effect such a registration within 180 days of the effective date of the most recent registration pursuant to this provision.

  In general, all fees, costs and expenses of such registrations (other than underwriting discounts and selling commissions applicable to sales of the Registrable Securities) and all fees and disbursements of counsel for the Holders will be borne by the Company. The registration rights described above apply to 1,691,397 shares of Common Stock held by the Holders upon completion of the Offerings.

  The Stockholders Agreement provides that the original Board of Directors of the Company was to be composed of Messrs. Staniar, Lynch, Vogelstein, Lapidus, Harris and Lee. Pursuant to the Stockholders Agreement, Warburg and the other stockholders who are a party thereto (who will hold in the aggregate
approximately    % of the outstanding shares of Common Stock of the Company
upon completion of the Offerings, or approximately   % of the outstanding
shares of Common Stock if the Underwriters exercise their over-allotment options in full) have agreed to vote their shares of Common Stock for four directors nominated by Warburg if Warburg owns 50% or more of the Company's outstanding shares of Common Stock and Series A Preferred Stock, three directors if it owns 25% or more, two directors if it owns 15% or more and one director if it owns 5% or more.

ISSUANCE OF RESTRICTED SHARES OF COMMON STOCK

  In connection with the issuance of 4,144,030 restricted shares of Common Stock pursuant to the Company's 1996 Stock Plan established in connection with the Acquisition, Warburg and the Company also entered into separate Stockholders Agreements with all of the Company's executive officers and other members of the Company's management. Pursuant to these agreements, members of management agreed not to transfer their shares except (i) to members of their immediate families and other related or controlled entities, (ii) to Warburg or an affiliate thereof or (iii) upon 30 days prior written notice to the Board of Directors. The restrictions on transfer will terminate when Warburg owns less than 10% of the outstanding shares of Common Stock. In addition, pursuant to these agreements, the Company agreed that, if the Company determined to register any shares of Common Stock for its own account or for the account of security holders, the Company would include in such registration all of the vested shares of Common Stock received by management pursuant to the 1996 Stock Plan. In addition, after the Company qualifies for Form S-3, management may request unlimited registrations of at least $5,000,000 of securities on Form S-3, provided that the Company is not required to effect a registration pursuant to this provision within 180 days of the effective date of the most recent registration pursuant to this provision.

  Pursuant to the 1996 Stock Plan, the Company also entered into Restricted Share Agreements with each recipient of restricted shares of Common Stock, including each of the Company's executive officers. Pursuant to these agreements, Burton Staniar received 941,829 restricted shares, John Lynch received 941,829 restricted shares, Andrew Cogan received 376,731 restricted shares and Kathleen Bradley received 188,365 restricted shares. The agreements were dated February 29, 1996 and the shares vested at a rate of 20% per year, commencing on the date of grant (in the case of Messrs. Staniar, Lynch and Cogan) or on the first anniversary of the date of grant. The agreements provide that upon the voluntary termination of employment for reasons other than death, disability or retirement at age 65, or if the grantee's employment was terminated without cause, the nonvested restricted shares were to be immediately forfeited to the Company. Upon termination with cause, the agreements provide (i) in the case of Messrs. Staniar and Lynch, for the immediate forfeiture of all restricted shares, regardless of whether vested prior to termination, and (ii) that the Company may repurchase the shares of Common Stock at $0.10 per share.

OTHER

  During the year ended December 31, 1996, and the six month period ended June 30, 1997, the Company paid $137,337 and $67,938, respectively, to Emanuela Frattini Magnusson for design services and product royalties, the bulk of which was payable pursuant to the terms of a July 1993 Design Development Agreement between Emanuela Frattini and the Company pertaining to the Company's
Propeller product line. Emanuela Frattini Magnusson is the wife of Carl G. Magnusson, the Company's Senior Vice President--Design.

  In connection with the Initial Public Offering and pursuant to an agreement, dated as of April 14, 1997, among the Company, Warburg, NationsBanc and certain members of the Company's management, upon consummation of the Initial Public Offering 800,000 shares of the Company's Series A 12% Participating Convertible Preferred Stock were redeemed for $80.0 million and 11,749,361 shares of Common Stock, and the remaining 802,998 shares of Preferred Stock were converted into 15,691,558 shares of Common Stock. Further pursuant to such arrangement, (i) Warburg received $75.9 million and 25,024,481 shares of Common Stock, (ii) NationsBanc received $4.1 million and 1,361,877 shares of Common Stock, (iii) Messrs. Staniar, Lynch, Billstein, Cogan, Purdom, McCabe and Milberger received 400,736, 400,736, 6,249, 78,116, 78,116, 9,374 and
18,748 shares of Common Stock, respectively, and (iv) Mmes. Bradley and Ellixson received 12,499 and 9,374 shares of Common Stock, respectively.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of September 25, 1997 and as adjusted to reflect the Offerings contemplated hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and named executive officer of the Company, (iii) other Selling Stockholders and (iv) all current directors and executive officers of the Company as a group.

                                      TOTAL OWNERSHIP PRIOR    BENEFICIAL OWNERSHIP PRIOR     BENEFICIAL OWNERSHIP
                                              TO THE                     TO THE                    AFTER THE
                                           OFFERINGS(1)             OFFERINGS(2)(3)            OFFERINGS(2)(3)(4)
                                      ------------------------------------------------------- ------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER     SHARES      PERCENT       SHARES         PERCENT       SHARES      PERCENT
------------------------------------  ------------- --------------------------- ------------- ------------- ----------
Warburg, Pincus
 Ventures, L.P.(5)
 466 Lexington Avenue
 New York, NY 10017.....                 27,908,832     64.6%        27,908,832        69.2%     22,908,832     56.8%
Burton B. Staniar.......                  1,382,827      3.2            817,729         2.0
John H. Lynch...........                  1,006,096      2.3            440,998         1.1
Wolfgang Billstein......                      6,877        *              6,877           *                        *
Kathleen G. Bradley.....                    202,119        *             51,427           *                        *
Andrew B. Cogan.........                    462,695      1.1            236,656           *                        *
Douglas J. Purdom.......                    368,512        *            142,473           *                        *
John W. Amerman(6)......                      5,000        *              5,000           *           5,000        *
Robert J. Dolan(6)......                      5,000        *              5,000           *           5,000        *
Jeffrey A. Harris(7)....                 27,908,832     64.6         27,908,832        69.2      22,908,832     56.8
Sidney Lapidus(7).......                 27,908,832     64.6         27,908,832        69.2      22,908,832     56.8
Kewsong Lee(7)..........                 27,908,832     64.6         27,908,832        69.2      22,908,832     56.8
John L. Vogelstein(7)...                 27,908,832     64.6         27,908,832        69.2      22,908,832     56.8
Other Selling Stockhold-
 ers(8).................
All current directors
 and executive officers
 as a group (14
 persons)...............                 32,038,497     74.1         30,079,492        74.6

--------
*  Less than 1%.
(1) Includes 2,863,156 shares which have been granted pursuant to the Company's stock incentive plans, including shares which have not vested and which do not vest within the 60 days following September 25, 1997, but excludes options to purchase 1,327,158 shares which have been granted but which have not yet vested.
(2) Percentages are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Percentage calculations assume, for each person and group, that all shares which may be acquired by such person or group pursuant to options currently exercisable or which become exercisable within 60 days following September 25, 1997 are outstanding for the purpose of computing the percentage of Common Stock owned by such person or group. However, those unissued shares of Common Stock described above are not deemed to be outstanding for calculating the percentage of Common Stock owned by any other person. Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. The number of shares outstanding as of September 25, 1997 consists of 40,349,071 shares of Common Stock (excluding 2,863,156 restricted shares which have not yet vested).
(3) Excludes 565,098, 565,098, 0, 226,039, 226,039, 150,692 and 1,959,005
    restricted shares of Common Stock for Messrs. Staniar, Lynch, Billstein, Cogan and Purdom, Ms. Bradley and all current directors and executive officers as a group, respectively, which have not yet vested, as well as options to purchase 376,731 and 188,365 shares of Common Stock held by Mr. Billstein and Ms. Bradley, respectively, which vest at a rate of 20% per year beginning March 1998.

                                                 (Notes continued on next page)

(4) Does not include 250,000 shares of Common Stock which may, if the Underwriters exercise their over-allotment options in full, be sold by the employees of the Company who propose to offer shares of Common Stock in the Offering.
(5) The sole general partner of Warburg is Warburg, Pincus. E.M. Warburg manages Warburg. The members of E.M. Warburg are substantially the same as the partners of Warburg, Pincus. Lionel I. Pincus is the managing partner of Warburg, Pincus and the managing member of E.M. Warburg and may be deemed to control both Warburg, Pincus and E.M. Warburg. Warburg, Pincus has a 15% interest in the profits of Warburg as the general partner. Jeffrey A. Harris, Sidney Lapidus, Kewsong Lee and John L. Vogelstein, directors of the Company, are Managing Directors and members of E.M. Warburg and general partners of Warburg, Pincus. As such, Messrs. Harris, Lapidus, Lee and Vogelstein may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Warburg. See
    Note 7 below. If the Underwriters exercise their over-allotment options in full, Warburg will own 22,296,332 shares of Common Stock, or 55.3% of the Common Stock outstanding.
(6) Upon consummation of the Initial Public Offering, the Company granted each of Messrs. Amerman and Dolan options to purchase 25,000 shares of Common Stock. Twenty percent of these options vested upon grant. The options will continue to vest in four installments on the next four anniversaries of the grant date.
(7) All of the shares indicated as owned by Messrs. Harris, Lapidus, Lee and Vogelstein are owned directly by Warburg and are included because of the affiliation of such persons with Warburg. Messrs. Harris, Lapidus, Lee and Vogelstein disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act. See Note 5 above.
(8) Comprised of    employees of the Company who, in the aggregate, own less
    than 1% of the outstanding shares of Common Stock prior to the Offerings,
    and who propose to offer an aggregate of     shares of Common Stock in the
    Offerings or, if the Underwriters exercise their over-allotment options in
    full, an aggregate of       shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $.01 per share, of which 43,212,277 shares were outstanding at September 25, 1997 (including 2,863,156 restricted shares which have not yet vested) and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), of which no shares are outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Selling Stockholders in the Offerings will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

  The Common Stock is listed on the New York Stock Exchange.

PREFERRED STOCK

  The Board of Directors is authorized to issue Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. For example, the issuance of Preferred Stock could result in a class of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

LIMITATIONS ON DIRECTORS' LIABILITY

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-laws (the "By-laws") limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' and officers' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director or officer derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's or an officer's duty of care, and this provision of the Company's Certificate has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care. The Company does not believe that these provisions will limit liability under state or federal securities laws. However, the Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar of the Common Stock is The Bank of New
York.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

DESCRIPTION OF THE REVOLVING CREDIT FACILITY

  General. In August 1997, the Company entered into a credit agreement with various lenders (the "Lenders") and NationsBank, N.A., as Administrative Agent, permitting the Company to borrow an aggregate principal amount of up to $275.0 million under a revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility includes a $20.0 million sub-limit for standby and commercial letters of credit, a $10.0 million swing line sub-limit and a $140.0 million sub-limit for competitive bid loans. The Revolving Credit Facility is unsecured and replaces the previous facility which consisted of a $100.0 million term loan facility and a $130.0 million revolving credit facility.

  Interest. Indebtedness under the Revolving Credit Facility bears interest at a floating rate based, at the Company's option, upon (i) the Eurodollar Rate (as defined therein) plus an applicable percentage which is subject to change based on the Company's ratio of funded debt to EBITDA or (ii) the greater of the federal funds rate plus 0.5% or the prime rate.

  Maturity. Loans made pursuant to the Revolving Credit Facility may be borrowed, repaid and reborrowed from time to time until August 8, 2002, subject to satisfaction of certain conditions on the date of any such borrowing. No letter of credit shall have an expiration date that is more than one year after the issuance date thereof or that is after the termination date of the Revolving Credit Facility.

  Certain Fees. The Company is also required to pay to the Banks a commitment fee equal to 0.15% per annum on the committed undrawn amount of the Revolving Credit Facility, subject to adjustment based upon the Company's ratio of funded debt to EBITDA, and letter of credit fees equal to 0.4% per annum based on the average daily maximum amount available to be drawn on letters of credit from the date of issuance to the date of expiration, subject to adjustment under similar circumstances.

  Covenants. The Revolving Credit Facility requires the Company quarterly to satisfy a Funded Debt to EBITDA Ratio, which test becomes increasingly restrictive during the term of the Revolving Credit Facility. In addition, the Revolving Credit Facility requires that the total assets owned by the Company be at least 50% of the total assets owned by the Company and its subsidiaries taken up in whole. The Revolving Credit Facility also contains covenants which limit, subject to certain exceptions, (i) the incurrence of additional indebtedness; (ii) sale/leaseback transactions other than those for personal property in an amount of up to $30.0 million during the term of the Revolving Credit Facility; (iii) declaration or payment of dividends and stock repurchases, provided that the Company may pay dividends in an amount of $50,000,000 plus 50% of the Net Income (as defined in the Revolving Credit Facility) (excluding any extraordinary items) earned subsequent to March 31, 1997 plus 50% of any Equity Issuance (as defined therein) occurring subsequent to August 8, 1997; (iv) loans to and investments in third parties; (v) changes to the character of the business of the Company; (vi) most transactions with affiliates other than on terms substantially as favorable as would be obtainable in a comparable arm's length transaction; (vii) sales or leases of assets; (viii) acquisitions; (ix) mergers and consolidations, provided that any of the subsidiaries of the Company may be merged into one another or into the Company; (x) prepayments of subordinated indebtedness; and (xi) liens and encumbrances and other matters customarily restricted in such agreements.

  Events of Default. The Revolving Credit Facility contains standard events of default, including (i) defaults in the payment of principal or interest, (ii) defaults in the observance of covenants contained in the Revolving Credit Facility and related documentation, (iii) certain bankruptcy events with respect to the Company and certain of its subsidiaries, (iv) cross defaults on at least $5.0 million of other indebtedness of the Company or any of its subsidiaries, (v) judgments, orders or decrees involving $5.0 million or more,
(vi) certain events related to ERISA, (vii) events which cause the subordination provisions of certain subordinated debt to cease to be in full force and effect, and (viii) a change of control of the Company. A change of control is deemed to occur if, among other events, any person or group becomes the beneficial owner of 35% or more of the voting power of the voting stock of the Company on a fully-diluted basis and such person or group is the beneficial owner of a greater percentage of the voting power of the voting stock than the percentage beneficially owned by Warburg, NationsBanc and the Company's senior management.

DESCRIPTION OF THE NOTES

  General. The Company issued $165.0 million of 10.875% Senior Subordinated Notes Due 2006 in connection with the Acquisition pursuant to an Indenture among the Company, The Knoll Group, Inc., Knoll North America, Inc., Spinneybeck Enterprises, Inc. and Knoll Overseas, Inc., as Guarantors, and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). On July 15, 1996, the Company consummated an offer to exchange such notes for the Notes registered under the Securities Act. In May 1997, the Company redeemed $57.8 million aggregate principal amount of the Notes.

  Principal, Maturity and Interest. The Notes are limited in aggregate principal amount to $165.0 million and will mature on March 15, 2006. Interest on the Notes accrues at 10.875% per annum and is payable semiannually in arrears on March 15 and September 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  Note Guarantees. The Notes are unsecured senior subordinated general obligations of the Company and are unconditionally guaranteed on a senior subordinated and unsecured basis by each existing and future Domestic Subsidiary of the Company (the existing and future Domestic Subsidiaries of the Company are referred to collectively as the "Guarantors").

  Subordination. The payment of principal of, premium, if any, and interest on the Notes and the guarantees thereon are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of

Senior Indebtedness of the Company, including borrowings under the Revolving Credit Facility, whether outstanding on the date of the Indenture or thereafter incurred.

  Redemption. The Notes are not redeemable at the Company's option prior to March 15, 2001. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

        YEAR                                                          PERCENTAGE
        ----                                                          ----------
        2001.........................................................  105.438%
        2002.........................................................  103.625%
        2003.........................................................  101.812%
        2004 and thereafter..........................................  100.000%

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

  Repurchase at the Option of Holders. Each holder of Notes has the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon upon a change of control of the Company. A change of control for this purpose means, among other things, (i) a person or group has become the beneficial owner of 35% or more of the voting power of the voting stock of the Company, or of such percentage of the voting power than that owned by the Initial Stockholders (as defined in the Indenture), or (ii) during any period of two consecutive calendar years, individuals elected to the Board of Directors of the Company by the Initial Stockholders cease to be a majority of the directors of the Company then in office.

  Covenants. The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell stock of subsidiaries, sell assets, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness (including indebtedness incurred under the Revolving Credit Facility and any other indebtedness permitted to be incurred under the Indenture) and senior in right of payment to the Notes. The Indenture permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the Indenture.

  Events of Default. The Indenture contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the Indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments, and (v) certain events of bankruptcy with respect to the Company and certain of its subsidiaries.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors-- Shares Eligible for Future Sale; Potential for Adverse Effect on Stock Price; Registration Rights."

  As of September 25, 1997, the Company had 43,212,227 shares of Common Stock outstanding (including 2,863,156 restricted shares of Common Stock which have been granted but have not yet vested). Of the shares outstanding, 14,950,000 shares of Common Stock, including the 5,750,000 shares to be sold in the Offerings, will be freely tradable without restriction under the Securities Act, except for any such shares which may have been acquired by an "affiliate" of the Company (an "Affiliate") as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144.

  An aggregate of approximately     shares of Common Stock held by existing
stockholders upon completion of the Offerings will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to exemptions from such registration, including among others, the exemption provided by Rule 144 under the Securities Act. Upon expiration of the lock-up period described below,
approximately     shares will be eligible for sale in the public market under
Rule 144, subject to the volume limitations and other restrictions described below.

  In general, under Rule 144, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 432,000 shares immediately after the Offerings) or the average weekly reported volume of trading of the Common Stock on the NYSE during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

  Subject to the lock-up agreements described below, any employee of the Company who purchased his or her shares of Common Stock pursuant to a written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions.

  The Company has filed a registration statement on Form S-8 under the Securities Act to register approximately 2,055,772 shares of Common Stock reserved for issuance (including shares subject to previously granted options) or sale under the 1997 Stock Plan, the Company's Retirement Savings Plan and the Company's employee stock purchase plan (which permits the purchase of shares at a discount to the market price). The shares registered thereunder are eligible for sale in the public market, subject to vesting and, in certain cases, subject to the lock-up agreements described below. At the date of this Prospectus, options to purchase an aggregate of 1,337,158 shares of Common Stock are outstanding under the Stock Plans, of which options to purchase 10,000 shares of Common Stock are currently vested and exercisable.

  Notwithstanding the foregoing, in connection with the Offerings, the Company, its executive officers and directors and the Selling Stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus, other than (i) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement, (ii) upon the exercise of outstanding stock options or (iii) the issuance of options pursuant to the Stock Plans.

  The holders of all shares outstanding prior to the Initial Public Offering are entitled to certain registration rights with respect to their shares. See "Certain Transactions--Stockholders Agreement."

                       CERTAIN UNITED STATES FEDERAL TAX
                 CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state (other than a partnership treated as foreign under U.S. Treasury regulations), (iii) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations as of the date hereof, all of which may be changed either retroactively or prospectively, and is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including certain U.S. expatriates, financial institutions, insurance companies, tax-exempt entities, securities dealers and holders of securities held as part of a "straddle," "hedge" or "conversion transactions"). This discussion does not consider the tax consequences to shareholders, partners or beneficiaries of a holder of the Common Stock, nor does it consider the fact that in the case of a Non-U.S. Holder that is a partnership, the tax consequences of holding and disposing of shares of Common Stock may be affected by determinations made at the partner level. This discussion does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

  An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). In addition to the "substantial presence test" described in the immediately preceding sentence, an alien may be treated as a resident alien if he (i) meets a lawful permanent residence test (a so-called "green card" test) or (ii) elects to be treated as a U.S. resident and meets the "substantial presence test" in the immediately following year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

  In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder. Dividends effectively connected with such a United States trade or business or attributable to such a United States permanent establishment generally will not be subject to United States withholding tax (if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224, with the payor of the dividend) and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country absent knowledge to the contrary. Proposed Treasury regulations not currently in effect (the "Proposed Regulations"), however, generally would require Non-U.S. Holders to file an I.R.S. Form W-8 to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. In addition, under the Proposed Regulations, in the case of Common Stock held by a foreign partnership, (i) the certification requirement would generally be applied to the partners of the partnership, and (ii) the partnership would be required to provide certain information, including a U.S. taxpayer identification number. The Proposed Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

SALE OF COMMON STOCK

  In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Common Stock unless (i) the gain either is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, alternatively, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and, in either case, the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation); (ii) the Non-U.S. Holder is an individual who holds shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States (unless the gain from the disposition is attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in a foreign country and a foreign income tax equal to at least 10% of the gain derived from such disposition is actually paid with respect to such gain), or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States; or (iii) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during this period generally would not be subject to United States federal income tax, provided that the Common Stock is regularly traded on an established securities market.

ESTATE TAX

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise), and therefore may be subject to United States federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

  The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty.

Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

  United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above) generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

  The payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of Common Stock paid to or through a non-U.S. office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from all sources from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has not actual knowledge to the contrary).

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                 UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, the Selling Stockholders and the U.S.
Underwriters, and concurrently with the sale of     shares of Common Stock to
the International Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
        U.S. UNDERWRITER                                                SHARES
        ----------------                                               ---------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   Credit Suisse First Boston Corporation.............................
   Goldman, Sachs & Co................................................
   Morgan Stanley & Co. Incorporated..................................
                                                                         ----
       Total..........................................................
                                                                         ====

  The Company and the Selling Stockholders have also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Goldman Sachs International and Morgan Stanley & Co. International Limited are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 4,600,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company, an aggregate of 1,150,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The U.S. Representatives have advised the Company and the Selling Stockholders that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price
less a concession not in excess of    per share of Common Stock. The U.S.
Underwriters may allow, and such dealers may reallow, a discount not in excess
of    per share of Common Stock on sales to certain other dealers. After the initial public offering of the shares of Common Stock offered hereby, the public offering price, concession and discount may be changed.

  The Selling Stockholders have granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 690,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Selling Stockholders also have granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 172,500 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  The Company, its executive officers, directors and other management employees and the Selling Stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  The Common Stock is listed on the NYSE under the symbol "KNL."

  The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each of the representatives of the Underwriters purchases or has purchased furniture from the Company in the ordinary course of business on an arm's-length basis.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

  The consolidated financial statements of Knoll, Inc. at December 31, 1996 and for the ten month period then ended and the consolidated financial statements of the Predecessor for the two month period ended February 29, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of The Knoll Group, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at 450 Fifth Street NW, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) containing these reports, proxy statements and other information. The Common Stock is listed on the New York Stock Exchange, and these records and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto, in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedule filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are summaries which are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Seven World Trade Center, New York, New York 10007) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can be obtained from the public reference section of the Commission at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on the Commission's World Wide Web site listed above.

                                  KNOLL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated Balance Sheets at June 30, 1997 and December 31,
 1996.....................................................................   F-2
Condensed Consolidated Statements of Operations for the Six Months Ended
 June 30, 1997, the Four Months Ended June 30, 1996 and the Two Months
 Ended February 29, 1996 (Predecessor)....................................   F-3
Condensed Consolidated Statements of Cash Flows for the Six Months Ended
 June 30, 1997, the Four Months Ended June 30, 1996 and the Two Months
 Ended February 29, 1996 (Predecessor)....................................   F-4
Notes to the Condensed Consolidated Financial Statements..................   F-5
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Auditors...........................................   F-8
Consolidated Balance Sheets at December 31, 1996 and 1995 (Predecessor)...  F-10
Consolidated Statements of Operations for the Ten Months Ended December
 31, 1996, the Two Months Ended February 29, 1996 (Predecessor) and the
 Years Ended December 31, 1995 and 1994 (Predecessor).....................  F-11
Consolidated Statements of Cash Flows for the Ten Months Ended December
 31, 1996, the Two Months Ended February 29, 1996 (Predecessor) and the
 Years Ended December 31, 1995 and 1994 (Predecessor).....................  F-12
Consolidated Statements of Changes in Stockholders' Equity for the Ten
 Months Ended  December 31, 1996, the Two Months Ended February 29, 1996
 (Predecessor) and the Years Ended December 31, 1995 and 1994
 (Predecessor)............................................................  F-13
Notes to the Consolidated Financial Statements............................  F-14
PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
Unaudited Pro Forma Financial Information.................................   P-1
Unaudited Pro Forma Consolidated Income Statement for the Year Ended De-
 cember 31, 1996..........................................................   P-2
Unaudited Pro Forma Consolidated Income Statement for the Six Months Ended
 June 30, 1997............................................................   P-3
Unaudited Pro Forma Consolidated Income Statement for the Six Months Ended
 June 30, 1996............................................................   P-4
Notes to Unaudited Pro Forma Financial Information........................   P-5

                                  KNOLL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT PAR VALUE AND SHARE DATA)

                                                         JUNE 30,  DECEMBER 31,
                                                           1997        1996
                                                         --------  ------------
ASSETS
Current assets:
  Cash and cash equivalents............................. $ 10,873    $  8,804
  Customer receivables, net.............................  125,320     111,166
  Inventories...........................................   62,339      57,811
  Deferred income taxes.................................   19,101      17,474
  Prepaid and other current assets......................      767       7,424
                                                         --------    --------
    Total current assets................................  218,400     202,679
Property, plant, and equipment at cost..................  200,565     195,483
Accumulated depreciation................................  (32,152)    (19,265)
                                                         --------    --------
    Property, plant and equipment, net..................  168,413     176,218
Intangible assets at cost...............................  289,350     293,753
Accumulated amortization................................  (10,465)     (6,813)
                                                         --------    --------
    Intangible assets, net..............................  278,885     286,940
Other noncurrent assets.................................    3,924       9,875
                                                         --------    --------
    Total Assets........................................ $669,622    $675,712
                                                         ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.................. $ 12,500    $ 23,265
  Accounts payable......................................   57,382      50,250
  Income taxes payable..................................    3,256         388
  Other current liabilities.............................   66,488      64,022
                                                         --------    --------
    Total current liabilities...........................  139,626     137,925
Long-term debt..........................................  245,547     330,889
Postretirement benefits obligation......................   16,193      15,873
Other noncurrent liabilities............................   15,302      13,221
                                                         --------    --------
    Total liabilities...................................  416,688     497,908
                                                         --------    --------
Stockholders' equity:
  Preferred stock, $1.00 par value; 10,000,000 shares
   authorized; 1,602,998 shares issued and outstanding
   in 1996 (liquidation preference of $160,300).........      --        1,603
  Common stock, $0.01 par value; 100,000,000 shares
   authorized; 43,212,227 shares issued and outstanding
   in 1997 and 7,291,308 shares issued and outstanding
   in 1996..............................................      432          73
  Additional paid-in capital............................  214,954     160,147
  Unearned stock grant compensation.....................   (1,146)     (1,387)
  Retained earnings.....................................   40,093      16,836
  Cumulative foreign currency translation adjustment....   (1,379)        532
                                                         --------    --------
    Total stockholders' equity..........................  252,954     177,804
                                                         --------    --------
    Total Liabilities and Stockholders' Equity.......... $669,622    $675,712
                                                         ========    ========

                            See accompanying notes.

                                  KNOLL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            SUPPLEMENTAL
                                                                           PRO FORMA DATA               THE KNOLL GROUP, INC.
                                                              SIX MONTHS     SIX MONTHS    FOUR MONTHS      (PREDECESSOR)
                                                                 ENDED         ENDED          ENDED       TWO MONTHS ENDED
                                                             JUNE 30, 1997 JUNE 30, 1996  JUNE 30, 1996   FEBRUARY 29, 1996
                                                             ------------- -------------- ------------- ---------------------
                                                                              (Note 7)
Sales.......................................................   $390,415       $304,832      $214,600          $ 90,232
Cost of sales...............................................    236,265        201,556       140,489            59,714
                                                               --------       --------      --------          --------
Gross profit................................................    154,150        103,276        74,111            30,518
Selling, general and administrative expenses................     90,635         69,180        47,141            21,256
Westinghouse long-term incentive compensation...............        --             --            --             47,900
Allocated corporate expenses................................        --             --            --                921
                                                               --------       --------      --------          --------
Operating income (loss).....................................     63,515         34,096        26,970           (39,559)
Interest expense............................................     14,696         21,030        13,952               340
Other income (expense), net.................................         73             44           340              (296)
                                                               --------       --------      --------          --------
Income (loss) before income tax expense (benefit) and ex-
 traordinary item...........................................     48,892         13,110        13,358           (40,195)
Income tax expense (benefit)................................     20,298          5,386         5,382           (16,107)
                                                               --------       --------      --------          --------
Income (loss) before extraordinary item.....................     28,594          7,724         7,976           (24,088)
Extraordinary loss on early extinguishment of debt, net of
 taxes......................................................      5,337            --            --                --
                                                               --------       --------      --------          --------
Net income (loss)...........................................   $ 23,257       $  7,724      $  7,976          $(24,088)
                                                               ========       ========      ========          ========
Pro forma earnings per share of common stock (Note 6):
  Income before extraordinary item..........................   $   0.76       $   0.22      $   0.23
  Extraordinary loss on early extinguishment of debt, net of
   taxes....................................................      (0.14)           --            --
                                                               --------       --------      --------
  Net income................................................   $   0.62       $   0.22      $   0.23
                                                               ========       ========      ========
Pro forma weighted average shares of common stock outstand-
 ing (Note 6)...............................................     37,246         34,782        34,782
                                                               ========       ========      ========
Supplemental pro forma as adjusted data (Note 8):
  Pro forma net income......................................   $ 30,236       $  9,450
                                                               ========       ========
  Pro forma net income per share of common stock............   $   0.70       $   0.22
                                                               ========       ========
  Pro forma weighted average shares of common stock
   outstanding..............................................     43,300         43,262
                                                               ========       ========

                            See accompanying notes.

                                  KNOLL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                                         THE KNOLL GROUP, INC.
                                                                                            FOUR MONTHS      (PREDECESSOR)
                                                                           SIX MONTHS          ENDED       TWO MONTHS ENDED
                                                                       ENDED JUNE 30, 1997 JUNE 30, 1996   FEBRUARY 29, 1996
                                                                       ------------------- ------------- ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).....................................................      $ 23,257         $   7,976         $(24,088)
Adjustments to reconcile net income (loss) to net cash provided by
 (used in) operating activities:
  Depreciation and amortization.......................................        17,317            11,536            4,317
  Extraordinary loss..................................................         8,838               --               --
  Other...............................................................         1,063               --               --
  Changes in assets and liabilities:
    Customer receivables..............................................       (15,151)           (5,704)           8,798
    Inventories.......................................................        (5,109)              471              671
    Accounts payable..................................................         7,653             7,700          (15,292)
    Current and deferred income taxes.................................         7,072           (14,032)         (16,627)
    Other current assets and liabilities..............................         6,414            14,555           (4,907)
    Other noncurrent assets and liabilities...........................         6,264            10,105           (6,911)
                                                                            --------         ---------         --------
Cash provided by (used in) operating activities.......................        57,618            32,607          (54,039)
                                                                            --------         ---------         --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of the Company from Westinghouse..........................           --           (579,801)             --
Purchases of property, plant and equipment............................        (7,686)           (3,885)          (2,296)
Proceeds from sale of assets..........................................           127               --               --
                                                                            --------         ---------         --------
Cash used in investing activities.....................................        (7,559)         (583,686)          (2,296)
                                                                            --------         ---------         --------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short-term debt, net.....................................           --             (2,349)          (3,805)
Repayment of revolving credit facility, net...........................       (26,000)              --               --
Proceeds from long-term debt..........................................           --            425,000              --
Repayment of long-term debt...........................................       (69,988)          (14,266)             --
Premium paid for early extinguishment of debt.........................        (5,775)              --               --
Proceeds from issuance of stock, net of stock issuance costs..........       134,656           160,000              --
Redemption of preferred stock.........................................       (80,000)              --               --
Net receipts from parent company......................................           --                --            60,848
                                                                            --------         ---------         --------
Cash provided by (used in) financing activities.......................       (47,107)          568,385           57,043
                                                                            --------         ---------         --------
Effect of exchange rate changes on cash and cash equivalents..........          (883)              347               58
                                                                            --------         ---------         --------
Increase in cash and cash equivalents.................................         2,069            17,653              766
Cash and cash equivalents at beginning of period......................         8,804             2,335            1,569
                                                                            --------         ---------         --------
Cash and cash equivalents at end of period............................      $ 10,873         $  19,988         $  2,335
                                                                            ========         =========         ========

                            See accompanying notes.

                                  KNOLL, INC.

           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements of Knoll, Inc. (the Company) and The Knoll Group, Inc. (the Predecessor) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation are reflected in the condensed consolidated financial statements. Supplemental pro forma data is provided solely for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles. The condensed consolidated balance sheet as of December 31, 1996 and the condensed consolidated statement of operations and condensed consolidated statement of cash flows for the two months ended February 29, 1996 are derived from audited financial statements. The condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's annual report on Form 10-K for the year ended December 31, 1996. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997.

2. ACQUISITION OF KNOLL

  On December 20, 1995, Westinghouse Electric Corporation (Westinghouse) entered into a Stock Purchase Agreement (the Agreement) with T.K.G. Acquisition Corp. (TKG), a subsidiary of Warburg, Pincus Ventures, L.P. Under the terms of the Agreement, TKG acquired all of the outstanding capital stock of The Knoll Group, Inc. and related entities on February 29, 1996 through its wholly owned subsidiary T.K.G. Acquisition Sub, Inc. Immediately following this transaction, T.K.G. Acquisition Sub, Inc. and The Knoll Group, Inc. merged with and into Knoll North America, Inc., the principal United States operating company of The Knoll Group, Inc. Knoll North America, Inc. changed its name to Knoll, Inc. at the time of the merger. On March 14, 1997, Knoll, Inc. merged with and into TKG. TKG then changed its name to Knoll, Inc.

3. INVENTORIES

                                                           JUNE 30, DECEMBER 31,
                                                             1997       1996
                                                           -------- ------------
                                                              (In Thousands)
      Raw materials....................................... $37,290    $34,147
      Work in process.....................................   8,364      7,508
      Finished goods......................................  16,685     16,156
                                                           -------    -------
      Inventories......................................... $62,339    $57,811
                                                           =======    =======

4. CAPITAL STRUCTURE

  On May 6, 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 24,000,000 to 100,000,000, increase the number of authorized shares of preferred stock from 3,000,000 to 10,000,000 and effect a 3.13943-for-1 split of the Company's common stock. Fractional shares resulting from the common stock split were settled in cash.

  In connection with the initial public offering of the Company's common stock discussed in Note 5, 800,000 shares of Series A 12% Participating Convertible Preferred Stock (Series A Preferred Stock) were redeemed for

                                  KNOLL, INC.

$80.0 million and 11,749,361 shares of common stock, and the remaining 802,998 shares of Series A Preferred Stock were converted into 15,691,558 shares of common stock.

  On June 27, 1997, the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission to register an aggregate of 2,055,772 shares of its common stock issuable to participants under the Knoll, Inc. 1997 Employee Stock Purchase Plan (300,000 shares), the Knoll, Inc. 1997 Stock Incentive Plan (1,255,772 shares) and The Knoll Retirement Savings Plan (500,000 shares).

5. INITIAL PUBLIC OFFERING

  The Company completed an initial public offering of its common stock during the second quarter of 1997. An aggregate of 9,200,000 shares, including 720,000 shares sold by a selling stockholder, were sold during May and June 1997 at $17.00 per share. The net proceeds to the Company amounted to $133.5 million after deducting related expenses. The net proceeds, together with borrowings of $11.6 million under the Company's revolving credit facilities, have been used (i) to redeem a portion of the Series A Preferred Stock for $80.0 million and (ii) to redeem an aggregate principal amount of $57.8 million of the Company's 10.875% Senior Subordinated Notes for a total redemption price of $65.1 million, including a redemption premium of $5.7 million and accrued and unpaid interest thereon of $1.6 million. The redemption premium of $5.7 million along with the write-off of unamortized financing costs of $3.1 million associated with the early redemption of the 10.875% Senior Subordinated Notes resulted in an extraordinary loss of $5.3 million, net of taxes.

6. WEIGHTED AVERAGE SHARES AND PER SHARE DATA

  All weighted average shares and per share data have been adjusted to give retroactive effect to the 3.13943-for-1 stock split that occurred on May 6, 1997, as discussed in Note 4.

  Because of the significance of the redemption and conversion into common stock of the Series A Preferred Stock (see Note 4) in connection with the initial public offering, historical earnings per share is not presented herein. Pro forma earnings per share amounts are based on the weighted average number of shares of common stock and common stock equivalents (employee stock options) outstanding during the period, after giving effect to the redemption and conversion into common stock of the Series A Preferred Stock assuming such redemption and conversion had occurred at the beginning of each period presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common stock and options to purchase common stock issued at prices below the initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's registration statement for the offering have been included as outstanding for all periods presented (using the treasury stock method at the initial public offering price).

7. SUPPLEMENTAL PRO FORMA RESULTS OF OPERATIONS

  The supplemental pro forma results of operations data for the six months ended June 30, 1996 is presented for purposes of additional analysis. It presents financial information assuming that the acquisition of the Predecessor from Westinghouse had taken place on January 1, 1996. Such pro forma results reflect the following adjustments: (i) Cost of sales and selling, general and administrative expenses have been increased by $552,000 and $369,000, respectively, to reflect the reclassification of allocated corporate expenses from Westinghouse. The reclassified allocated corporate expenses approximate the replacement cost to the Company for services formerly provided by Westinghouse to the Predecessor, including (a) benefit expense related to the adoption of various independent benefit plans comparable to Westinghouse benefit plans and (b) the cost of services required to replace specific activities formerly provided by Westinghouse to the Predecessor, including audit, tax, general ledger, accounts receivable, human resources, legal, insurance and data communications. (ii) Cost of sales has been increased by $801,000 to reflect increased depreciation resulting from the acquisition of the Predecessor from Westinghouse. (iii) Selling, general and administrative expenses have been increased by $414,000 to reflect

                                  KNOLL, INC.

increased depreciation and amortization resulting from the acquisition. (iv) The Westinghouse long-term incentive compensation of $47.9 million for the two months ended February 29, 1996 has been eliminated on a pro forma basis due to the amounts becoming payable, and for which the amounts payable were established and subsequently paid by Westinghouse, as a result of consummation of the acquisition. (v) Interest expense (including the amortization of deferred financing fees) has been increased by $6.7 million assuming the acquisition had been completed on January 1, 1996. Interest expense assumes a weighted average interest rate of 9.2%, which approximates the actual interest rate on the date of the acquisition on $424.1 million in average outstanding borrowings and amortization of deferred financing charges. If interest rates changed 1/8%, the pro forma adjustment for interest costs would have changed by approximately $88,000. (vi) Income tax expense has been increased by $16.1 million to reflect the assumed tax rate applied to the pro forma income.

  The supplemental pro forma data does not purport to represent what the Company's results actually would have been if such events had occurred on January 1, 1996, nor does such information purport to project the results of the Company for any future periods. The unaudited pro forma financial information is based upon assumptions that the Company believes are reasonable.

8. SUPPLEMENTAL PRO FORMA AS ADJUSTED DATA

  The supplemental pro forma as adjusted data is included for purposes of additional analysis. It presents results of operations assuming that the initial public offering of the Company's common stock and the application of the net proceeds to the Company therefrom together with related borrowings under the Company's credit facilities occurred at the beginning of each period. Such pro forma as adjusted data does not reflect the 1997 extraordinary loss of $5.3 million, net of taxes, incurred as a result of the early redemption of a portion of the Company's 10.875% Senior Subordinated Notes. The supplemental pro forma as adjusted weighted average shares of common stock outstanding reflect the initial public offering of the Company's common stock and the redemption and conversion into common stock of the Series A Preferred Stock (see Note 4) as of the beginning of each period presented.

  The supplemental pro forma as adjusted data reflects interest savings from the redemption of an aggregate principal amount of $57.8 million of the Company's 10.875% Senior Subordinated Notes, additional interest expense incurred on $11.6 million in related borrowings under the Company's credit facilities and related income tax effects. Interest expense (including the amortization of deferred financing fees) has been decreased by $2.7 million and $2.9 million for the six months ended June 30, 1997 and 1996, respectively. Interest adjustments are based on the actual interest rate of 10.875% for the Senior Subordinated Notes and a weighted average interest rate of 6.6% in 1997 and 8.25% in 1996 for the credit facilities. The weighted average interest rates approximate actual interest expense on the Company's average outstanding borrowings under the credit facilities during the respective periods. Income tax expense has been increased by $1.1 million for the six months ended June 30, 1997 and 1996 to reflect the assumed income tax effects of the interest expense adjustments.

  The supplemental pro forma as adjusted information does not purport to represent what the Company's results actually would have been if the aforementioned events had occurred at the beginning of each period presented, nor does such information purport to project the results of the Company for any future periods. The unaudited pro forma as adjusted financial information is based upon assumptions that the Company believes are reasonable.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Knoll, Inc.

  We have audited the accompanying consolidated balance sheet of Knoll, Inc. as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the ten month period ended December 31, 1996 (post-acquisition period), and the consolidated statements of operations, changes in stockholders' equity and cash flows of The Knoll Group, Inc. (Predecessor) for the two month period ended February 29, 1996 (pre-acquisition period). Our audits also included the financial statement schedule (as it pertains to 1996) as listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Knoll, Inc. at December 31, 1996, and the consolidated results of its operations and its cash flows for the post-acquisition period in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of The Knoll Group, Inc. for the pre-acquisition period in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic 1996 financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 14, 1997, except for Note 23,
as to which the date is May 6, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Knoll, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and changes in stockholders' equity present fairly, in all material respects, the financial position of The Knoll Group, Inc., an organizational unit of Westinghouse Electric Corporation (Westinghouse), at December 31, 1995, and the results of their operations, cash flows and changes in stockholders' equity for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Westinghouse's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The Knoll Group, Inc. is a business unit of Westinghouse for each of the two years ended December 31, 1995 and, as disclosed in Note 4 to the accompanying financial statements, engaged in various transactions and relationships with other Westinghouse entities.

                                          /s/ Price Waterhouse LLP

Pittsburgh, Pennsylvania
January 15, 1996

                                  KNOLL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                          THE KNOLL GROUP, INC.
                                                                                               ACTUAL         (PREDECESSOR)
                                                                                            DECEMBER 31,      DECEMBER 31,
                                                                                                1996              1995
                                                                                           -------------- ---------------------
                                                                                           (IN THOUSANDS)    (IN THOUSANDS)
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................    $  8,804          $  1,569
  Customer receivables, net...............................................................     111,166           114,592
  Inventories.............................................................................      57,811            59,643
  Deferred income taxes...................................................................      17,474            18,273
  Prepaid and other current assets........................................................       7,424             8,465
                                                                                              --------          --------
    Total current assets..................................................................     202,679           202,542
Property, plant, and equipment............................................................     176,218           164,633
Intangible assets.........................................................................     286,940           240,772
Prepaid pension cost......................................................................         --             45,161
Other noncurrent assets...................................................................       9,875             3,602
                                                                                              --------          --------
    Total Assets..........................................................................    $675,712          $656,710
                                                                                              ========          ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt.........................................................................    $    --           $  1,496
  Current maturities of long-term debt....................................................      23,265             3,287
  Accounts payable--trade.................................................................      50,250            45,850
  Accounts payable--related parties.......................................................         --                413
  Income taxes payable....................................................................         388            13,973
  Accrued restructuring costs.............................................................       1,979            10,868
  Other current liabilities...............................................................      62,043            43,957
                                                                                              --------          --------
    Total current liabilities.............................................................     137,925           119,844
Long-term debt............................................................................     330,889               251
Deferred income taxes.....................................................................       1,931            29,574
Postretirement benefits obligation........................................................      15,873            20,593
Other noncurrent liabilities..............................................................      11,290             5,997
                                                                                              --------          --------
    Total liabilities.....................................................................     497,908           176,259
                                                                                              --------          --------
Stockholders' equity:
  Preferred stock, $1.00 par value; authorized 10,000,000 shares, issued and outstanding
   1,602,998 shares.......................................................................       1,603               --
  Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding
   7,291,308 shares.......................................................................          73               --
  Additional paid-in-capital..............................................................     160,147               --
  Unearned stock grant compensation.......................................................      (1,387)              --
  Retained earnings.......................................................................      16,836               --
  Parent company investment...............................................................         --            503,317
  Cumulative foreign currency translation adjustment......................................         532           (22,866)
                                                                                              --------          --------
    Total stockholders' equity............................................................     177,804           480,451
                                                                                              --------          --------
    Total Liabilities and Stockholders' Equity............................................    $675,712          $656,710
--------------------------------------------------
                                                                                              ========          ========

        See accompanying notes to the consolidated financial statements.

                                  KNOLL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           THE KNOLL
                                          GROUP, INC.
                                         (PREDECESSOR)  THE KNOLL GROUP, INC.
                            TEN MONTHS    TWO MONTHS        (PREDECESSOR)
                              ENDED          ENDED     YEAR ENDED DECEMBER 31,
                           DECEMBER 31,  FEBRUARY 29,  ------------------------
                               1996          1996         1995         1994
                          -------------- ------------- -----------  -----------
                          (IN THOUSANDS,            (IN THOUSANDS)
                            EXCEPT PER
                           SHARE DATA)
Sales to customers......     $561,534      $ 89,933    $   610,723  $   562,598
Sales to related
 parties................          --            299         10,169          271
                             --------      --------    -----------  -----------
Total sales.............      561,534        90,232        620,892      562,869
Cost of sales to
 customers..............      358,841        59,514        410,615      409,909
Cost of sales to related
 parties................          --            200          7,017          195
                             --------      --------    -----------  -----------
Gross profit............      202,693        30,518        203,260      152,765
Provision for
 restructuring..........          --            --             --        29,180
Selling, general, and
 administrative
 expenses...............      131,349        21,256        138,527      167,238
Westinghouse long-term
 incentive
 compensation...........          --         47,900            --           --
Allocated corporate
 expenses...............          --            921          9,528        5,881
                             --------      --------    -----------  -----------
Operating income
 (loss).................       71,344       (39,559)        55,205      (49,534)
Interest expense........       32,952           340          1,430        3,225
Other income (expense),
 net....................          447          (296)        (1,597)         699
                             --------      --------    -----------  -----------
Income (loss) before
 income taxes and
 extraordinary item.....       38,839       (40,195)        52,178      (52,060)
Income tax expense
 (benefit)..............       16,844       (16,107)        22,846        7,713
                             --------      --------    -----------  -----------
Income (loss) before
 extraordinary item.....       21,995       (24,088)        29,332      (59,773)
Extraordinary loss on
 early extinguishment of
 debt, net of taxes.....        5,159           --             --           --
                             --------      --------    -----------  -----------
Net income (loss).......     $ 16,836      $(24,088)   $    29,332  $   (59,773)
                             ========      ========    ===========  ===========
Earnings per share (See
 Note 2):
Pro forma income before
 extraordinary item per
 share of Common Stock..     $    .63
Pro forma loss per share
 on extraordinary item..         (.15)
                             --------
Pro forma net income per
 share of Common Stock..     $    .48
                             ========
Pro forma weighted
 average shares of
 Common Stock
 Outstanding............       34,815
                             ========


        See accompanying notes to the consolidated financial statements.

                                  KNOLL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        THE KNOLL
                                                                                       GROUP, INC.
                                                                                      (PREDECESSOR)  THE KNOLL GROUP, INC.
                                                                         TEN MONTHS    TWO MONTHS        (PREDECESSOR)
                                                                           ENDED          ENDED     YEAR ENDED DECEMBER 31,
                                                                        DECEMBER 31,  FEBRUARY 29,  -------------------------
                                                                            1996          1996         1995          1994
                                                                       -------------- ------------- -----------  ------------
                                                                       (IN THOUSANDS)             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).....................................................   $  16,836      $ (24,088)  $    29,332  $    (59,773)
Noncash items included in income:
  Depreciation........................................................      19,251          3,150        19,006        21,478
  Amortization of intangible assets...................................       7,881          1,167         6,993         7,006
  Loss on disposal of assets..........................................          87            --            --            --
  Extraordinary loss..................................................       8,542            --            --            --
  Noncash restructuring charges.......................................         --             --            --          9,367
  Foreign currency transaction loss...................................         354            --            --            --
Changes in assets and liabilities:
  Customer receivables................................................      (5,110)         8,798        (5,850)      (11,269)
  Inventories.........................................................       1,416            671           (76)       (9,619)
  Accounts payable....................................................      15,870        (15,292)       (7,005)       18,533
  Current and deferred income taxes...................................      (3,961)       (16,627)       13,185         2,186
  Other current assets................................................         747          2,283           453        (1,186)
  Other current liabilities...........................................      18,372         (7,190)      (23,177)       16,951
  Other noncurrent assets and liabilities.............................       9,217         (6,911)       19,003         2,542
                                                                         ---------      ---------   -----------  ------------
Cash provided by (used in) operating activities.......................      89,502        (54,039)       51,864        (3,784)
                                                                         ---------      ---------   -----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of the company from Westinghouse..........................    (579,801)           --            --            --
Capital expenditures..................................................     (15,255)        (2,296)      (19,334)      (20,157)
Proceeds from sale of assets..........................................         218            --            316           332
                                                                         ---------      ---------   -----------  ------------
Cash used in investing activities.....................................    (594,838)        (2,296)      (19,018)      (19,825)
                                                                         ---------      ---------   -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short-term debt, net.....................................      (1,483)        (3,805)      (20,961)       (2,758)
Proceeds from long-term debt..........................................     615,000            --            --            --
Repayment of long-term debt...........................................    (262,130)           --         (8,913)       (2,753)
Issuance of stock.....................................................     160,400            --            --            --
Net receipts from (payments to) parent company........................         --          60,848        (6,900)       33,836
                                                                         ---------      ---------   -----------  ------------
Cash provided by (used in) financing activities.......................     511,787         57,043       (36,774)       28,325
                                                                         ---------      ---------   -----------  ------------
Effect of exchange rate changes on cash and cash equivalents..........          18             58            13        (1,996)
                                                                         ---------      ---------   -----------  ------------
Increase (decrease) in cash and cash equivalents......................       6,469            766        (3,915)        2,720
Cash and cash equivalents at beginning of period......................       2,335          1,569         5,484         2,764
                                                                         ---------      ---------   -----------  ------------
Cash and cash equivalents at end of period............................   $   8,804      $   2,335   $     1,569  $      5,484
                                                                         =========      =========   ===========  ============

        See accompanying notes to the consolidated financial statements.

                                  KNOLL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                          THE KNOLL
                                                                                         GROUP, INC.
                                                                                        (PREDECESSOR)  THE KNOLL GROUP, INC.
                                                                         TEN MONTHS      TWO MONTHS        (PREDECESSOR)
                                                                           ENDED            ENDED     YEAR ENDED DECEMBER 31,
                                                                        DECEMBER 31,    FEBRUARY 29,  ------------------------
                                                                            1996            1996         1995         1994
                                                                     ------------------ ------------- -----------  -----------
                                                                       (IN THOUSANDS,
                                                                     EXCEPT SHARE DATA)   (IN THOUSANDS, EXCEPT SHARE DATA)
PREFERRED STOCK
Balance at beginning of period (1,599,000 shares)...................     $   1,599        $     --    $       --   $       --
Shares issued (3,998 shares)........................................             4              --            --           --
                                                                         ---------        ---------   -----------  -----------
Balance at end of period............................................         1,603              --            --           --
                                                                         ---------        ---------   -----------  -----------
COMMON STOCK
Balance at beginning of period (3,139,430 shares)...................            31              --            --           --
Shares issued under the Stock Incentive Plan (4,144,030 shares).....            42              --            --           --
                                                                         ---------        ---------   -----------  -----------
Balance at end of period............................................            73              --            --           --
                                                                         ---------        ---------   -----------  -----------
ADDITIONAL PAID-IN-CAPITAL
Balance at beginning of period......................................       158,370              --            --           --
Shares issued.......................................................           396              --            --           --
Shares issued under the Stock Incentive Plan........................         1,381              --            --           --
                                                                         ---------        ---------   -----------  -----------
Balance at end of period............................................       160,147              --            --           --
                                                                         ---------        ---------   -----------  -----------
UNEARNED STOCK GRANT COMPENSATION
Balance at beginning of period......................................           --               --            --           --
Shares issued under the Stock Incentive Plan........................        (1,522)             --            --           --
Earned stock grant compensation.....................................           135              --            --           --
                                                                         ---------        ---------   -----------  -----------
Balance at end of period............................................        (1,387)             --            --           --
                                                                         ---------        ---------   -----------  -----------
RETAINED EARNINGS
Balance at beginning of period......................................           --               --            --           --
Net income..........................................................        16,836              --            --           --
                                                                         ---------        ---------   -----------  -----------
Balance at end of period............................................        16,836              --            --           --
                                                                         ---------        ---------   -----------  -----------
PARENT COMPANY INVESTMENT
Balance at beginning of period......................................           --           503,317       480,885      506,822
Net income (loss)...................................................           --           (24,088)       29,332      (59,773)
Capital expenditures................................................           --             2,296        19,334       20,157
Proceeds from asset sales...........................................           --               --           (316)        (332)
Net interunit transactions..........................................           --            58,552       (25,918)      14,011
                                                                         ---------        ---------   -----------  -----------
Balance at end of period............................................           --           540,077       503,317      480,885
                                                                         ---------        ---------   -----------  -----------
CUMULATIVE FOREIGN CURRENCY TRANSLATION ADJUSTMENT
Balance at beginning of period......................................           --           (22,866)      (22,879)     (20,883)
Translation adjustment..............................................           532               58            13       (1,996)
                                                                         ---------        ---------   -----------  -----------
Balance at end of period............................................           532          (22,808)      (22,866)     (22,879)
                                                                         ---------        ---------   -----------  -----------
TOTAL STOCKHOLDERS' EQUITY..........................................     $ 177,804        $ 517,269   $   480,451  $   458,006
                                                                         =========        =========   ===========  ===========

        See accompanying notes to the consolidated financial statements.

                                  KNOLL, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

  Knoll, Inc. and its subsidiaries (the Company or Knoll) are engaged in the design, manufacture, and sale of office furniture products and accessories, focusing on the middle to high end segments of the contract furniture market. The Company has operations in the United States (U.S.), Canada, and Europe and sells its products primarily through its direct sales representatives and independent dealers.

  The Company was formed on February 29, 1996 as a result of the acquisition of the office furniture business unit (The Knoll Group, Inc. and related entities) of Westinghouse Electric Corporation (Westinghouse). See Note 3 for further discussion of the acquisition.

  The accompanying consolidated financial statements present the financial position of the Company as of December 31, 1996 and of the Predecessor as of December 31, 1995, the results of operations, cash flows, and changes in stockholders' equity of the Company for the ten month period ended December 31, 1996, and the results of operations, cash flows, and changes in stockholders' equity of the Predecessor for the two month period ended February 29, 1996 and the years ended December 31, 1995 and 1994.

  Since the Predecessor was a business unit of Westinghouse, the accompanying financial statements of the Predecessor include estimates for certain expenses incurred by the parent on its behalf. These expenses generally include, but are not limited to, officer and employee salaries, rent, depreciation, accounting and legal services, other selling, general and administrative expenses, and other such expenses.

  The results of the Predecessor's domestic operations were included in the consolidated United States federal income tax return of Westinghouse, while the results of its operations in Canada and Europe were reported separately to their respective taxing jurisdictions. The income tax information in the accompanying financial statements of the Predecessor is presented as if the Predecessor had not been included in the consolidated tax returns of Westinghouse or other affiliates (i.e. on a stand-alone basis). The recognition and measurement of income tax expense and deferred income taxes required certain assumptions, allocations, and significant estimates that management believes are reasonable to measure the tax consequences as if the Predecessor were a stand-alone taxpayer.

  The operating results of the European subsidiaries are reported and included in the consolidated financial statements on a one month lag to allow for the timely presentation of consolidated information. The effect of this presentation is not material to the financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

  The consolidated financial statements of the Company include the accounts of Knoll, Inc. and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

  The consolidated financial statements of the Predecessor include the accounts of The Knoll Group, Inc. and related entities after elimination of intercompany transactions and balances except for those with other units of Westinghouse as described in Note 4.

  Revenue Recognition

  Sales are recognized as products are shipped and services are rendered.

                                  KNOLL, INC.

  Cash and Cash Equivalents

  Cash and cash equivalents includes cash on hand and investments with original maturities of three months or less.

  Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  Property, Plant, Equipment, and Depreciation

  Property, plant, and equipment are recorded at cost. Depreciation of plant and equipment is computed using the straight-line method over the estimated useful lives of the assets. The useful lives are as follows: 45 years for buildings and 3 to 12 years for machinery and equipment.

  Intangible Assets

  Intangible assets consist of goodwill, trademarks and deferred financing fees. Goodwill is recorded at the amount by which cost exceeds the net assets of acquired businesses, and all other intangible assets are recorded at cost. Goodwill and trademarks are amortized under the straight-line method over 40 years, while deferred financing fees are amortized over the life of the respective debt.

  Management reviews the carrying value of goodwill and other intangibles on an ongoing basis. When factors indicate that an intangible asset may be impaired, management uses an estimate of the undiscounted future cash flows over the remaining life of the asset in measuring whether the intangible asset is recoverable. If such an analysis indicates that impairment has in fact occurred, the book value of the intangible asset is written down to its estimated fair value.

  Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

  As discussed in Note 1, the U.S. operations of the Predecessor for the first two months of 1996 and for the years ended December 31, 1995 and 1994 were included in a consolidated U.S. income tax return of Westinghouse and its subsidiaries. Income taxes are provided in the accompanying financial statements as if the Predecessor had filed a separate tax return.

  Foreign Currency Translation

  Results of foreign operations are translated into U.S. dollars using average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using current rates. The resulting translation adjustments are accumulated as a separate component of stockholders' equity.

  Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than those of the foreign subsidiaries are included in income in the year in which the change occurs.

  Stock-Based Compensation

  Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages entities to record compensation expense for stock-based employee compensation plans at fair value but provides the option of measuring compensation expense using the

                                  KNOLL, INC.

  intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," the former standard. The Company has elected to account for stock-based compensation under the former standard. Accordingly, compensation expense for restricted stock awards and stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. For those entities which choose to measure compensation expense under the former standard, SFAS No. 123 requires supplemental disclosure to show the effects on operations as if the new measurement criteria had been used. If the new measurement criteria under SFAS No. 123 had been adopted, the Company's results of operations would not differ from those reflected in the historical financial statements.

  Share and Per Share Amounts (Unaudited)

  All numbers of shares of Common Stock and per share amounts have been adjusted to give retroactive effect to the 3.13943-for-1 stock split as discussed in Note 23.

  Because of the significance of the redemption and conversion into Common Stock of the outstanding Series A Preferred Stock upon consummation of the initial public offering (IPO), historical net income (loss) per share is not presented herein. Pro forma net income per share amounts are based on the weighted average number of shares of Common Stock and Common Stock equivalents (employee stock options) outstanding during the period, after giving effect to the redemption and conversion into Common Stock of the Series A Preferred Stock assuming such redemption and conversion had occurred at the beginning of the period presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all Common Stock and options to purchase Common Stock issued at prices below the initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's registration statement for the offerings have been included as outstanding for all periods presented (using the treasury stock method at the initial public offering price).

  Use of Estimates

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses and the disclosure of certain contingent assets and liabilities. Actual future results may differ from such estimates.

  Reclassifications

  Certain amounts in the accompanying financial statements of the Predecessor have been reclassified to conform with the Company's 1996 classifications.

3. ACQUISITION

  On December 20, 1995, Westinghouse entered into a Stock Purchase Agreement (the Agreement) with T.K.G. Acquisition Corp. (TKG), a subsidiary of Warburg, Pincus Ventures, L.P. Under the terms of the Agreement, TKG acquired all of the outstanding capital stock of The Knoll Group, Inc. and related entities on February 29, 1996 through its wholly owned subsidiary T.K.G. Acquisition Sub, Inc. Immediately following this transaction, T.K.G. Acquisition Sub, Inc. and The Knoll Group, Inc. merged with and into Knoll North America, Inc., the principal U.S. operating company of The Knoll Group, Inc. Knoll North America, Inc. changed its name to Knoll, Inc. at the time of the merger. On March 14, 1997, Knoll, Inc. merged with and into TKG. TKG then changed its name to Knoll, Inc.

                                  KNOLL, INC.

  The cost of the acquisition was $579,801,000. TKG funded the acquisition through proceeds of $160,000,000 received from the sale of TKG capital stock, $165,000,000 received from an offering of 10.875% senior subordinated notes due 2006, and $260,000,000 in borrowings under senior bank credit facilities. T.K.G. Acquisition Sub, Inc. executed the offering of the senior notes and borrowings under the credit facilities. As such, upon the acquisition and subsequent merger, the senior notes and credit facility borrowings became obligations of Knoll, Inc.

  The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair market value at the date of acquisition. The excess of the consideration paid over the estimated fair value of the net assets acquired, totaling $66,850,000, has been recorded as goodwill and is being amortized on a straight-line basis over 40 years. The purchase price allocation is summarized as follows (in thousands):

      Net working capital............................................. $101,446
      Property, plant and equipment...................................  180,074
      Goodwill........................................................   66,850
      Other intangible assets.........................................  239,557
      Other noncurrent liabilities, net...............................   (8,126)
                                                                       --------
                                                                       $579,801
                                                                       ========

  The following table sets forth unaudited pro forma consolidated results of operations assuming that the acquisition had taken place at the beginning of the years presented:

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                         1996        1995
                                                      ----------- -----------
                                                          (IN THOUSANDS)
      Sales.......................................... $   651,766 $   620,892
      Cost of sales..................................     419,908     425,327
                                                      ----------- -----------
      Gross profit...................................     231,858     195,565
      Selling, general and administrative expenses...     153,388     142,582
      Allocated corporate expenses...................         --        4,000
                                                      ----------- -----------
      Operating income...............................      78,470      48,983
      Interest expense...............................      40,030      40,945
      Other income (expense), net....................         151      (1,597)
                                                      ----------- -----------
      Income before income taxes and extraordinary
       item..........................................      38,591       6,441
      Income taxes...................................      16,848       2,705
                                                      ----------- -----------
      Income before extraordinary item...............      21,743       3,736
      Extraordinary loss on early extinguishment of
       debt, net of taxes............................       5,159         --
                                                      ----------- -----------
      Net income..................................... $    16,584 $     3,736
                                                      =========== ===========

  These pro forma results of operations have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in the basis of fixed assets, additional selling, general and administrative costs for services previously provided by Westinghouse, additional amortization expense as a result of goodwill and other intangible assets, increased interest expense as a result of the debt assumed to finance the acquisition, elimination of incentive compensation under Westinghouse's long-term incentive plans which became payable, and for which amounts payable were established, as a result of the acquisition, and related income tax effects. Such results do not purport

                                  KNOLL, INC.

  to be indicative of the actual results which would have occurred had the acquisition been consummated at the beginning of each year presented, nor do they purport to be indicative of results that will be obtained in the future.

4. RELATED PARTY TRANSACTIONS OF THE PREDECESSOR

  The Predecessor purchased products from and sold products to other Westinghouse operations. The Predecessor also purchased certain services from Westinghouse, including liability, property, and workers' compensation insurance. These transactions are discussed in further detail below.

  Cash and Cash Equivalents

  The Predecessor utilized Westinghouse's centralized cash management services in North America. Accounts receivable were collected and cash was invested at a central location. Additionally, disbursements were funded centrally on demand. As a result, the Predecessor maintained a low cash balance on its books, and received charges and credits against the parent company's investment for cash used and collected through a central clearinghouse arrangement.

  Intercompany Purchases and Payables

  The Predecessor purchased products and services from other Westinghouse operations. For intercompany purchases in the U.S., the Predecessor used the central clearinghouse arrangement through which intercompany transactions were settled at the transfer date.

  Accounts payable to related parties at December 31, 1995 represents balances payable for purchases from units of Westinghouse that do not participate in the central clearinghouse arrangement.

  Intercompany Sales and Receivables

  The Predecessor sold products to various Westinghouse operations. These transactions were settled immediately through the central clearinghouse or the internal customer was invoiced and an intercompany receivable was established.

  Corporate Services

  The Predecessor used, and was charged directly for, certain services that Westinghouse provided to its business units. These services generally included information systems support, certain accounting functions such as transaction processing, legal, environmental affairs and human resources consulting and compliance support.

  Westinghouse centrally developed, negotiated, and administered the Predecessor's insurance programs. The insurance included broad all-risk coverage for real and personal property and third-party liability coverage, employer's liability coverage, automobile liability, general and product liability, and other standard liability coverage. The Predecessor also maintained a program of self-insurance for workers' compensation in the United States through Westinghouse. Westinghouse charged its business units for all of the centrally administered insurance programs based in part on claims history. Specific liabilities for general and product liability, automobile liability and workers' compensation claims are presented in the Predecessor's consolidated financial statements.

  All of the charges for the corporate services described above are included in the costs of the Predecessor's operations in the consolidated statements of operations. Such charges were based on costs which directly related to the Predecessor or on a pro rata portion of Westinghouse's total costs for the services provided. These costs were allocated to the Predecessor on a basis that management believes is reasonable. However,

                                  KNOLL, INC.

  management believes that it is possible that the costs of these transactions may differ from those that would result from transactions among unrelated parties. For the two month period ended February 29, 1996 and the years ended December 31, 1995 and 1994, charges related to corporate services above totaled $510,000, $3,304,000, and $4,172,000, respectively.

  The Predecessor also purchased other Westinghouse internally-provided services as necessary including telecommunications, printing, productivity and quality consulting, and other services.

  Allocated Corporate Expenses

  Westinghouse allocated a certain portion of its corporate expenses to its business units. These allocated costs include Westinghouse executive management and corporate overhead; corporate legal, environmental, audit, treasury and tax services, pension charges related to corporate functions, and other corporate support and executive costs. For the year ended December 31, 1995, allocated corporate expenses also include $4,000,000 of incentive compensation payable to the Predecessor's executives under Westinghouse long-term incentive plans.

  These corporate expenses were allocated primarily based on sales with the exception of the incentive compensation allocation. This methodology of allocating corporate expenses to business units is reasonable and consistent, but such allocations are not necessarily indicative of actual costs. On an annual basis, it was not practical for Westinghouse management to estimate the level of expenses that might have been incurred had the Predecessor operated as a separate stand-alone entity.

  Westinghouse did not charge its business units for the carrying costs related to its investment in such units (parent company investment). Therefore, the Predecessor's results of operations for each of the periods presented do not include any allocated interest charges from Westinghouse.

  Westinghouse Long-Term Incentive Compensation

  Certain key executives of the Predecessor were participants in a long-term incentive compensation plan established by Westinghouse. The plan provided for payment of awards at the end of a five year period based on the achievement of certain performance goals set by Westinghouse's Board of Directors. As a result of the consummation of the acquisition discussed in
  Note 3, the payment of awards was accelerated pursuant to the terms of the plan, resulting in a charge to operations of $47,900,000 for the two months ended February 29, 1996.

  Parent Company Investment

  Since the Predecessor was an operating unit of Westinghouse and was not a distinct legal entity, there were no customary equity and capital accounts recorded on the consolidated balance sheet. Instead, parent company investment was maintained by the Predecessor and Westinghouse to account for interunit transactions described above.

5. CUSTOMER RECEIVABLES

  Customer receivables are presented net of an allowance for doubtful accounts of $5,713,000 and $5,782,000 at December 31, 1996 and 1995,
  respectively. Management performs ongoing credit evaluations of its customers and generally does not require collateral. As of December 31, 1996 and 1995, the U.S. government represented approximately 17.3% and 16.4%, respectively, of gross customer receivables.

                                  KNOLL, INC.

6. INVENTORIES

                                                             THE KNOLL GROUP,
                                                            INC. (PREDECESSOR)
                                              DECEMBER 31,     DECEMBER 31,
                                                  1996             1995
                                             -------------- ------------------
                                             (IN THOUSANDS)   (IN THOUSANDS)
      Raw materials.........................    $ 34,147        $  34,857
      Work in process.......................       7,508            9,829
      Finished goods........................      16,156           14,957
                                                --------        ---------
      Inventories...........................    $ 57,811        $  59,643
                                                ========        =========

7. PROPERTY, PLANT AND EQUIPMENT

                                                             THE KNOLL GROUP,
                                                            INC. (PREDECESSOR)
                                              DECEMBER 31,     DECEMBER 31,
                                                  1996             1995
                                             -------------- ------------------
                                             (IN THOUSANDS)   (IN THOUSANDS)
      Land and buildings....................    $ 61,844        $ 100,197
      Machinery and equipment...............     122,573          180,057
      Construction in progress..............      11,066           10,473
                                                --------        ---------
      Property, plant and equipment, at
       cost.................................     195,483          290,727
      Accumulated depreciation..............     (19,265)        (126,094)
                                                --------        ---------
      Property, plant and equipment, net....    $176,218        $ 164,633
                                                ========        =========

8. INTANGIBLE ASSETS

                                                             THE KNOLL GROUP,
                                                            INC. (PREDECESSOR)
                                              DECEMBER 31,     DECEMBER 31,
                                                  1996             1995
                                             -------------- ------------------
                                             (IN THOUSANDS)   (IN THOUSANDS)
      Goodwill..............................    $ 62,627        $ 277,833
      Trademarks............................     219,900              623
      Deferred financing fees...............      11,226              --
                                                --------        ---------
                                                 293,753          278,456
      Accumulated amortization..............      (6,813)         (37,684)
                                                --------        ---------
      Intangible assets, net................    $286,940        $ 240,772
                                                ========        =========

9. OTHER CURRENT LIABILITIES

                                                             THE KNOLL GROUP,
                                                            INC. (PREDECESSOR)
                                              DECEMBER 31,     DECEMBER 31,
                                                  1996             1995
                                             -------------- ------------------
                                             (IN THOUSANDS)   (IN THOUSANDS)
      Accrued employee compensation.........    $ 27,881        $  19,486
      Accrued product warranty..............       7,173            6,763
      Other.................................      26,989           17,708
                                                --------        ---------
      Other current liabilities.............    $ 62,043        $  43,957
                                                ========        =========

                                  KNOLL, INC.

10. INDEBTEDNESS

  The Company did not have any short-term borrowings outstanding as of December 31, 1996. As of December 31, 1995, the Predecessor had outstanding short-term European bank loans totaling $1,496,000. The composite and weighted average interest rates on these borrowings was 11.00% and 10.356%, respectively.

  The Company's and the Predecessor's long-term debt is summarized as follows:

                                                                                                          THE KNOLL GROUP, INC.
                                                                                                              (PREDECESSOR)
                                                                                            DECEMBER 31,      DECEMBER 31,
                                                                                                1996              1995
                                                                                           -------------- ---------------------
                                                                                           (IN THOUSANDS)    (IN THOUSANDS)
      10.875% Senior subordinated notes, due 2006.........................................    $165,000           $  --
      Term loans, variable rate (6.515% at December 31, 1996) due through 2002............     100,000              --
      Revolving loans, variable rate (6.515% at December 31, 1996) due 2002...............      88,000              --
      7.00% Urban Redevelopment Authority Grant, due 1996.................................         --             2,055
      Other...............................................................................       1,154            1,483
                                                                                              --------           ------
                                                                                               354,154            3,538
      Less current maturities.............................................................     (23,265)          (3,287)
                                                                                              --------           ------
      Long-term debt......................................................................    $330,889           $  251
                                                                                              ========           ======

  Senior Subordinated Notes

  The Company assumed the obligations under the 10.875% senior subordinated notes as a direct result of the acquisition and merger which occurred on February 29, 1996, as discussed in Note 3. The notes are unsecured and are guaranteed by each existing and future wholly owned domestic subsidiary of Knoll, Inc. However, if the Company is unable to satisfy all or any portion of its obligations with respect to the notes, it is unlikely that the guarantors will be able to pay all or any portion of such unsatisfied obligations. There are no sinking fund requirements related to these notes, and they are not redeemable at the Company's option prior to March 15, 2001. At such date, the notes are redeemable at 105.438% of principal amount, and thereafter at an annually declining premium over par until March 15, 2004 when they are redeemable at par. Notwithstanding the foregoing, at any time on or before March 15, 1999, the Company may, under certain conditions, redeem up to 35% of the original aggregate principal amount of the notes at a redemption price of 110% of principal amount plus interest with net proceeds from a public equity offering made by the Company. The indenture limits the payment of dividends and incurrence of indebtedness and includes certain other restrictions and limitations that are customary with subordinated indebtedness of this type.

  Term and Revolving Loans

  On December 17, 1996, the Company entered into a $230,000,000 credit agreement with a group of financial institutions that provides for a six year term loan facility in the aggregate principal amount of $100,000,000 and a six year revolving credit facility in an aggregate amount of up to $130,000,000. In addition, the revolving credit facility contains a letter of credit subfacility which allows for the issuance of

                                  KNOLL, INC.

  up to $20,000,000 in letters of credit. The amount available for borrowing under the revolving credit facility is reduced by the total outstanding letters of credit. This credit agreement expires in December 2002.

  The proceeds of the facilities were used to refinance the Company's debt under the previously existing senior bank credit facilities that was assumed as a result of the acquisition, as discussed in Note 3, and for working capital and general corporate purposes. The refinancing resulted in an extraordinary charge of $8,542,000 on a pre-tax basis, $5,159,000 on an after-tax basis, to operations for the ten months ended December 31, 1996. This extraordinary charge consisted of the write-off of unamortized financing costs related to the refinanced debt.

  Borrowings under the existing credit agreement bear interest at rates based on a bank base rate or the Eurodollar rate adjusted by a certain percentage which depends on the Company's leverage ratio, as defined by the agreement. The Company is required to make quarterly principal payments on the term loans through December 2002, commencing on March 31, 1997. All loans under the agreement are secured by substantially all of the Company's assets, 100% of the capital stock of the Company's domestic operations, and 65% of the capital stock of the Company's foreign operations. All borrowings are also unconditionally guaranteed by the Company's existing and future wholly owned domestic subsidiaries. However, if the Company is unable to satisfy all or any portion of its obligations with respect to the credit agreement, it is unlikely that the guarantors will be able to pay all or any portion of such unsatisfied obligations.

  The credit agreement subjects the Company to various affirmative and negative covenants. Among other things, the covenants limit the Company's ability to incur additional indebtedness, declare or pay dividends, and make capital expenditures; require the Company to maintain certain financial ratios with respect to interest coverage and funded debt leverage; and require the Company to maintain interest rate protection agreements in a notional amount of at least 40% of the outstanding principal amount. See note 12 for further discussion of interest rate protection agreements.

  At December 31, 1996, the Company had outstanding borrowings totaling $88,000,000, of which $8,000,000 has been classified as current, and total letters of credit of approximately $1,406,000, under the revolving credit facility. There were no borrowings under the letters of credit. The Company pays a commitment fee ranging from 0.175% to 0.375%, depending on the Company's leverage ratio, on the unused portion of the revolving credit facility. In addition, a letter of credit fee ranging from 0.50% to 1.50%, depending on the Company's leverage ratio, is required to be paid on the amount available to be drawn under letters of credit.

  The Company also has a revolving credit agreement with various European financial institutions that allows for borrowings up to an aggregate amount of $9,685,000 or the European equivalent. There is currently no expiration date on this agreement. The interest rate on borrowings varies by bank. The majority of the banks involved assess a fixed rate ranging from 6.0% to 11.0%, while others charge a floating rate equal to the monetary market rate plus 0.6% to 1.1%. Any borrowings would be collateralized by certain real property and receivables of the Company's European operations. As of December 31, 1996, the Company did not have any outstanding borrowings under this European credit facility.

  Interest Paid

  For the ten months ended December 31, 1996, the Company made interest payments totaling $25,775,000.

                                  KNOLL, INC.

  Maturities

  Aggregate maturities of the Company's indebtedness are as follows (in thousands):

      1997............................................................. $ 23,265
      1998.............................................................   15,000
      1999.............................................................   15,000
      2000.............................................................   15,000
      2001.............................................................   20,000
      Thereafter.......................................................  265,889
                                                                        --------
                                                                        $354,154
                                                                        ========

11. PREFERRED STOCK

  Dividends on the Series A 12% Participating Convertible Preferred Stock are fully cumulative, accrue on a quarterly basis at a rate of $12 per annum, and are payable only at the discretion of the Board of Directors. Upon conversion, the holders of the outstanding Series A Preferred Stock lose their right to any dividends, including dividends in arrears. As of December 31, 1996, the aggregate and per share amounts of cumulative dividends in arrears were $16.6 million and $10.36, respectively. Each share of Series A Preferred Stock is convertible into a certain number of shares of the Company's common stock based on the fair market equity value of the Company at the time of conversion. Only the holder or holders of a majority of the outstanding Series A Preferred Stock can cause all or a portion of such stock to be converted. The Company may not redeem any of the Series A Preferred Stock at its option. Holders are not granted the benefit of any sinking fund. Upon involuntary liquidation, holders are entitled to receive $100 per share plus any unpaid dividends. For each share of Series A Preferred Stock, the holder is entitled to one thousand votes on matters generally submitted to the stockholders of the Company and certain matters on which a majority vote of holders of the Series A Preferred Stock is required by the Company's Articles of Incorporation.

12. DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses interest rate collar agreements for other than trading purposes to manage its exposure to fluctuations in interest rates on its floating rate debt. Such agreements effectively set agreed-upon maximum and minimum rates on a notional principal amount and utilize the London Interbank Offered Rate (LIBOR) as a floating rate reference. The notional amounts are utilized to measure the amount of interest to be paid or received and do not represent the amount of exposure to credit loss. These interest rate collar agreements provide that, at specified intervals, when the floating rate is less than the minimum rate, the Company will pay the counterparty the differential computed on the notional principal amount, and when the floating rate exceeds the maximum rate, the counterparty will pay the Company the differential computed on the notional principal amount. The net amount paid or received on the interest rate collar agreements is recognized as an adjustment to interest expense. During the ten months ended December 31, 1996, the Company was not required to make nor was it entitled to receive any payments as a result of these hedging activities.

  At December 31, 1996, the Company had five outstanding interest rate collar agreements with a total notional principal amount of $185,000,000 and maximum and minimum rates ranging from 7.50% to 7.99% and 5.00% to 5.50%, respectively. These agreements mature over the next two years. Aggregate maturities of the total notional principal amount are as follows:
  $70,000,000 in 1998 and $115,000,000 in 1999.

  The counterparties to the interest rate collar agreements are major financial institutions. The Company continually monitors its positions and the credit ratings of the counterparties and does not anticipate nonperformance by them. The Company has not been required to provide nor has it received any collateral related to its hedging activities.

                                  KNOLL, INC.

13. CONTINGENT LIABILITIES AND COMMITMENTS

  There are various claims and lawsuits pending against the Company, all of which management believes, based upon information presently known, either to be without merit or subject to adequate defenses. The resolution of these claims and lawsuits is not expected to have a material adverse effect on the Company.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

  Cash and Cash Equivalents, Accounts Receivable, Accounts Payable, and Short-Term Debt

  The fair values of these financial instruments approximate their carrying amounts due to their immediate or short-term periods to maturity.

  Long-Term Debt

  The fair values of the variable rate long-term debt instruments approximate their carrying amounts. The fair value of other long-term debt was estimated using quoted market values or discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company's long-term debt, including the current portion, is approximately $371,892,000 at December 31, 1996 while the carrying amount is $354,154,000. The fair value of the Predecessor's long-term debt, including the current portion, approximates its carrying amount at December 31, 1995.

  Interest Rate Collar Agreements

  The fair value of the Company's interest rate collar agreements approximates cost as of December 31, 1996.

15. INCOME TAXES

    Income (loss) before income taxes and extraordinary item consists of the following:

                                                                     THE KNOLL
                                                                    GROUP, INC.
                                                                   (PREDECESSOR)  THE KNOLL GROUP, INC.
                                                      TEN MONTHS    TWO MONTHS        (PREDECESSOR)
                                                        ENDED          ENDED     YEAR ENDED DECEMBER 31,
                                                     DECEMBER 31,  FEBRUARY 29,  ------------------------
                                                         1996          1996         1995         1994
                                                    -------------- ------------- ----------- ------------
                                                    (IN THOUSANDS)             (IN THOUSANDS)
      U.S. operations..............                    $23,381       $(39,105)   $    46,908 $      7,729
      Foreign operations...........                     15,458         (1,090)         5,270      (59,789)
                                                       -------       --------    ----------- ------------
                                                       $38,839       $(40,195)   $    52,178 $    (52,060)
                                                       =======       ========    =========== ============

                                  KNOLL, INC.

  Income tax expense (benefit), excluding extraordinary items, is comprised of the following:

                                                                                         THE KNOLL
                                                                                        GROUP, INC.
                                                                                       (PREDECESSOR)  THE KNOLL GROUP, INC.
                                                                          TEN MONTHS    TWO MONTHS        (PREDECESSOR)
                                                                            ENDED          ENDED     YEAR ENDED DECEMBER 31,
                                                                         DECEMBER 31,  FEBRUARY 29,  -----------------------
                                                                             1996          1996          1995        1994
                                                                        -------------- ------------- ------------ -----------
                                                                        (IN THOUSANDS)             (IN THOUSANDS)
      Current:
        Federal........................................................    $10,909       $(13,801)   $     11,130 $       --
        State..........................................................      2,953         (1,814)          3,687       1,920
        Foreign........................................................        661             28             --          --
                                                                           -------       --------    ------------ -----------
          Total current................................................     14,523        (15,587)         14,817       1,920
                                                                           -------       --------    ------------ -----------
      Deferred:
        Federal........................................................     (2,850)          (460)          7,795       5,704
        State..........................................................       (612)           (60)            234          89
        Foreign........................................................      5,783            --              --          --
                                                                           -------       --------    ------------ -----------
          Total deferred...............................................      2,321           (520)          8,029       5,793
                                                                           -------       --------    ------------ -----------
      Income tax expense (benefit).....................................    $16,844       $(16,107)   $     22,846 $     7,713
                                                                           =======       ========    ============ ===========

  Income taxes paid by the Company for the ten months ended December 31, 1996 totaled $13,137,000.

  The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities:

                                                               THE KNOLL GROUP,
                                                              INC. (PREDECESSOR)
                                                DECEMBER 31,     DECEMBER 31,
                                                    1996             1995
                                               -------------- ------------------
                                               (IN THOUSANDS)   (IN THOUSANDS)
      Deferred tax assets:
        Accounts receivable, principally due
         to allowance for doubtful accounts..     $  1,659         $  1,753
        Inventories..........................        2,603            4,856
        Net operating loss carryforwards.....       28,253           37,339
        Accrued restructuring costs..........          966            3,367
        Postretirement benefit obligation....        6,880            8,925
        Accrued liabilities and other items..       20,669            9,344
                                                  --------         --------
      Gross deferred tax assets..............       61,030           65,584
      Valuation allowance....................      (33,161)         (37,990)
                                                  --------         --------
      Net deferred tax assets................       27,869           27,594
                                                  --------         --------
      Deferred tax liabilities:
        Intangibles, principally due to
         differences in amortization.........        3,338              --
        Plant and equipment, principally due
         to differences in depreciation and
         assigned values.....................        1,930           22,369
        Prepaid pension cost.................          --            16,526
                                                  --------         --------
      Gross deferred tax liabilities.........        5,268           38,895
                                                  --------         --------
      Net deferred tax asset (liability).....     $ 22,601         $(11,301)
                                                  ========         ========

                                  KNOLL, INC.

  As discussed in Notes 1 and 2, the recognition and measurement of income tax expense and deferred taxes for the Predecessor required certain assumptions, allocations, and significant estimates in order to measure the tax consequences as if the Predecessor were a stand-alone taxpayer.

  As of December 31, 1996, the Company has pre-acquisition net operating loss carryforwards totaling approximately $76,000,000 in various foreign tax jurisdictions which generally expire between 1997 and 2001 or may be carried forward for an unlimited time.

  The Company has recorded a valuation allowance for net deferred tax assets in foreign tax jurisdictions, primarily related to pre-acquisition net operating loss carryforwards, due to the significant losses incurred by the Predecessor in these tax jurisdictions in previous years.

  At February 29, 1996 and December 31, 1994 and 1993, the Predecessor had recorded a valuation allowance of $38,446,000, $43,066,000, and $24,881,000, respectively.

  For the ten months ended December 31, 1996, tax benefits recognized through reductions of the valuation allowance had the effect of reducing goodwill by $4,246,000. If additional tax benefits are recognized in the future through further reduction of the valuation allowance, such benefits will reduce goodwill.

  The following table sets forth a reconciliation of the statutory federal income tax rate to the effective income tax rate:

                                                                                                   THE KNOLL     THE KNOLL
                                                                                                  GROUP, INC.   GROUP, INC.
                                                                                                 (PREDECESSOR) (PREDECESSOR)
                                                                                     TEN MONTHS   TWO MONTHS     YEAR ENDED
                                                                                       ENDED         ENDED      DECEMBER 31,
                                                                                    DECEMBER 31, FEBRUARY 29,  ---------------
                                                                                        1996         1996       1995    1994
                                                                                    ------------ ------------- ------  -------
      Federal statutory tax rate...................................................     35.0%        (35.0%)     35.0%   (35.0%)
      Increase (decrease) in the tax rate resulting from:
        State taxes, net of federal effect.........................................      3.9          (4.5)       4.9      2.5
        Higher effective income taxes of other countries, net of change in
         valuation allowance.......................................................      3.2          (0.2)      (1.4)    41.8
        Non-deductible goodwill amortization.......................................      1.0           1.1        4.7      4.7
        Other......................................................................      0.3          (1.4)       0.6      0.8
                                                                                        ----         -----     ------  -------
      Effective tax rate...........................................................     43.4%        (40.0%)     43.8%    14.8%
                                                                                        ====         =====     ======  =======

  At December 31, 1996, the Company has not made provision for U.S. federal and state income taxes on approximately $9,194,000 of foreign earnings which are expected to be reinvested indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of the unrecognized deferred tax liability is not practicable.

                                  KNOLL, INC.

16. RESTRUCTURING

  In 1994, the Predecessor adopted a $61,345,000 restructuring program that included the separation of approximately 500 employees, the closing of various facilities, and the exiting of several product lines. The total cost of this program was offset by accruals previously established for actions that were deferred and subsequently included in this program, resulting in a net charge to operations in 1994 of $29,180,000. A summary of the program's costs is shown below.

                                                            FACILITY
                                     EMPLOYEE              CLOSURE AND
                                    SEPARATION   ASSET   RATIONALIZATION
                                      COSTS    WRITEDOWN      COSTS       TOTAL
                                    ---------- --------- --------------- -------
                                                   (IN THOUSANDS)
      North America................  $10,559    $19,104      $ 7,982     $37,645
      Europe.......................    7,526      9,264        6,910      23,700
                                     -------    -------      -------     -------
          Total....................  $18,085    $28,368      $14,892     $61,345
                                     =======    =======      =======     =======

  At December 31, 1995, the restructuring actions were essentially complete. The remaining accrued costs totaling $10,868,000 at December 31, 1995 consist primarily of employee separation costs, lease costs related to properties that are no longer being utilized, and product guarantees. The remaining accrued costs of $1,979,000 at December 31, 1996 consist of employee separation costs and product guarantees. The Company expects to pay the remaining accrued restructuring costs during 1997.

17. LEASES

  The Company has commitments under operating leases for certain machinery and equipment and facilities used in its operations. Total rental expense for the ten months ended December 31, 1996 was $7,787,000. Future minimum rental payments required under those operating leases that have an initial or remaining noncancelable lease term in excess of one year are as follows (in thousands):

      1997............................................................. $ 5,270
      1998.............................................................   4,731
      1999.............................................................   3,550
      2000.............................................................   2,390
      2001.............................................................   1,907
      Subsequent years.................................................   3,241
                                                                        -------
      Total minimum rental payments.................................... $21,089
                                                                        =======

  The Predecessor also had operating leases for certain machinery and equipment and facilities. Total rental expense charged to operations was $1,668,000 for the two months ended February 29, 1996 and $10,149,000 and $10,917,000 for the years ended December 31, 1995 and 1994, respectively.

18. STOCK INCENTIVE PLANS

  In connection with the acquisition discussed in Note 3, the Company established the Knoll, Inc. 1996 Stock Incentive Plan (the 1996 Plan). Under the 1996 Plan, awards denominated or payable in shares or options to purchase shares of the Company's common stock may be granted to officers and other key employees of the Company. A combined maximum of 4,709,126 shares or options may be granted under the 1996 Plan. A Stock Plan Committee of the Company's Board of Directors has sole discretion concerning administration of the 1996 Plan, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards, and the time at which awards will be granted. The Board of Directors may terminate the 1996 Plan at its discretion at any time.

                                  KNOLL, INC.

  For the ten months ended December 31, 1996, the Company granted 4,144,030 restricted common shares, with a weighted average fair market value of $0.34 per share, to key employees. Of such amount, 2,260,389 of these restricted common shares vest ratably over five years beginning on the grant date, while the other 1,883,641 shares vest over five years commencing one year subsequent to the grant date. The fair market value of the shares on the date of the grant has been recorded as unearned stock grant compensation and is presented as a separate component of stockholders' equity. Compensation expense is recognized ratably over the vesting period. Compensation expense recognized for the ten months ended December 31, 1996 with respect to the restricted common shares granted under the 1996 Plan was $135,000. No options were granted during the ten month period ended December 31, 1996. The remaining 565,096 shares available under the 1996 Plan were granted in the form of options on March 7, 1997. The exercise price with respect to these options is $15.93 per share.

  The Knoll, Inc. 1997 Stock Incentive Plan (the 1997 Plan) was established on February 14, 1997. The terms of the 1997 Plan are essentially the same as those of the 1996 Plan, except that pursuant to the 1997 Plan an aggregate of only 1,255,772 shares of common stock are reserved for issuance thereunder, discounted options may be granted, options may be repriced and the Board of Directors has greater flexibility to amend the 1997 Plan. On March 7, 1997, the Company granted 753,456 options to purchase shares under the 1997 Plan. The exercise price with respect to these options is $15.93 per share.


19. PENSION PLANS

  On March 1, 1996, the Company established two defined benefit pension plans: The Knoll Pension Plan and The Knoll Pension Plan for Bargaining Unit Employees. The first plan covers all eligible U.S. employees who are not members of a collective bargaining unit (i.e. union), while the second plan pertains to all U.S. employees who are covered by a collective bargaining agreement. Benefits for these plans are based primarily on years of credited service, annual compensation for each year of participation, and age when payments begin. In order to accrue benefits under The Knoll Pension Plan for Bargaining Unit Employees, participants are required to make certain contributions to the plan. The Company makes contributions to both plans as determined by an actuarial funding method. This funding policy is consistent with the minimum funding requirements set forth by the Employee Retirement Income Security Act of 1974, as amended, and other governmental laws and regulations.

  The Company's net periodic pension cost, which consists entirely of service cost, for the ten months ended December 31, 1996 was $3,953,000.

  The funded status of the Company's pension plans is as follows:

                                                                 DECEMBER 31,
                                                                     1996
                                                                --------------
                                                                (IN THOUSANDS)
      Actuarial present value of benefit obligation:
        Vested.................................................    $(2,784)
        Nonvested..............................................       (273)
                                                                   -------
        Accumulated benefit obligation.........................     (3,057)
        Additional obligation for projected compensation
         increases on accumulated years of service.............       (896)
                                                                   -------
      Projected benefit obligation.............................     (3,953)
      Plan assets at fair value................................         30
                                                                   -------
      Plan assets less than projected benefit obligation and
       accrued pension cost....................................    $(3,923)
                                                                   =======

                                  KNOLL, INC.

  The projected benefit obligation was measured using a discount rate of 7.25%. The assumed rate of compensation increase was 4.5%.

  Prior to March 1, 1996, the Predecessor sponsored a defined benefit pension plan, The Knoll Group Pension Plan, for all eligible U.S. nonunion employees. The plan provisions were substantially the same as the current pension plan for nonunion employees offered by Knoll, Inc. As a result of the sale of the Predecessor by Westinghouse, benefits earned through February 29, 1996 under The Knoll Group Pension Plan were frozen and participants were fully vested in their benefits. The plan was subsequently merged into a Westinghouse pension plan.

  The following table sets forth the Predecessor's net periodic pension cost (income) for The Knoll Group Pension Plan:

                                         TWO MONTHS
                                           ENDED     YEAR ENDED DECEMBER 31,
                                        FEBRUARY 29, -------------------------
                                            1996         1995         1994
                                        ------------ ------------  -----------
                                                   (IN THOUSANDS)
      Service cost....................     $  522    $      2,278  $     2,955
      Interest cost on projected
       benefit obligation.............        933           5,212        5,016
      Amortization of unrecognized
       prior service cost.............         68             385          385
      Amortization of unrecognized net
       loss...........................        197             --           468
                                           ------    ------------  -----------
                                            1,720           7,875        8,824
      Return on plan assets...........     (1,543)         (8,993)      (8,846)
                                           ------    ------------  -----------
      Net periodic pension cost
       (income).......................     $  177    $     (1,118) $       (22)
                                           ======    ============  ===========

  The return on plan assets was determined based on a weighted-average expected long-term rate of return on plan assets of 9.75% for each period presented.

  The following table sets forth the funded status of The Knoll Group Pension
  Plan:

                                                                 DECEMBER 31,
                                                                     1995
                                                                --------------
                                                                (IN THOUSANDS)
      Actuarial present value of benefit obligation:
        Vested.................................................   $ (68,081)
        Nonvested..............................................      (3,363)
                                                                  ---------
        Accumulated benefit obligation.........................     (71,444)
        Additional obligation for projected compensation
         increases on accumulated years of service.............     (12,491)
                                                                  ---------
      Projected benefit obligation.............................     (83,935)
      Plan assets at fair value................................      95,940
                                                                  ---------
      Plan assets in excess of projected benefit obligation....      12,005
      Unrecognized prior service cost..........................       4,458
      Unrecognized net loss....................................      28,698
                                                                  ---------
      Prepaid pension cost.....................................   $  45,161
                                                                  =========

                                  KNOLL, INC.

  The projected benefit obligation was measured using a discount rate of 6.75%. The assumed rate of compensation increase was 4.0%. As of December 31, 1995, plan assets consisted primarily of listed stocks, fixed income securities, and real estate investments.

  The Predecessor also participated in two single-employer defined benefit pension plans sponsored by Westinghouse. These plans covered all U.S. union employees of the Predecessor, certain domestic Westinghouse employees, and certain domestic executives of the Predecessor and Westinghouse.

  For purposes of these financial statements, the Predecessor's participation in the plans sponsored by Westinghouse is accounted for as though such plans were multiemployer plans. For multiemployer plans, employers are required to recognize total contributions for the period as net pension expense. For the two months ended February 29, 1996 and the years ended December 31, 1995 and 1994, the Predecessor's contributions to Westinghouse for these defined benefit pension plans totaled $212,000, $1,076,000, and $1,223,000, respectively.

  Employees of the Canadian and United Kingdom (U.K.) operations participate in defined contribution plans. The Company's expense related to the Canadian plan for the ten months ended December 31, 1996 was $607,000. The Predecessor's expense for the two months ended February 29, 1996 and years ended December 31, 1995, and 1994 totaled $114,000; $398,000; and $398,000;
  respectively. Expense for the U.K. plan during each of the four aforementioned periods was not significant.

  The Company also sponsors a retirement savings plan, which is an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code, for all U.S. nonunion employees and U.S. hourly union employees. Under this plan, participants may defer a portion of their pretax earnings up to the annual contribution limit established by the Internal Revenue Service. The Company matches 40% of employee contributions on up to 6% of employee compensation. The plan also provides for additional employer matching based on the achievement of certain profitability goals. The Company's total expense under this plan was $2,957,000 for the ten months ended December 31, 1996. The Predecessor administered a similar retirement savings plan and incurred related expense totaling $406,000; $2,675,000; and $1,592,000 for the two months ended February 29, 1996 and the years ended December 31, 1995 and 1994, respectively.

20. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company provides postretirement medical and life insurance coverage for certain retired U.S. nonunion and union employees and their eligible dependents. The amount of benefits provided to retired nonunion employees varies according to the age of the retiree as of a predetermined date, while benefits provided to retired union employees are based on annual compensation. The Company does not currently fund its obligation related to postretirement medical and life insurance benefits.

  Net periodic postretirement benefit cost for the Company includes the following components:

                                                                    TEN MONTHS
                                                                      ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
      Service cost...............................................     $  440
      Interest cost on projected benefit obligation..............      1,000
                                                                      ------
      Net periodic postretirement benefit cost...................     $1,440
                                                                      ======

                                  KNOLL, INC.

  The Company's liability related to the postretirement medical and life insurance benefits is as follows:

                                                                   DECEMBER 31,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
      Accumulated postretirement benefit obligation:
        Retirees.................................................    $ (7,329)
        Fully eligible active participants.......................      (1,593)
        Other active participants................................      (8,235)
                                                                     --------
      Total accumulated postretirement benefit obligation........     (17,157)
      Unrecognized net gain......................................        (217)
                                                                     --------
      Accrued postretirement benefit cost........................    $(17,374)
                                                                     ========

  The accumulated postretirement benefit obligation was measured using the following assumptions: discount rate of 7.25%, rate of compensation increase of 4.5%, and health care cost trend rate of 9.5% in 1996, decreasing by 1.0% per year to 5.5% in 2000, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $1,450,000 and increase the aggregate of the service and interest cost by approximately $151,000.

  The Predecessor provided postretirement medical and life insurance benefits to U.S. retired nonunion employees. The current postretirement medical and life insurance benefits which the Company provides to retired nonunion employees remain essentially unchanged from those which the Predecessor had provided.

  Net periodic postretirement benefit cost incurred by the Predecessor includes the following:

                                           TWO MONTHS
                                             ENDED     YEAR ENDED DECEMBER 31,
                                          FEBRUARY 29, ------------------------
                                              1996        1995         1994
                                          ------------ -----------  -----------
                                                     (IN THOUSANDS)
      Service cost......................      $103     $       449  $       556
      Interest cost on projected benefit
       obligation.......................       207           1,509        1,509
      Amortization of unrecognized prior
       service cost.....................       (56)            (12)         --
      Amortization of unrecognized net
       (gain) loss......................        10             (25)          18
                                              ----     -----------  -----------
      Net periodic postretirement
       benefit cost.....................      $264     $     1,921  $     2,083
                                              ====     ===========  ===========

  The Predecessor's liability related to the postretirement medical and life insurance benefits which it provided to U.S. retired nonunion employees is as follows:

                                                                   DECEMBER 31,
                                                                       1995
                                                                  --------------
                                                                  (IN THOUSANDS)
      Accumulated postretirement benefit obligation:
        Retirees.................................................   $  (7,581)
        Fully eligible active participants.......................      (1,680)
        Other active participants................................      (8,480)
                                                                    ---------
      Total accumulated postretirement benefit obligation........     (17,741)
      Unrecognized prior service cost............................      (4,155)
      Unrecognized net loss......................................       1,303
                                                                    ---------
      Accrued postretirement benefit cost........................   $ (20,593)
                                                                    =========

                                  KNOLL, INC.

  The accumulated postretirement benefit obligation was measured using the following assumptions: discount rate of 7.25%, rate of compensation increase of 4.0%, and health care cost trend rate of 11.5% in 1995, decreasing by 0.5% per year to 7.0% in 2004, and remaining at that level thereafter.

  The Predecessor also participated in a single-employer postretirement benefit arrangement maintained by Westinghouse. Westinghouse provided medical and life insurance benefits to all retired U.S. union employees and certain Westinghouse employees. For purposes of these financial statements, the Predecessor's participation in this postretirement benefit arrangement is accounted for as though it was a multiemployer postretirement benefit plan. For multiemployer plans, employers are required to recognize total contributions for the period as net periodic postretirement benefit expense. The Predecessor's contributions for the postretirement benefit arrangements sponsored by Westinghouse totaled $82,500 for the two months ended February 29, 1996, $151,000 for the year ended December 31, 1995 and $122,000 for the year ended December 31, 1994.

21. BUSINESS SEGMENT AND GEOGRAPHICAL REGION INFORMATION

  The Company conducts business predominantly in the office furniture industry through its operations in the United States, Canada, and Europe. Summarized financial information regarding the Company's operations in these geographic areas is presented below:

          TEN MONTHS ENDED       UNITED
          DECEMBER 31, 1996      STATES  CANADA  EUROPE  ELIMINATIONS  TOTALS
          -----------------     -------- ------- ------- ------------ --------
                                                (IN THOUSANDS)
      Sales to customers....... $493,653 $24,456 $43,425  $     --    $561,534
      Sales between geographic
       areas...................   13,637  60,866   1,714    (76,217)       --
                                -------- ------- -------  ---------   --------
      Net sales................ $507,290 $85,322 $45,139  $ (76,217)  $561,534
                                ======== ======= =======  =========   ========
      Operating profit......... $ 54,381 $10,681 $ 6,282        --    $ 71,344
                                ======== ======= =======  =========   ========
      Identifiable assets...... $648,868 $52,690 $39,725  $ (65,571)  $675,712
                                ======== ======= =======  =========   ========

                                  KNOLL, INC.

  The Predecessor also operated primarily in the office furniture industry in the United States, Canada, and Europe. Summarized financial data regarding the Predecessor's operations according to geographic area is as follows:

          TWO MONTHS ENDED       UNITED
         FEBRUARY 29, 1996       STATES   CANADA    EUROPE   ELIMINATIONS  TOTALS
         -----------------      --------  -------  --------  ------------ ---------
                                                 (IN THOUSANDS)
      Sales to customers......  $ 78,267  $ 4,415  $  7,251    $    --    $  89,933
      Sales to related
       parties................       299      --        --          --          299
      Sales between geographic
       areas..................     1,377    6,708       227      (8,312)        --
                                --------  -------  --------    --------   ---------
      Net sales...............  $ 79,943  $11,123  $  7,478    $ (8,312)  $  90,232
                                ========  =======  ========    ========   =========
      Operating profit........  $(39,010) $  (734) $    185         --    $ (39,559)
                                ========  =======  ========    ========   =========
             YEAR ENDED          UNITED
         DECEMBER 31, 1995       STATES   CANADA    EUROPE   ELIMINATIONS  TOTALS
         -----------------      --------  -------  --------  ------------ ---------
                                                 (IN THOUSANDS)
      Sales to customers......  $517,314  $31,132  $ 62,277    $    --    $ 610,723
      Sales to related
       parties................    10,169      --        --          --       10,169
      Sales between geographic
       areas..................    17,349   61,262     1,882     (80,493)        --
                                --------  -------  --------    --------   ---------
      Net sales...............  $544,832  $92,394  $ 64,159    $(80,493)  $ 620,892
                                ========  =======  ========    ========   =========
      Operating profit........  $ 54,043  $   483  $    679         --    $  55,205
                                ========  =======  ========    ========   =========
      Identifiable assets.....  $455,784  $98,953  $ 72,265    $(32,698)  $ 594,304
                                ========  =======  ========    ========
      General corporate
       assets.................                                               62,406
      Total assets............                                            $ 656,710
                                                                          =========

             YEAR ENDED          UNITED
         DECEMBER 31, 1994       STATES   CANADA    EUROPE   ELIMINATIONS  TOTALS
         -----------------      --------  -------  --------  ------------ ---------
                                                 (IN THOUSANDS)
      Sales to customers......  $471,662  $30,294  $ 60,642    $    --    $ 562,598
      Sales to related par-
       ties...................       271      --        --                      271
      Sales between geographic
       areas..................    20,994   43,541     2,445     (66,980)        --
                                --------  -------  --------    --------   ---------
      Net sales...............  $492,927  $73,835  $ 63,087    $(66,980)  $ 562,869
                                ========  =======  ========    ========   =========
      Operating profit........  $(11,378) $(7,292) $(30,864)        --    $ (49,534)
                                ========  =======  ========    ========   =========
      Operating profit without
       restructuring..........  $  7,134  $(7,292) $(20,196)        --    $ (20,354)
                                ========  =======  ========    ========   =========

  For the two months ended February 29, 1996 and the years ended December 31, 1995 and 1994, allocated corporate expenses from Westinghouse were prorated to the geographic segments based on sales. In addition, general corporate assets at December 31, 1995 include cash and cash equivalents, prepaid pension assets, and current and deferred tax assets that were maintained by Westinghouse.

  The Predecessor typically derived more than 10% of net sales from the U.S. federal government. The Predecessor's sales to the U.S. federal government totaled $9,925,000 for the two months ended

                                  KNOLL, INC.

  February 29, 1996 and $58,090,000 and $56,142,000 for the years ended December 31, 1995 and 1994, respectively. The Company's total sales to the U.S. federal government were $51,046,000 for the ten months ended December 31, 1996. Neither the Company nor the Predecessor engaged in export sales from the U.S. to unaffiliated customers in foreign countries.

  Sales between geographic areas are made at a transfer price that includes an appropriate mark- up.

22. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following table sets forth summary information on a quarterly basis for the Company and the Predecessor for the respective periods presented below.

                              PREDECESSOR              THE COMPANY
                              ----------- -------------------------------------
                              TWO MONTHS  ONE MONTH
                                 ENDED      ENDED    SECOND    THIRD    FOURTH
                              FEBRUARY 29 MARCH 31  QUARTER   QUARTER  QUARTER
                              ----------- --------- -------- --------- --------
                              (DOLLARS IN
                              THOUSANDS)         (DOLLARS IN THOUSANDS)
  1996
   Net sales.................  $ 90,232   $ 48,080  $166,520 $ 167,184 $179,750
   Gross profit..............    30,518     15,537    58,574    61,046   67,536
   Income (loss) before ex-
    traordinary item.........   (24,088)       449     7,527     7,685    6,334
   Net income (loss).........   (24,088)       449     7,527     7,685    1,175
                                            PREDECESSOR
                              ----------------------------------------
                                 FIRST     SECOND    THIRD    FOURTH
                                QUARTER    QUARTER  QUARTER   QUARTER
                              ----------- --------- -------- ---------
                                       (DOLLARS IN THOUSANDS)
  1995
   Net sales.................  $147,410   $159,352  $155,055  $159,075
   Gross profit..............    42,919     50,279    54,829    55,233
   Net income................     1,216      5,945    12,174     9,997

  Results for 1996 and 1995 have been restated to reflect the reclassification of certain expenses, principally product development, from cost of sales to selling, general and administrative expenses as compared to previously reported results.

  During the quarter ended December 31, 1996, the Company recorded a loss on the early extinguishment of debt amounting to $8,542,000 pre-tax, $5,159,000 after-tax. The loss consisted of the write-off of unamortized deferred financing fees.

23. SUBSEQUENT EVENT

  On May 6, 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 24,000,000 to 100,000,000, increase the number of authorized shares of preferred stock from 3,000,000 to 10,000,000 and effect a 3.13943-for-1 split of common stock whereby each share of common stock was exchanged for 3.13943 shares of common stock. The amendment to the Certificate of Incorporation had no effect on the par value of the common or preferred stock. Fractional shares resulting from the common stock split will be settled in cash.

                                  KNOLL, INC.

24. FINANCIAL INFORMATION FOR GUARANTORS OF THE COMPANY'S DEBT

  As discussed in Note 10, certain debt of the Company is guaranteed by all existing and future directly or indirectly wholly owned domestic subsidiaries of the Company (the "Guarantors"). The Guarantors are Knoll Overseas, Inc., a holding company for the entities that conduct the Company's European business, and Spinneybeck Enterprises, Inc., which directly and through a Canadian subsidiary operates the Company's leather business.

  These Guarantors will irrevocably and unconditionally, fully, jointly and severally, guarantee the performance and payment when due, of all obligations under the 10.875% Senior Subordinated Notes and credit agreement outstanding as of December 31, 1996, limited to the largest amount that would not render such Guarantor's obligations under the guarantees subject to avoidance under any applicable federal or state fraudulent conveyance or similar law.

  The condensed consolidating information which follows presents:

  . Condensed financial statements as of December 31, 1996 and 1995, and for the ten months ended December 31, 1996, two months ended February 29, 1996, and the years ended December 31, 1995 and 1994 of (a) Knoll, Inc. (as the Issuer), (b) the Guarantors, (c) the combined non-Guarantors,
     (d) elimination entries and (e) the Company on a consolidated basis.

  . The Issuer and the Guarantors are shown with their investments in their subsidiaries accounted for on the equity method.

  The condensed consolidating financial statements should be read in connection with the consolidated financial statements of the Company. Separate financial statements of the Guarantors are not presented because Management has determined that separate financial statements are not material. The Guarantors are fully, jointly, severally and unconditionally liable under the guarantees.

                                  KNOLL, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                             GUARANTORS
                                     ---------------------------
                                     SPINNEYBECK
                                     ENTERPRISES,     KNOLL         NON-
                         KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS  TOTAL
                         ----------- ------------ -------------- ---------- ------------ --------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $     41      $  267       $   --       $ 8,496     $    --    $  8,804
  Customer receivables..    85,959       1,398           --        23,809          --     111,166
  Inventories...........    39,951       6,747           --        11,113          --      57,811
  Deferred income
   taxes................    17,079         --            --           395          --      17,474
  Prepaid and other
   current assets.......     9,769          50          (586)       2,817       (4,626)     7,424
                          --------      ------       -------      -------     --------   --------
Total current assets....   152,799       8,462          (586)      46,630       (4,626)   202,679
Property, plant, and
 equipment..............   141,357         368           --        34,493          --     176,218
Intangible assets.......   278,389         --            --         8,551          --     286,940
Equity investments......    75,571         550        12,789          --       (88,910)       --
Other noncurrent
 assets.................     9,976          13            97        2,289       (2,500)     9,875
                          --------      ------       -------      -------     --------   --------
Total assets............  $658,092      $9,393       $12,300      $91,963     $(96,036)  $675,712
                          ========      ======       =======      =======     ========   ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of
   long-term debt.......  $ 23,000      $  --        $   --       $   265     $    --    $ 23,265
  Accounts payable--
   trade................    34,076         350           --        15,824          --      50,250
  Accounts payable--
   related parties......     1,543         --         (5,169)       8,252       (4,626)       --
  Income taxes payable..        11          19            (1)         359          --         388
  Accrued restructuring
   costs................     1,598         --            --           381          --       1,979
  Other current
   liabilities..........    54,649         288         1,668        5,438          --      62,043
                          --------      ------       -------      -------     --------   --------
Total current
 liabilities............   114,877         657        (3,502)      30,519       (4,626)   137,925
Long-term debt..........   330,000       2,500           --           889       (2,500)   330,889
Deferred income taxes...       --          --            --         1,931          --       1,931
Postretirement benefits
 obligation.............    15,873         --            --           --           --      15,873
Other noncurrent
 liabilities............     6,391         --            --         4,899          --      11,290
                          --------      ------       -------      -------     --------   --------
Total liabilities.......   467,141       3,157        (3,502)      38,238       (7,126)   497,908
Stockholders' equity:
  Preferred stock.......     1,603         --            --           --           --       1,603
  Common stock..........        73         --            --           --           --          73
  Additional paid-in-
   capital..............   173,826       4,033        14,034       43,999      (75,745)   160,147
  Unearned stock grant
   compensation.........    (1,387)        --            --           --           --      (1,387)
  Retained earnings.....    16,836       2,203         1,768        9,194      (13,165)    16,836
  Cumulative foreign
   currency translation
   adjustment...........       --          --            --           532          --         532
                          --------      ------       -------      -------     --------   --------
Total stockholders'
 equity.................   190,951       6,236        15,802       53,725      (88,910)   177,804
                          --------      ------       -------      -------     --------   --------
Total liabilities and
 stockholders' equity...  $658,092      $9,393       $12,300      $91,963     $(96,036)  $675,712
                          ========      ======       =======      =======     ========   ========

                                  KNOLL, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                             GUARANTORS
                                     ---------------------------
                                     SPINNEYBECK
                                     ENTERPRISES,     KNOLL         NON-
                         KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS  TOTAL
                         ----------- ------------ -------------- ---------- ------------ --------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $   (182)    $   182       $   --       $  1,569    $    --    $  1,569
  Customer receivables..    88,656       1,173           135        24,628         --     114,592
  Inventories...........    38,570       6,436           --         14,637         --      59,643
  Deferred income
   taxes................    17,024         528           411           310         --      18,273
  Prepaid and other
   current assets.......     2,093           6         4,554        26,377     (24,565)     8,465
                          --------     -------       -------      --------    --------   --------
Total current assets....   146,161       8,325         5,100        67,521     (24,565)   202,542
Property, plant, and
 equipment..............   121,144         310           --         43,179         --     164,633
Intangible assets.......   160,072       4,430           626        75,644         --     240,772
Prepaid pension cost....    45,161         --            --            --          --      45,161
Equity investments......    32,050       2,140        26,152           --      (60,342)       --
Other noncurrent
 assets.................     2,568          30            97         3,151      (2,244)     3,602
                          --------     -------       -------      --------    --------   --------
Total assets............  $507,156     $15,235       $31,975      $189,495    $(87,151)  $656,710
                          ========     =======       =======      ========    ========   ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt.......  $    --      $   --        $   --       $  1,496    $    --    $  1,496
  Current maturities of
   long-term debt.......     2,055         --            --          1,232         --       3,287
  Accounts payable--
   trade................    27,534         910           123        17,283         --      45,850
  Accounts payable--
   related parties......       633         117           --          6,591      (6,928)       413
  Income taxes payable..    13,760         984          (771)          --          --      13,973
  Accrued restructuring
   costs................     5,893         --            --          4,975         --      10,868
  Other current
   liabilities..........    36,726         861         1,778         4,592         --      43,957
                          --------     -------       -------      --------    --------   --------
Total current
 liabilities............    86,601       2,872         1,130        36,169      (6,928)   119,844
Long-term debt..........       --          --            --            251         --         251
Deferred income taxes...    27,566         (56)           56         2,008         --      29,574
Postretirement benefits
 obligation.............    20,593         --            --            --          --      20,593
Other noncurrent
 liabilities............     2,256         --            --          3,741         --       5,997
                          --------     -------       -------      --------    --------   --------
Total liabilities.......   137,016       2,816         1,186        42,169      (6,928)   176,259
Stockholders' equity:
  Parent company
   investment...........   370,140      12,419        30,789       170,192     (80,223)   503,317
  Cumulative foreign
   currency translation
   adjustment...........       --          --            --        (22,866)        --     (22,866)
                          --------     -------       -------      --------    --------   --------
Total stockholders'
 equity.................   370,140      12,419        30,789       147,326     (80,223)   480,451
                          --------     -------       -------      --------    --------   --------
Total liabilities and
 stockholders' equity...  $507,156     $15,235       $31,975      $189,495    $(87,151)  $656,710
                          ========     =======       =======      ========    ========   ========

                                  KNOLL, INC.

                            STATEMENT OF OPERATIONS
                       TEN MONTHS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                              GUARANTORS
                                      ---------------------------
                                      SPINNEYBECK
                                      ENTERPRISES,     KNOLL         NON-
                          KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS  TOTAL
                          ----------- ------------ -------------- ---------- ------------ --------
Sales to customers......   $480,857     $12,796        $  --       $67,881    $     --    $561,534
Sales to related
 parties................     13,227       2,210           --        62,580      (78,017)       --
                           --------     -------        ------      -------    ---------   --------
Total sales.............    494,084      15,006           --       130,461      (78,017)   561,534
Cost of sales to
 customers..............    323,607       6,109           521       50,293      (21,689)   358,841
Cost of sales to related
 parties................      8,902       1,054           --        46,372      (56,328)       --
                           --------     -------        ------      -------    ---------   --------
Gross profit............    161,575       7,843          (521)      33,796          --     202,693
Selling, general, and
 administrative
 expenses...............    108,713       4,342         1,461       16,833          --     131,349
                           --------     -------        ------      -------    ---------   --------
Operating income
 (loss).................     52,862       3,501        (1,982)      16,963          --      71,344
Interest expense........     32,706         --            --           246          --      32,952
Other income (expense),
 net....................        757          (4)          953       (1,259)         --         447
Income (loss) from
 equity investments.....     10,319          77         2,769          --       (13,165)       --
                           --------     -------        ------      -------    ---------   --------
Income (loss) before
 income taxes and
 extraordinary item.....     31,232       3,574         1,740       15,458      (13,165)    38,839
Income tax expense
 (benefit)..............      9,237       1,371           (28)       6,264          --      16,844
                           --------     -------        ------      -------    ---------   --------
Income (loss) before
 extraordinary item.....     21,995       2,203         1,768        9,194      (13,165)    21,995
Extraordinary loss on
 early extinguishment of
 debt, net of taxes.....      5,159         --            --           --           --       5,159
                           --------     -------        ------      -------    ---------   --------
Net income (loss).......   $ 16,836     $ 2,203        $1,768      $ 9,194    $ (13,165)  $ 16,836
                           ========     =======        ======      =======    =========   ========

                                  KNOLL, INC.

                            STATEMENT OF OPERATIONS
                       TWO MONTHS ENDED FEBRUARY 29, 1996
                                 (IN THOUSANDS)

                                              GUARANTORS
                                      ---------------------------
                                      SPINNEYBECK
                                      ENTERPRISES,     KNOLL         NON-
                          KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS  TOTAL
                          ----------- ------------ -------------- ---------- ------------ --------
Sales to customers......   $ 76,172      $2,095        $ --        $11,666      $  --     $ 89,933
Sales to related
 parties................      1,617         330          --          6,935      (8,583)        299
                           --------      ------        -----       -------      ------    --------
Total sales.............     77,789       2,425          --         18,601      (8,583)     90,232
Cost of sales to
 customers..............     50,380         931          111         9,041        (949)     59,514
Cost of sales to related
 parties................      1,083         149          --          6,602      (7,634)        200
                           --------      ------        -----       -------      ------    --------
Gross profit............     26,326       1,345         (111)        2,958         --       30,518
Selling, general, and
 administrative
 expenses...............     16,800         725          224         3,507         --       21,256
Westinghouse long-term
 incentive
 compensation...........     47,900         --           --            --          --       47,900
Allocated corporate
 expenses...............        921         --           --            --          --          921
                           --------      ------        -----       -------      ------    --------
Operating income
 (loss).................    (39,295)        620         (335)         (549)        --      (39,559)
Other income (expense),
 net....................       (265)        --           170          (201)        --         (296)
Income (loss) from
 equity investments.....       (218)         23         (493)          --          688         --
Interest expense........        --          --           --            340         --          340
                           --------      ------        -----       -------      ------    --------
Income (loss) before
 income taxes...........    (39,778)        643         (658)       (1,090)        688     (40,195)
Income tax expense
 (benefit)..............    (16,338)        259          (56)           28         --      (16,107)
                           --------      ------        -----       -------      ------    --------
Net income (loss).......   $(23,440)     $  384        $(602)      $(1,118)     $  688    $(24,088)
                           ========      ======        =====       =======      ======    ========

                                  KNOLL, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                              GUARANTORS
                                      ---------------------------
                                      SPINNEYBECK
                                      ENTERPRISES,     KNOLL         NON-
                          KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS  TOTAL
                          ----------- ------------ -------------- ---------- ------------ --------
Sales to customers......   $500,892     $14,090       $   --       $ 93,409    $ 2,332    $610,723
Sales to related
 parties................     12,411       2,332           --         60,309    (64,883)     10,169
                           --------     -------       -------      --------    -------    --------
Total sales.............    513,303      16,422           --        153,718    (62,551)    620,892
Cost of sales to
 customers..............    342,202       5,501           831        84,544    (22,463)    410,615
Cost of sales to related
 parties................      8,564       2,472           373        35,696    (40,088)      7,017
                           --------     -------       -------      --------    -------    --------
Gross profit............    162,537       8,449        (1,204)       33,478        --      203,260
Selling, general, and
 administrative
 expenses...............    104,388       4,894         1,749        27,496        --      138,527
Allocated corporate
 expenses...............      9,528         --            --            --         --        9,528
                           --------     -------       -------      --------    -------    --------
Operating income
 (loss).................     48,621       3,555        (2,953)        5,982        --       55,205
Interest expense........        282         --            --          1,148        --        1,430
Other income (expense),
 net....................    (2,101)         --             68           436        --       (1,597)
Income (loss) from
 equity investments.....        211         --           (166)          --         (45)        --
                           --------     -------       -------      --------    -------    --------
Income (loss) before
 income taxes...........     46,449       3,555        (3,051)        5,270        (45)     52,178
Income tax expense (ben-
 efit)..................     22,553       1,476        (1,183)          --         --       22,846
                           --------     -------       -------      --------    -------    --------
Net income (loss).......   $ 23,896     $ 2,079       $(1,868)     $  5,270    $   (45)   $ 29,332
                           ========     =======       =======      ========    =======    ========

                                  KNOLL, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                              GUARANTORS
                                      ---------------------------
                                      SPINNEYBECK
                                      ENTERPRISES,     KNOLL         NON-
                          KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS  ELIMINATIONS   TOTAL
                          ----------- ------------ -------------- ----------  ------------ ---------
Sales to customers......   $ 453,792    $15,123       $     (1)   $  90,936     $ 2,748    $ 562,598
Sales to related
 parties................       7,035      2,766            --        43,775     (53,305)         271
                           ---------    -------       --------    ---------     -------    ---------
Total sales.............     460,827     17,889             (1)     134,711     (50,557)     562,869
Cost of sales to
 customers..............     324,051      7,497            412       87,937      (9,988)     409,909
Cost of sales to related
 parties................       5,065      2,915            314       32,470     (40,569)         195
                           ---------    -------       --------    ---------     -------    ---------
Gross profit............     131,711      7,477           (727)      14,304         --       152,765
Provision for
 restructuring..........         --         --             --        29,180         --        29,180
Selling, general, and
 administrative
 expenses...............     118,188      6,215           (489)      43,324         --       167,238
Allocated corporate
 expenses...............       5,881        --             --           --          --         5,881
                           ---------    -------       --------    ---------     -------    ---------
Operating income
 (loss).................       7,642      1,262           (238)     (58,200)        --       (49,534)
Interest expense........         626        --             --         2,599         --         3,225
Other income (expense),
 net....................        (300)       --             (11)       1,010         --           699
Income (loss) from
 equity investments.....     (19,724)       --         (20,103)         --       39,827          --
                           ---------    -------       --------    ---------     -------    ---------
Income (loss) before
 income taxes...........     (13,008)     1,262        (20,352)     (59,789)     39,827      (52,060)
Income tax expense
 (benefit)..............       7,079        639             (5)         --          --         7,713
                           ---------    -------       --------    ---------     -------    ---------
Net income (loss).......   $ (20,087)   $   623       $(20,347)   $ (59,789)    $39,827    $ (59,773)
                           =========    =======       ========    =========     =======    =========

                                  KNOLL, INC.

                            STATEMENT OF CASH FLOWS
                       TEN MONTHS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                             GUARANTORS
                                     ---------------------------
                                     SPINNEYBECK
                                     ENTERPRISES,     KNOLL         NON-
                         KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS  TOTAL
                         ----------- ------------ -------------- ---------- ------------ --------
CASH PROVIDED BY
 OPERATING ACTIVITIES...  $ 78,889      $ 399         $ --        $ 10,214     $ --      $ 89,502
CASH FLOWS FROM
 INVESTING ACTIVITIES
Acquisition of the
 company from
 Westinghouse...........  (579,801)       --            --             --        --      (579,801)
Capital expenditures....   (12,531)      (134)          --          (2,590)      --       (15,255)
Proceeds from sale of
 assets.................        43        --            --             175       --           218
                          --------      -----         -----       --------     -----     --------
Cash used in investing
 activities.............  (592,289)      (134)          --          (2,415)      --      (594,838)
CASH FLOWS FROM
 FINANCING ACTIVITIES
Repayment of short-term
 debt, net..............       --         --            --          (1,483)      --        (1,483)
Repayment of long-term
 debt, net..............   353,000        --            --            (130)      --       352,870
Issuance of stock.......   160,400        --            --             --        --       160,400
Net receipts from
 (payments to) parent
 company................      (120)       --            --             120       --           --
                          --------      -----         -----       --------     -----     --------
Cash used in financing
 activities.............   513,280        --            --          (1,493)      --       511,787
Effect of exchange rate
 changes on cash and
 cash equivalents.......       --         --            --              18       --            18
                          --------      -----         -----       --------     -----     --------
Increase (decrease) in
 cash and cash
 equivalents............      (120)       265           --           6,324       --         6,469
Cash and cash
 equivalents at
 beginning of period....       161          2           --           2,172       --         2,335
                          --------      -----         -----       --------     -----     --------
Cash and cash
 equivalents at end of
 period.................  $     41      $ 267         $ --        $  8,496     $ --      $  8,804
                          ========      =====         =====       ========     =====     ========

                                  KNOLL, INC.

                            STATEMENT OF CASH FLOWS
                       TWO MONTHS ENDED FEBRUARY 29, 1996
                                 (IN THOUSANDS)

                                             GUARANTORS
                                     ---------------------------
                                     SPINNEYBECK
                                     ENTERPRISES,     KNOLL         NON-
                         KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS   TOTAL
                         ----------- ------------ -------------- ---------- ------------ ---------
CASH PROVIDED BY (USED
 IN) OPERATING
 ACTIVITIES.............  $ (53,218)   $ 1,267        $ 651       $ 17,142   $ (19,881)  $ (54,039)
CASH FLOWS FROM
 INVESTING ACTIVITIES
Capital expenditures....     (2,022)       (28)         --            (246)        --       (2,296)
                          ---------    -------        -----       --------   ---------   ---------
Cash used in investing
 activities.............     (2,022)       (28)         --            (246)        --       (2,296)
CASH FLOWS FROM
 FINANCING ACTIVITIES
Repayment of short-term
 debt, net..............     (2,055)       --           --          (1,750)        --       (3,805)
Net receipts from
 (payments to) parent
 company................     57,635     (1,419)        (651)       (14,598)     19,881      60,848
                          ---------    -------        -----       --------   ---------   ---------
Cash provided by (used
 in) financing
 activities.............     55,580     (1,419)        (651)       (16,348)     19,881      57,043
Effect of exchange rate
 changes on cash and
 cash equivalents.......        --         --           --              58         --           58
                          ---------    -------        -----       --------   ---------   ---------
Increase (decrease) in
 cash and cash
 equivalents............        340       (180)         --             606         --          766
Cash and cash
 equivalents at
 beginning of period....       (182)       182          --           1,569         --        1,569
                          ---------    -------        -----       --------   ---------   ---------
Cash and cash
 equivalents at end of
 period.................  $     158    $     2        $ --        $  2,175   $     --    $   2,335
                          =========    =======        =====       ========   =========   =========

                                  KNOLL, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                             GUARANTORS
                                     ---------------------------
                                     SPINNEYBECK
                                     ENTERPRISES,     KNOLL         NON-
                         KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS  TOTAL
                         ----------- ------------ -------------- ---------- ------------ --------
CASH PROVIDED BY (USED
 IN) OPERATING
 ACTIVITIES.............  $ 50,270     $ 6,203       $ (4,017)    $ (9,992)   $ 9,400    $ 51,864
CASH FLOWS FROM
 INVESTING ACTIVITIES
Capital expenditures....   (14,871)        --             --        (4,463)       --      (19,334)
Proceeds from sale of
 assets.................        42         --             --           274        --          316
Net receipts from
 (payments to) equity
 investments............      (186)        --             --           --         186         --
                          --------     -------       --------     --------    -------    --------
Cash provided by (used
 in) investing
 activities.............   (15,015)        --             --        (4,189)       186     (19,018)
CASH FLOWS FROM
 FINANCING ACTIVITIES
Repayment of short-term
 debt, net..............       --          --             --       (20,961)       --      (20,961)
Repayment of long-term
 debt...................    (6,646)        --             --        (2,267)       --       (8,913)
Net receipts from
 (payments to) parent
 company................   (28,791)     (6,021)         4,017       33,481     (9,586)     (6,900)
                          --------     -------       --------     --------    -------    --------
Cash provided by (used
 in) financing
 activities.............   (35,437)     (6,021)         4,017       10,253     (9,586)    (36,774)
Effect of exchange rate
 changes on cash and
 cash equivalents.......       --          --             --            13        --           13
                          --------     -------       --------     --------    -------    --------
Increase (decrease) in
 cash and cash
 equivalents............      (182)        182            --        (3,915)       --       (3,915)
Cash and cash
 equivalents at
 beginning of year......       --          --             --         5,484        --        5,484
                          --------     -------       --------     --------    -------    --------
Cash and cash
 equivalents at end of
 year...................  $   (182)    $   182       $    --      $  1,569    $   --     $  1,569
                          ========     =======       ========     ========    =======    ========

                                  KNOLL, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                             GUARANTORS
                                     ---------------------------
                                     SPINNEYBECK
                                     ENTERPRISES,     KNOLL         NON-
                         KNOLL, INC.     INC.     OVERSEAS, INC. GUARANTORS ELIMINATIONS  TOTAL
                         ----------- ------------ -------------- ---------- ------------ --------
CASH PROVIDED BY (USED
 IN) OPERATING
 ACTIVITIES.............  $ 23,756     $   887       $(1,725)     $(30,368)   $ 3,666    $ (3,784)
CASH FLOWS FROM
 INVESTING ACTIVITIES
Capital expenditures....   (12,935)        (72)          --         (7,150)       --      (20,157)
Proceeds from sale of
 assets.................       189         --            --            143        --          332
Net receipts from
 (payments to) equity
 investments............    (1,429)        738        (1,488)          --       2,179         --
                          --------     -------       -------      --------    -------    --------
Cash provided by (used
 in) investing
 activities.............   (14,175)        666        (1,488)       (7,007)     2,179     (19,825)
CASH FLOWS FROM
 FINANCING ACTIVITIES
Repayment of short-term
 debt, net..............       --          --            --         (2,758)       --       (2,758)
Repayment of long-term
 debt...................      (263)        --            --         (2,490)       --       (2,753)
Net receipts from
 (payments to) parent
 company................   (11,080)     (1,553)        3,147        49,167     (5,845)     33,836
                          --------     -------       -------      --------    -------    --------
Cash provided by (used
 in) financing
 activities.............   (11,343)     (1,553)        3,147        43,919     (5,845)     28,325
Effect of exchange rate
 changes on cash and
 cash equivalents.......       --          --            --         (1,996)       --       (1,996)
                          --------     -------       -------      --------    -------    --------
Increase (decrease) in
 cash and cash
 equivalents............    (1,762)        --            (66)        4,548        --        2,720
Cash and cash
 equivalents at
 beginning of year......     1,762         --             66           936        --        2,764
                          --------     -------       -------      --------    -------    --------
Cash and cash
 equivalents at end of
 year...................  $    --      $   --        $   --       $  5,484    $   --     $  5,484
                          ========     =======       =======      ========    =======    ========

                                  KNOLL, INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma consolidated income statements for the year ended December 31, 1996 and the six months ended June 30, 1996 give effect to the acquisition by merger (the "Acquisition") of the business and operations of The Knoll Group, Inc. and its subsidiaries in February 1996 by Knoll, Inc. (the "Company"), the borrowings under the Company's bank credit facilities and the issuance of 10.875% Senior Subordinated Notes (the "Notes") and the application of the net proceeds therefrom as though they had occurred as of the beginning of the periods presented. The pro forma income statements also reflect the sale by the Company of Common Stock in the Initial Public Offering, the application by the Company of the estimated net proceeds therefrom, together with borrowings of $11.6 million under the Company's credit facilities, to repurchase a portion of the Notes and the redemption and conversion into Common Stock of the outstanding Series A Preferred Stock as if such transactions had occurred at the beginning of the period presented.

  The Acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price of $579.8 million (including estimated fees and expenses) has been allocated to the assets acquired and liabilities assumed based upon the estimated fair value at the date of Acquisition. The excess of such purchase price over the estimated fair values at the date of Acquisition has been recognized as goodwill, which is amortized over 40 years.

  The unaudited pro forma consolidated income statements do not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the dates indicated or what results will be for any future periods. The unaudited pro forma financial information is based upon the assumptions that the Company believes are reasonable and should be read in conjunction with the Financial Statements and accompanying Notes thereto included elsewhere in this Prospectus.

                                  KNOLL, INC.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996

                                HISTORICAL
                  ---------------------------------------
                  THE KNOLL GROUP, INC.
                      (PREDECESSOR)
                     2 MONTHS ENDED     TEN MONTHS ENDED  ACQUISITION        IPO
                    FEBRUARY 29, 1996   DECEMBER 31, 1996 ADJUSTMENTS    ADJUSTMENTS   PRO FORMA
                  --------------------- ----------------- -----------    -----------   ---------
                     (IN THOUSANDS)     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total sales.....        $ 90,232            $561,534       $    --         $   --      $651,766
Cost of sales...          59,714             358,841            552 (a)
                                                                801 (b)        --       419,908
                        --------            --------       --------        -------     --------
Gross profit....          30,518             202,693         (1,353)                    231,858
Selling, general
 and administrative
  expenses.......         21,256             131,349            369 (a)
                                                                414 (b)        --       153,388
Westinghouse
 long-term
 incentive
 compensation...          47,900                 --         (47,900)(c)        --           --
Allocated corpo-
 rate expenses..             921                 --            (921)(a)        --           --
                        --------            --------       --------        -------     --------
Operating income
 (loss).........         (39,559)             71,344         46,685            --        78,470
Interest ex-
 pense..........             340              32,952          6,738 (d)     (5,716)(f)   34,314
Other income
 (expense),
 net............            (296)                447            --             --           151
                        --------            --------       --------        -------     --------
Income (loss)
 before income
 taxes and ex-
 traordinary
 item...........         (40,195)             38,839         39,947          5,716       44,307
Income tax ex-
 pense (bene-
 fit)...........         (16,107)             16,844         16,111 (e)      2,265 (h)   19,113
                        --------            --------       --------        -------     --------
Income (loss)
 before extraor-
 dinary item....         (24,088)             21,995         23,836          3,451       25,194
Extraordinary
 loss on early
 extinguishment
 of debt, net of
 taxes..........             --                5,159         (5,159)(g)        --           --
                        --------            --------       --------        -------     --------
Net income
 (loss).........        $(24,088)           $ 16,836       $ 28,995        $ 3,451     $ 25,194 (g)
                        ========            ========       ========        =======     ========
Pro forma income
 before extraor-
 dinary item per
 share of Common
 Stock..........                            $    .63                                   $    .58
Pro forma net
 income per
 share of Common
 Stock..........                            $    .48                                   $    .58 (g)
Pro forma
 weighted aver-
 age shares of
 Common Stock
 outstanding(i)..                             34,815                                     43,262

                                  KNOLL, INC.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1997

                             HISTORICAL
                             SIX MONTHS
                               ENDED
                              JUNE 30,          IPO
                                1997        ADJUSTMENTS        PRO FORMA
                            -------------  -------------      -------------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total sales...............   $     390,415   $       --       $     390,415
Cost of sales.............         236,265           --             236,265
                             -------------   -----------      -------------
Gross profit..............         154,150           --             154,150
Selling, general and ad-
 ministrative expenses....          90,635           --              90,635
                             -------------   -----------      -------------
Operating income (loss)...          63,515           --              63,515
Interest expense..........          14,696        (2,719)(f)         11,977
Other income (expense),
 net......................              73           --                  73
                             -------------   -----------      -------------
Income (loss) before in-
 come taxes and extraordi-
 nary item................          48,892         2,719             51,611
Income tax expense (bene-
 fit).....................          20,298         1,077 (h)         21,375
                             -------------   -----------      -------------
Income before extraordi-
 nary item................          28,594         1,642             30,236
Extraordinary loss on
 early extinguishment of
 debt, net of taxes.......           5,337        (5,337)(g)            --
                             -------------   -----------      -------------
Net income (loss).........   $      23,257   $     6,979      $      30,236 (g)
                             =============   ===========      =============
Pro forma income before
 extraordinary item per
 share of Common Stock....   $         .76                    $         .70
Pro forma net income per
 share of Common Stock....   $         .62           --       $         .70 (g)
Pro forma weighted average
 shares of Common Stock
 outstanding(i)...........          37,246                           43,300

                                  KNOLL, INC.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1996

                                       HISTORICAL
                          ------------------------------------
                           THE KNOLL GROUP,
                          INC. (PREDECESSOR)
                            2 MONTHS ENDED   FOUR MONTHS ENDED ACQUISITION       IPO
                          FEBRUARY 29, 1996    JUNE 30, 1996   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                          ------------------ ----------------- -----------   -----------   ---------
                            (IN THOUSANDS)          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total sales.............       $ 90,232          $214,600        $   --        $   --      $304,832
Cost of sales...........         59,714           140,489            552 (a)
                                                                     801 (b)       --       201,556
                               --------          --------        -------       -------     --------
Gross profit............         30,518            74,111         (1,353)          --       103,276
Selling, general and ad-
 ministrative expenses..         21,256            47,141            369 (a)
                                                                     414 (b)       --        69,180
Westinghouse long-term
 incentive compensa-
 tion...................         47,900               --         (47,900)(c)       --           --
Allocated corporate ex-
 penses.................            921               --            (921)(a)       --           --
                               --------          --------        -------       -------     --------
Operating income
 (loss).................        (39,559)           26,970         46,685           --        34,096
Interest expense........            340            13,952          6,738 (d)    (2,858)(f)   18,172
Other income (expense),
 net....................           (296)              340            --            --            44
                               --------          --------        -------       -------     --------
Income (loss) before in-
 come taxes.............        (40,195)           13,358         39,947         2,858       15,968
Income tax expense (ben-
 efit)..................        (16,107)            5,382         16,111 (e)     1,132 (h)    6,518
                               --------          --------        -------       -------     --------
Net income (loss).......       $(24,088)         $  7,976        $23,836       $ 1,726     $  9,450 (g)
                               ========          ========        =======       =======     ========
Pro forma net income per
 share of Common Stock..                         $    .23                                  $    .22 (g)
Pro forma weighted aver-
 age shares of Common
 Stock outstanding(i)...                           34,782                                    43,262

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

  (a) Represents the reclassification of allocated corporate expenses from Westinghouse. The reclassified allocated corporate expenses approximate the replacement cost to the Company for services formerly provided by Westinghouse to the Predecessor, including (i) benefit expense related to the adoption of various independent benefit plans comparable to Westinghouse benefit plans and
(ii) the cost of services required to replace specific activities formerly provided by Westinghouse to the Predecessor, including audit, tax, general ledger, accounts receivable, human resources, legal, insurance and data communications.

  (b) Represents the increase in amortization and depreciation resulting from the Acquisition.

  (c) Represents the elimination of incentive compensation under Westinghouse's Long-Term Incentive Plans, which became payable, and for which the amounts payable were established, as a result of consummation of the Acquisition.

  (d) To reflect interest expense (and amortization of deferred financing fees) on a pro forma basis as if the Acquisition had been completed on January 1, 1996. Interest expense assumes a weighted average interest rate of 9.2%, which approximates the actual interest rate on the date of the Acquisition, on $424,125 in average outstanding borrowings and amortization of deferred financing charges. If interest rates changed 1/8%, the pro forma adjustment for interest costs would change by approximately $88.

  (e) Adjustment to reflect the assumed effective tax rate applied to the pro forma income.

  (f) To reflect interest expense (and amortization of deferred financing fees) on a pro forma basis as if the net proceeds from the offerings, together with borrowings of $11.6 million under the Company's bank credit facilities, had been utilized to repurchase the Notes and redeem Series A Preferred Stock at the beginning of each period presented. Interest expense assumes 10.875% for the Notes which is the actual interest expense for all periods presented, 8.25% for the Company's bank credit facilities for the year ended December 31, 1996 and the six months ended June 30, 1996 which approximates the actual interest expense for the ten month period ended December 31, 1996 and 6.6% for the revolving credit facility for the six months ended June 30, 1997 which approximates the actual interest expense for the six month period ended June 30, 1997.

  (g) The pro forma income statement data presented for the year ended December 31, 1996 does not include the $5,159 extraordinary loss on early extinguishment of debt, net of taxes. In addition, the pro forma income statement data for the year ended December 31, 1996, the six month period ended June 30, 1996 and the six month period ended June 30, 1997 does not include the extraordinary loss of $5,337, net of taxes, associated with the redemption of a portion of the Notes in connection with the Initial Public Offering.

  (h) Income tax expense applied at the United States effective tax rate during the ten month period ended December 31, 1996 (39.6%), which approximates the actual effective tax rate for all periods presented.

  (i) All numbers of shares of Common Stock and per share amounts have been adjusted to give retroactive effect to the 3.13943-for-1 common stock split that occurred on May 6, 1997. Because of the significance of the redemption and conversion into Common Stock of the outstanding Series A Preferred Stock upon consummation of the Initial Public Offering historical net income (loss) per share is not presented herein. Pro forma income per share data is based on the weighted average number of shares of Common Stock and Common Stock equivalents (employee stock options) outstanding during the period, after giving effect to the redemption and conversion into Common Stock of the Series A Preferred Stock assuming such redemption and conversion had occurred at the beginning of each period presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all Common Stock and options to purchase Common Stock issued at prices below the initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's registration statement for the Initial Public Offering have been included as outstanding for all periods presented (using the treasury stock method at the Initial Public Offering price).

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPEC-TUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HERE-OF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................  11
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Price Range of Common Stock..............................................  16
Capitalization...........................................................  17
Selected Financial Information...........................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  31
Management...............................................................  46
Certain Transactions.....................................................  52
Principal and Selling Stockholders.......................................  55
Description of Capital Stock.............................................  57
Description of Certain Indebtedness......................................  58
Shares Eligible for Future Sale..........................................  60
Certain United States Federal Tax Considerations For Non-United States
 Holders.................................................................  62
Underwriting.............................................................  65
Legal Matters............................................................  68
Experts..................................................................  68
Additional Information...................................................  68
Index to Financial Statements............................................ F-1
Unaudited Pro Forma Financial Information................................ P-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               5,750,000 SHARES

                                     KNOLL

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.

                          CREDIT SUISSE FIRST BOSTON

                             GOLDMAN, SACHS & CO.

                          MORGAN STANLEY DEAN WITTER


                                      , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 25, 1997

PROSPECTUS
----------
                                5,750,000 SHARES

                                      LOGO
                                   [OF KNOLL]

                                  COMMON STOCK

                                  -----------

  All of the 5,750,000 shares of Common Stock (the "Common Stock") of Knoll, Inc. ("Knoll" or the "Company") offered hereby are being sold by certain stockholders (the "Selling Stockholders") of the Company. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock offered hereby.

  Of the 5,750,000 shares of Common Stock offered hereby, 1,150,000 shares are being offered for sale initially outside the United States and Canada by the International Managers and 4,600,000 shares are being offered for sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "KNL." On September 25, 1997, the last reported sale price of the Common Stock on the NYSE was $33 15/16 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PRICE TO UNDERWRITING       PROCEEDS TO
                                    PUBLIC  DISCOUNT(1)  SELLING STOCKHOLDERS(2)
--------------------------------------------------------------------------------
Per Share........................    $          $                 $
--------------------------------------------------------------------------------
Total(3).........................   $          $                 $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Selling Stockholders have granted the International Managers and the U.S. Underwriters options to purchase up to an additional 172,500 shares and 690,000 shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public,
    Underwriting Discount, and Proceeds to Selling Stockholders will be $   ,
    $    and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York, on or about     , 1997.

                                  -----------

MERRILL LYNCH INTERNATIONAL
          CREDIT SUISSE FIRST BOSTON
                      GOLDMAN SACHS INTERNATIONAL
                                                 MORGAN STANLEY DEAN WITTER

                                  -----------

                  The date of this Prospectus is      , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                                 UNDERWRITING

  Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Goldman Sachs International and Morgan Stanley & Co. International Limited are acting as lead managers (the "Lead Managers") for each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, the Selling Stockholders and the International Managers, and concurrently with the sale of 4,600,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                   NUMBER OF
               INTERNATIONAL MANAGERS                                SHARES
               ----------------------                              ---------
   Merrill Lynch International......................................
   Credit Suisse First Boston (Europe) Limited......................
   Goldman Sachs International......................................
   Morgan Stanley & Co. International Limited.......................
                                                                      ----
   Total............................................................
                                                                      ====

  The Company and the Selling Stockholders have also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co., and Morgan Stanley & Co. Incorporated are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 1,150,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company, an aggregate of 4,600,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

  The Lead Managers have advised the Company and the Selling Stockholders that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession
not in excess of    per share of Common Stock. The International Managers may
allow, and such dealers may reallow, a discount not in excess of     per share
of Common Stock on sales to certain other dealers. After the initial public offering of the shares of Common Stock offered hereby, the public offering price, concession and discount may be changed.

  The Selling Stockholders have granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 172,500 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise these options, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Selling Stockholders also have granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 690,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  The Company, its executive officers, directors and other management employees and the Selling Stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  The Common Stock is listed on the NYSE under the symbol "KNL."

  The Company and the Selling Stockholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company, the Selling Stockholders or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any county or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  Each of the representatives of the Underwriters purchases or has purchased furniture from the Company in the ordinary course of business on an arm's-length basis.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

 IN THE PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOL-
LARS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................  11
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Price Range of Common Stock..............................................  16
Capitalization...........................................................  17
Selected Financial Information...........................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  31
Management...............................................................  46
Certain Transactions.....................................................  52
Principal and Selling Stockholders.......................................  55
Description of Capital Stock.............................................  57
Description of Certain Indebtedness......................................  58
Shares Eligible for Future Sale..........................................  60
Certain United States Federal Tax Considerations For Non-United States
 Holders.................................................................  62
Underwriting.............................................................  65
Legal Matters............................................................  68
Experts..................................................................  68
Additional Information...................................................  68
Index to Financial Statements............................................ F-1
Unaudited Pro Forma Financial Information................................ P-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,750,000 SHARES

                                      LOGO
                                   [OF KNOLL]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                          MERRILL LYNCH INTERNATIONAL
                           CREDIT SUISSE FIRST BOSTON
                          GOLDMAN SACHS INTERNATIONAL
                           MORGAN STANLEY DEAN WITTER

                                      , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee:

                                                                       AMOUNT
                                                                     ----------
      SEC registration fee.......................................... $62,994.08
      NASD filing fee...............................................  21,288.00
      Transfer agent and registrar fees and expenses................     *
      Printing and engraving expenses...............................     *
      Legal fees and expenses.......................................     *
      Accounting fees and expenses..................................     *
      Blue sky fees and expenses....................................     *
      Miscellaneous expenses........................................     *
                                                                     ----------
        Total....................................................... $   *
                                                                     ==========

--------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and By-Laws of the Company provide for indemnification of the directors and officers of such entities to the full extent permitted by the Delaware General Corporation Law.

  Article Nine of the Company's Certificate of Incorporation provides as follows:

  NINTH: 1. Indemnification. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his conduct was unlawful.

  2. Payment of Expenses. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article NINTH.

  3. Nonexclusivity of Provision. The indemnification and other rights set forth in this Article NINTH shall not be exclusive of any provisions with respect thereto in the by-laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

  4. Effect of Repeal. Neither the amendment nor repeal of this Article NINTH, subparagraph 1, 2, or 3, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, subparagraph 1, 2, or 3, shall eliminate or reduce the effect of this Article NINTH, subparagraphs 1, 2, and 3, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article NINTH, subparagraph 1, 2, or 3, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

  5. Limitation on Liability. No director or officer shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

  (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

  (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

  (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

  (iv) shall have derived an improper personal benefit.

  If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

  The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. In addition, the Company's employment agreements with Burton B. Staniar, John H. Lynch and Andrew B. Cogan provide that if during and after the term of such officers' employment the executive is made a party or compelled to participate in any action by reason of the fact that he is or was a director or officer of the Company, the executive will be indemnified by the Company to the fullest extent permitted by Delaware general corporation law or authorized by the Company's Certificate of Incorporation or Bylaws or resolutions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On February 29, 1996 and October 21, 1996, Warburg, NationsBanc and certain members of management purchased an aggregate of 3,147,278 shares of Common Stock and 1,602,998 shares of Series A Preferred Stock for an aggregate purchase price of $160.4 million. Such sales were made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

  On February 29, 1996, in connection with the Acquisition, the Company sold $165 million aggregate principal amount of its Notes to NationsBanc Capital Markets, Inc. at a price of 96.75% of its face value. Such sale was made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 144A and Regulation D promulgated thereunder.

  On February 29, 1996 and August 20, 1996, certain members of management were granted a total of 4,144,030 shares of Common Stock, pursuant to the 1996 Stock Plan. These shares vest over periods determined at their date of grant. See "Management--Stock Incentive Plans." These grants were made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

  Options to purchase 565,096 shares of Common Stock were granted to certain employees of the Company on March 7, 1997 pursuant to the 1996 Stock Plan. These options vest over periods determined at their date of grant. See "Management--Stock Incentive Plans." Such grants were made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

  Options to purchase 753,456 shares of Common Stock were granted to certain employees of the Company on March 7, 1997 pursuant to the 1997 Stock Plan. These options vest over periods determined at their date of grant. See "Management--Stock Incentive Plans." Such grants were made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

  In connection with the Initial Public Offering and pursuant to an agreement, dated as of April 14, 1997, among the Company, Warburg, NationsBanc and certain members of the Company's management, upon consummation of the Initial Public Offering 800,000 shares of the Company's Series A 12% Participating Convertible Preferred Stock were redeemed for $80.0 million and 11,749,361 shares of Common Stock, and the remaining 802,998 shares of Series A Preferred Stock were converted into 15,691,558 shares of Common Stock. Further pursuant to such arrangement, (i) Warburg received $75.9 million and 25,024,481 shares of Common Stock, (ii) NationsBanc received $4.1 million and 1,361,877 shares of Common Stock, (iii) Messrs. Staniar, Lynch, Billstein, Cogan, Purdom, McCabe and Milberger received 400,736, 400,736, 6,249, 78,116, 78,116, 9,374 and 18,748 shares of Common Stock, respectively, and (iv) Mmes. Bradley and Ellixson received 12,499 and 9,374 shares of Common Stock, respectively. Such issuances of Common Stock were made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

    +1.1  --Form of U.S. Underwriting Agreement
    +1.2  --Form of International Underwriting Agreement.
   ++3.1 --Amended and Restated Certificate of Incorporation of the Company. ++3.2 --Amended and Restated By-Laws of the Company.
   ++4    --Specimen of the Company's Common Stock Certificate.
    +5    --Opinion of Willkie Farr & Gallagher.
   *10.1  --Stock Purchase Agreement, dated as of December 20, 1995, by and between Westinghouse and TKG.
   *10.2  --Knoll, Inc. 1996 Stock Incentive Plan (formerly called the TKG 1996
           Stock Incentive Plan).
   *10.3 --Indenture, dated as of February 29, 1996, by and among the Company, T.K.G. Acquisition Corp., T.K.G. Acquisition Sub, Inc., The Knoll Group, Inc., Knoll North America, Inc., Spinneybeck Enterprises, Inc. and Knoll Overseas, Inc., as guarantors, and IBJ Schroder Bank & Trust Company, as trustee, relating to $165,000,000 principal amount of 10.875% Senior Subordinated Notes due 2006, including form of Initial Global Note.


   *10.4  --Supplemental Indenture, dated as of February 29, 1996, by and among the Company, as successor to T.K.G. Acquisition Sub, Inc., the
           Guarantors (as defined therein), and IBJ Schroder Bank & Trust
           Company, as trustee, relating to $165,000,000 principal amount of
           10.875% Senior Subordinated Notes due 2006, including form of
           Initial Global Note.
  **10.5  --Supplemental Indenture No. 2, dated as of March 14, 1997, by and among the Company, the Guarantors (as defined therein), and IBJ
           Schroder Bank & Trust Company, as trustee, relating to $165,000,000 principal amount of 10.875% Senior Subordinated Notes due 2006, including form of Initial Global Note.
    10.6  --Credit Agreement, dated as of August 8, 1997, by and among the
           Company, NationsBank, N.A., as Administrative Agent, The Chase
           Manhattan Bank, as Documentation Agent and other lending
           institutions.
  **10.7  --Employment Agreement, dated as of February 29, 1996, between T.K.G.
           Acquisition Corp. and Burton B. Staniar.
  **10.8  --Employment Agreement, dated as of February 29, 1996, between T.K.G.
           Acquisition Corp. and John H. Lynch.
  **10.9  --Employment Agreement, dated as of February 29, 1996, between T.K.G.
           Acquisition Corp. and Andrew B. Cogan.
  ++10.10 --Amendment to Employment Agreement, dated as of April 30, 1997, between the Company and Andrew B. Cogan.
  **10.11 --Stockholders Agreement (Common Stock and Preferred Stock), dated as of February 29, 1996, among T.K.G. Acquisition Corp., Warburg,
           Pincus Ventures, L.P., and the signatories thereto.
  **10.12 --Form of Stockholders Agreement (Restricted Shares), dated as of
           February 29, 1996, among T.K.G. Acquisition Corp., Warburg, Pincus
           Ventures, L.P. and the signatories thereto.
  **10.13 --Knoll, Inc. 1997 Stock Incentive Plan.
  **10.14 --Consulting Agreement, dated as of December 1, 1996, between
           Wolfgang Billstein and Knoll, Inc.
  ++10.15 --Form of Agreement, dated as of April 15, 1997, by and among the
           Company, Warburg, Pincus Ventures, L.P., NationsBanc Investment
           Corp. and the Investors named therein.
    11    --Statement Re: Computation of Earnings Per Share.
  **21    --Subsidiaries of the Registrant.
    23.1  --Independent Accountants' Consent of Price Waterhouse LLP.
    23.2  --Independent Accountants' Consent of Ernst & Young LLP.
   +23.3  --Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5).
    24    --Powers of Attorney (included on signature pages).

--------
  * Filed as an exhibit to the Company's Registration Statement on Form S-4 dated March 29, 1996.
 ** Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
 ++ Filed as an exhibit to the Company's Registration Statement on Form S-1
    (File No. 333-23399), which was declared effective by the Commission on May 9, 1997.
  + To be filed by amendment.

  (b) Financial Statement Schedules:

Schedule II--Valuation and Qualifying Accounts

  All other schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 25, 1997.

                                          KNOLL, INC.

                                                   /s/ Burton B. Staniar
                                          _____________________________________
                                          BY: BURTON B. STANIAR
                                          TITLE: CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

  We, the undersigned directors and officers of Knoll, Inc., do hereby severally constitute and appoint Burton B. Staniar, John H. Lynch, Douglas J. Purdom and Patrick A. Milberger, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments and including any subsequent registration statement for the same offering which may be filed under Rule 462(b) pursuant to the Securities Act of 1933, as amended) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                        TITLE                 DATE

        /s/ Burton B. Staniar          Chairman of the          September 25,
-------------------------------------   Board                        1997
          BURTON B. STANIAR

          /s/ John H. Lynch            President, Chief         September 25,
-------------------------------------   Executive Officer            1997
            JOHN H. LYNCH               and Director
                                        (Principal
                                        Executive Officer)

        /s/ Douglas J. Purdom          Chief Financial          September 25,
-------------------------------------   Officer (Principal           1997
          DOUGLAS J. PURDOM             Financial Officer)

              SIGNATURE                         TITLE                DATE

         /s/ Barry L. McCabe            Controller              September 25,
-------------------------------------    (Principal                  1997
           BARRY L. MCCABE               Accounting Officer)

         /s/ John W. Amerman            Director                September 25,
-------------------------------------                                1997
           JOHN W. AMERMAN

         /s/ Andrew B. Cogan            Director                September 25,
-------------------------------------                                1997
           ANDREW B. COGAN

         /s/ Robert J. Dolan            Director                September 25,
-------------------------------------                                1997
           ROBERT J. DOLAN

        /s/ Jeffrey A. Harris           Director                September 25,
-------------------------------------                                1997
          JEFFREY A. HARRIS

         /s/ Sidney Lapidus             Director                September 25,
-------------------------------------                                1997
           SIDNEY LAPIDUS

           /s/ Kewsong Lee              Director                September 25,
-------------------------------------                                1997
             KEWSONG LEE

       /s/ John L. Vogelstein           Director                September 25,
-------------------------------------                                1997
         JOHN L. VOGELSTEIN

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

            COLUMN A              COLUMN B   COLUMN C    COLUMN D    COLUMN E
            --------             ---------- ---------- ------------- ---------
                                            ADDITIONS
                                 BALANCE AT CHARGED TO                BALANCE
                                 BEGINNING  COSTS AND                AT END OF
          DESCRIPTION            OF PERIOD   EXPENSES  DEDUCTIONS(1)  PERIOD
          -----------            ---------- ---------- ------------- ---------
                                                (IN THOUSANDS)
VALUATION ACCOUNTS DEDUCTED IN
 THE CONSOLIDATED BALANCE SHEET
 FROM THE ASSETS TO WHICH THEY
 APPLY:
TEN MONTHS ENDED DECEMBER 31,
 1996:
  Allowance for doubtful
   accounts.....................   $5,838     $2,098      $2,223      $5,713
TWO MONTHS ENDED FEBRUARY 29,
 1996:
  Allowance for doubtful
   accounts.....................    5,790        159         210       5,739
YEAR ENDED DECEMBER 31, 1995:
  Allowance for doubtful
   accounts.....................    4,700      2,720       1,630       5,790
YEAR ENDED DECEMBER 31, 1994:
  Allowance for doubtful
   accounts.....................    2,162      3,636       1,098       4,700

--------
(1) Uncollectible accounts written off.

                                 EXHIBIT INDEX

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
     +1.1    --Form of U.S. Underwriting Agreement.
     +1.2    --Form of International Underwriting Agreement.
    ++3.1    --Amended and Restated Certificate of Incorporation of the
              Company.
    ++3.2    --Amended and Restated By-Laws of the Company.
    ++4      --Specimen of the Company's Common Stock Certificate.
     +5      --Opinion of Willkie Farr & Gallagher.
    *10.1    --Stock Purchase Agreement, dated as of December 20, 1995, by and between Westinghouse and TKG.
    *10.2    --Knoll, Inc. 1996 Stock Incentive Plan (formerly called
              the TKG 1996 Stock Incentive Plan).
    *10.3    --Indenture, dated as of February 29, 1996, by and among
              the Company, T.K.G. Acquisition Corp., T.K.G. Acquisition
              Sub, Inc., The Knoll Group, Inc., Knoll North America,
              Inc., Spinneybeck Enterprises, Inc. and Knoll Overseas,
              Inc., as guarantors, and IBJ Schroder Bank & Trust
              Company, as trustee, relating to $165,000,000 principal
              amount of 10.875% Senior Subordinated Notes due 2006,
              including form of Initial Global Note.
    *10.4    --Supplemental Indenture, dated as of February 29, 1996, by and among the Company, as successor to T.K.G. Acquisition
              Sub, Inc., the Guarantors (as defined therein), and IBJ
              Schroder Bank & Trust Company, as trustee, relating to
              $165,000,000 principal amount of 10.875% Senior
              Subordinated Notes due 2006, including form of Initial
              Global Note.
   **10.5    --Supplemental Indenture No. 2, dated as of March 14, 1997, by and among the Company, the Guarantors (as defined
              therein), and IBJ Schroder Bank & Trust Company, as
              trustee, relating to $165,000,000 principal amount of
              10.875% Senior Subordinated Notes due 2006, including form of Initial Global Note.
     10.6    --Credit Agreement, dated as of August 8, 1997, by and
              among the Company, as Administrative Agent, NationsBank,
              N.A., The Chase Manhattan Bank, as Documentation Agent and
              other lending institutions.
   **10.7    --Employment Agreement, dated as of February 29, 1996,
              between T.K.G. Acquisition Corp. and Burton B. Staniar.
   **10.8    --Employment Agreement, dated as of February 29, 1996,
              between T.K.G. Acquisition Corp. and John H. Lynch.
   **10.9    --Employment Agreement, dated as of February 29, 1996,
              between T.K.G. Acquisition Corp. and Andrew B. Cogan.
   ++10.10   --Amendment to Employment Agreement, dated as of April 30,
              1997, between the Company and Andrew B. Cogan.
   **10.11   --Stockholders Agreement (Common Stock and Preferred
              Stock), dated as of February 29, 1996, among T.K.G.
              Acquisition Corp., Warburg, Pincus Ventures, L.P., and the
              signatories thereto.
   **10.12   --Form of Stockholders Agreement (Restricted Shares), dated as of February 29, 1996, among T.K.G. Acquisition Corp.,
              Warburg, Pincus Ventures, L.P. and the signatories
              thereto.
   **10.13   --Knoll, Inc. 1997 Stock Incentive Plan.
   **10.14   --Consulting Agreement, dated as of December 1, 1996,
              between Wolfgang Billstein and Knoll, Inc.
   ++10.15   --Form of Agreement, dated as of April 15, 1997, by and
              among the Company, Warburg, Pincus Ventures, L.P.,
              NationsBanc Investment Corp. and the Investors named
              therein.
     11      --Statement Re: Computation of Earnings Per Share.
   **21      --Subsidiaries of the Registrant.
     23.1    --Independent Accountants' Consent of Price Waterhouse LLP.

 EXHIBIT NO.                        DESCRIPTION                         PAGE
 -----------                        -----------                         ----
     23.2    --Independent Accountants' Consent of Ernst & Young LLP.
    +23.3    --Consent of Willkie Farr & Gallagher (included in their
              opinion filed as Exhibit 5).
     24      --Powers of Attorney (included on signature pages).

--------
  * Filed as an exhibit to the Company's Form S-4 dated March 29, 1996.
 ** Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
 ++ Filed as an exhibit to the Company's Registration Statement on Form S-1
    (File No. 333-23399), which was declared effective by the Commission on May 9, 1997.
  + To be filed by amendment.